                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-65057


                                      MPI
                          Meadows Preservation, Inc.
                               Rescission Offer

              Offer to Refund $802,000 Of Pre-formation Advances
                                      or
                 Offer To Convert Pre-Formation Advances Into
                An Aggregate of 802 Shares of MPI Common Stock

     We are making this offering only to those owners of manufactured or mobile homes who lease lots located in The Meadows Mobile Home Park at 2555 PGA Boulevard, Palm Beach Gardens, Florida and who previously advanced money to our predecessor and who have not been refunded such advances.

     We are your homeowners' association for purposes of the Florida Mobile Home Act. We are a for-profit corporation which has succeeded by mergers to the not-for-profit homeowners' association to which homeowners advanced a total of $802,000, exclusive of $65,000 previously refunded and $6,000 converted into six shares of MPI common stock.

     Instead of accepting this refund, you can choose to have the money you advanced converted into shares of common stock of MPI, with each $1,000 you advanced converted into one share.

     Converting your advance into common stock involves certain risks. See "RISK FACTORS" beginning on page 10.

     Whether you choose to accept the refund or to convert your advance into shares of common stock, you will receive a payment of interest on the money you advanced at the rate of 10 percent per annum from December 16, 1997 until March 19, 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The officers and directors of MPI are making this offering to refund your advance or to convert your advance into common stock. They will not be paid for their efforts.


                     Prospectus dated February 12, 1999

                                     MPI
                           Meadows Preservation, Inc.

                          2,347 Shares of Common Stock

                                $1,000 per share

     We are making this offering only to the owners of manufactured or mobile homes who lease lots located in The Meadows Mobile Home Park at 2555 PGA Boulevard Palm Beach Gardens, Florida. The 2,347 shares offered include an aggregate, of 802 shares being offered to those homeowners who have previously advanced an aggregate of $802,000 to MPI's predecessor, exclusive of $65,000 previously refunded and $6,000 converted into six shares of common stock of MPI.


     We are your homeowners' association for purposes of the Florida Mobile Home Act. We are a general partner in a general partnership that will operate your mobile home park after this offering. No public market exists for shares of common stock of MPI and none will exist after this offering. This offer ends on March 19, 1999.

     Purchasing these shares of common stock involves certain risks. See "RISK FACTORS" beginning on page 10.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                             Per Share        Total
                                             ---------        -----
                                                       Minimum     Maximum
                                                       -------     -------
Offering Price to the Meadows Homeowners.... $1,000      0         $2,347,000
Underwriting discounts......................    0        0             0
Proceeds to MPI............................. $1,000      0         $2,347,000


     MPI is offering these shares to the Meadows Homeowners in Florida through Coastal Financial Security, Inc., a Florida registered broker-dealer acting as agent for MPI. Coastal Financial Security, Inc. is under no obligation to sell any of these shares. Coastal Financial Security, Inc. will not act as agent for any shares offered or sold outside of the State of Florida; an officer of MPI will offer and sell such shares. For its assistance in acting as agent for MPI, Coastal Financial Security, Inc. will receive a fee equal to the greater of:
(a) 1% of the proceeds of all shares sold in this offering, including those shares sold upon conversion of advances into shares of common stock pursuant to the rescission offer, or (b) $8,800.

                    Prospectus dated February 12, 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS SUMMARIZING THIS PROSPECTUS......................................    1

RISK FACTORS...........................................................................   10

EVENTS LEADING TO THIS OFFERING........................................................   17

THE RESCISSION OFFER...................................................................   20

THE OFFER..............................................................................   25

USE OF PROCEEDS........................................................................   25

CAPITALIZATION.........................................................................   27

DIVIDEND POLICY........................................................................   28

DESCRIPTION OF BUSINESS................................................................   28

DESCRIPTION OF PROPERTY................................................................   31

LEGAL PROCEEDINGS......................................................................   33

SUMMARY OF THE PARTNERSHIP AGREEMENT...................................................   33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..   47

MANAGEMENT.............................................................................   49

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS..............................   53

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS................................   54

DESCRIPTION OF SECURITIES..............................................................   65

PLAN OF DISTRIBUTION OF MPI COMMON SHARES..............................................   67

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....   69

LEGAL MATTERS..........................................................................   69

EXPERTS................................................................................   69

ADDITIONAL INFORMATION.................................................................   69

GLOSSARY...............................................................................   70

FINANCIAL STATEMENTS...................................................................  F-1

               QUESTIONS AND ANSWERS SUMMARIZING THIS PROSPECTUS

     THESE QUESTIONS AND ANSWERS SUMMARIZE AND HIGHLIGHT SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND WHAT OWNERSHIP OF MPI COMMON SHARES MEANS AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS INVOLVED, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. CAPITALIZED TERMS USED IN THIS PROSPECTUS ARE MORE FULLY DEFINED IN THE GLOSSARY ON PAGE 70.

Q-1.  WHAT IS MPI?

A-1. MPI is Meadows Preservation, Inc., a for-profit, stock corporation organized under the laws of Florida. Its offices are located at 2555 PGA Boulevard, Palm Beach Gardens, Florida 33410. Its telephone number is (561) 626-0888. MPI is the successor, by mergers, to Meadows Preservation Inc., a Florida non-stock, non-profit membership corporation. It is both the owner of The Meadows Mobile Home Park, 2555 PGA Boulevard, Palm Beach Gardens, Florida, and the homeowners' association for the Park for purposes of the Florida Mobile Home Act. All of the funds needed to purchase the Park were loaned by an affiliate of Blue Ribbon Communities Limited Partnership ("BRC"). MPI is
                                                           ---
committed to contributing the beneficial interest in the Park and all proceeds of this offering to a general partnership formed by MPI and BRC to operate the Park.

Q-2.  WHAT IS THE PARK?

A-2. The Park is The Meadows Mobile Home Park, which comprises fifty-five acres of land currently used as a mobile home park, located at 2555 PGA Boulevard, Palm Beach Gardens, Florida, 33410.

Q-3.  WHO ARE THE MEADOWS HOMEOWNERS?

A-3. The Meadows Homeowners are the owners of manufactured or mobile homes who lease lots located in the Park.

Q-4.  WHY WAS MPI ORGANIZED?

A-4. MPI's predecessor, Meadows Preservation, Inc., a non-stock, not-for-profit, membership corporation ("MPI-1") was organized under the laws of Florida
                                 -----
to be the homeowners' association for the Park. All Meadows Homeowners were eligible to become members and any Meadows Homeowner who consented in writing to become a member and paid $1.00 for a membership certificate automatically became a member. As a non-stock, not-for-profit membership corporation, MPI-1 was unable to offer stock to its members, the Meadows Homeowners. MPI was organized as a for-profit, stock corporation in order to permit the members of MPI-1 to become shareholders. MPI-1 then merged into MPI through a series of mergers.

Q-5.  WHAT IS MPI'S PURPOSE?

A-5. MPI is the homeowners' association for purposes of the Florida Mobile Home Act and is one of two general partners in the Partnership. MPI will transfer the Beneficial Interest in the Park to the Partnership but will continue to own the record title to the Park and will operate the Park through the Partnership.

Q-6.  WHAT IS THE PARTNERSHIP?

A-6. The Partnership is The Meadows Resort Partnership, a general partnership formed by agreement between MPI and BRC (the "Partnership Agreement"). The
                                              ---------------------
Partnership will own 100% of the Beneficial Interest in the Park and operate the Park following this offering. Interests in the Partnership initially will be comprised of 4,708 partnership units, which are fractional shares of an ownership interest in the Partnership.

Q-7.  WHAT DOES IT MEAN TO OWN THE BENEFICIAL INTEREST IN THE PARK?

A-7. The Beneficial Interest is the economic benefit arising from ownership of real estate, as distinguished from the "record interest," or "legal title" to property. MPI, as successor to MPI-1, currently owns both the "Beneficial" and "record" interests in the Park. MPI has agreed to contribute all of the funds raised in this offering and the Beneficial Interest in the Park to the Partnership, but will continue to be the record owner of the Park. As the record owner, MPI will own the record interest to the Park, but all rights with respect to the Park, such as the right to collect rent from tenants and the right to the proceeds from any sale of the Park, will belong to the Partnership. The Partnership will be treated as owner of the Park for Federal income tax purposes.

Q-8.  HOW MANY PARTNERSHIP UNITS WILL MPI OWN?

A-8. Upon formation of the Partnership, MPI and BRC each agreed to contribute $1,000 to the Partnership for which they will receive one partnership unit. MPI will also contribute to the Partnership all of the proceeds of this offering, and the $7,000 previously received by MPI in the sale of seven MPI common shares to the directors of MPI, in exchange for partnership units. The partnership units will be divided between MPI and BRC, but the number of partnership units to be issued to MPI will not exceed 50 percent of all of the partnership units and the number of partnership units to be issued to BRC will not be less than 50 percent of all of the partnership units. The maximum number of partnership units that may initially be issued will not exceed 4,708. Accordingly, the maximum number of partnership units that may initially be issued to MPI will not exceed 2,354 and the minimum number of partnership units that may initially be issued to BRC will not be less than 2,354. MPI will contribute to the Partnership all of the proceeds of this offering. The number of partnership units that will be issued by the Partnership to MPI will equal the total amount contributed by MPI to the Partnership (which will not exceed $2,354,000), divided by $1,000.

Q-9.  WHO ELSE WILL OWN PARTNERSHIP UNITS?

A-9. BRC. MPI and BRC are the only partners in the Partnership. BRC will purchase all partnership units not purchased by MPI.

Q-10. WHAT RIGHTS AND OBLIGATIONS DOES MPI HAVE AS A GENERAL PARTNER OF THE PARTNERSHIP?

A-10. As a general partner of the Partnership, MPI has the right to share in any profits of the Partnership and, unless any creditors of the Partnership agree otherwise, is liable for the debts and other obligations of the Partnership.

Q-11.  WHAT WILL MPI PAY FOR ITS PARTNERSHIP UNITS?

A-11. MPI will contribute all of the proceeds of the offering, and $7,000 MPI received from the sale of seven MPI common shares to the directors of MPI, to the Partnership in return for partnership units, as described in the answer to Question 8, at the rate of $1,000 for each partnership unit.

Q-12.  WHAT WILL BRC PAY FOR ITS PARTNERSHIP UNITS?

A-12. BRC will contribute $1,000 for each partnership unit it acquires from the Partnership. In addition, BRC will contribute $2,256,000 to the Partnership for which BRC may in the future receive additional partnership units if lots in the Park that are unoccupied as of the date of the Partnership Agreement are leased to tenants. Some or all of these additional partnership units issued to BRC may be sold to MPI. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Unoccupied Lots -
- Issuance of Additional Partnership Units to BRC.") To the extent that BRC does not receive additional partnership units on account of this $2,256,000 contribution, BRC will have a priority right to receive that portion of this contribution for which it did not receive additional partnership units, without interest, out of Partnership distributions of net capital proceeds or upon liquidation of the Partnership.

       BRC has also agreed to contribute an additional $200,000 to pay for the cost of certain capital improvements to the Park. BRC will not be issued additional partnership units on account of this additional contribution but this amount will be credited to BRC's partnership capital account. In addition, BRC will pay $100,000 to MPI, a portion of which shall be applied by MPI to pay interest to Meadows Homeowners who advanced funds to MPI-1.

Q-13.  WHO WILL MANAGE THE PARK?

A-13.  MHC Management Limited Partnership ("MHC Management"), a limited
                                            --------------
partnership that, like BRC, is owned by MHC and its affiliates, currently manages the Park for MPI. Upon MPI's contribution of the Beneficial Interest in the Park to the Partnership, MHC Management will continue to manage the Park.

Q-14. WHAT FEES WILL BE PAID TO BRC AND/OR ITS AFFILIATES FOR SERVICES IN ACQUIRING AND MANAGING THE PARK?

A-14. The management agreement to be entered into between the parties will provide that the Partnership will pay MHC Management a management fee of four percent of gross revenues from the Park. Based on gross annual revenues of approximately $1.4 million (299 lots rented at a current average annual rent of $4,704 per lot), the management fee will initially amount to approximately $56,000 per year. The Partnership will pay BRC or one of its affiliates a fee of one percent of the gross revenues from the Park for any period of time that neither BRC nor any of its affiliates is employed as the manager of the Park. At the current occupancy and rental rates, such fee would equal approximately $14,000 per year. Also, the Partnership will pay BRC or one of its affiliates a one-time placement fee of $120,000 and will reimburse BRC and its affiliates for all legal fees and expenses paid by BRC in connection with or relating to this offering, including the fee to Coastal Financial Security, Inc. for acting as sales agent in this offering, the MPI-1 corporate restructuring, the acquisition and financing of the Park, the structuring and documentation of the Partnership and the Penn Florida Realty LP lawsuit referred to on page 33. These fees and expenses are estimated to total approximately $468,000. MPI will also pay interest under the loan MPI received from BRC's affiliate to purchase the Park, to the extent of the cash available to MPI from the net operating income of the Park through the date MPI transfers the Beneficial Interest in the Park to the Partnership. The Partnership will pay to BRC's affiliate any balance in such interest remaining after MPI pays such amount. As of September 30, 1998, this balance in interest amounted to approximately $100,000.

Q-15. HOW WILL PROFITS, LOSSES AND CASH DISTRIBUTIONS OF THE PARTNERSHIP BE SHARED BY MPI AND BRC?

A-15. Generally, profits earned and losses incurred by the Partnership in owning and operating the Park will be shared by MPI and BRC in proportion to the number of partnership units owned by each of them. If all 2,347 of the MPI common shares offered by this Prospectus are sold, BRC and MPI will each own approximately 50 percent of the partnership units. If MPI sells fewer than 2,347 of the MPI common shares in this offering, it will have less to contribute to the Partnership and will receive fewer partnership units. For example, assume MPI sells only 750 MPI common shares, including the seven MPI common shares already outstanding. Since each $1,000 contributed to the Partnership by MPI, including the $7,000 received by MPI from the sale of the seven MPI common shares already outstanding, will give it initially a 1/4708 percentage interest in the Partnership, $750,000 invested in the Partnership will initially result in 750/4708 or approximately a 16 percent interest in the Partnership and 16 percent of the profits and losses of the Partnership. Cash distributions from operations, if any, from the Partnership will also be made to the partners in accordance with each partner's percentage interest.

QUESTIONS 16 THROUGH 22 RELATE TO THOSE MEADOWS HOMEOWNERS WHO ADVANCED AN AGGREGATE OF $802,000 TO MPI-1, EXCLUSIVE OF $65,000 PREVIOUSLY REFUNDED AND $6,000 CONVERTED TO MPI COMMON SHARES.


Q-16.  WHAT HAPPENED TO THE MONEY I ADVANCED TO MPI-1?

A-16. Between December 1, 1997 and December 16, 1997, some of the Meadows Homeowners advanced an aggregate of $802,000 to MPI-1, exclusive of $65,000 refunded at the request of some of the advancing homeowners and $6,000 converted into MPI common shares, in order to assist in purchasing the Park. These advances were placed into an interest-bearing bank account at NationsBank.

Q-17.  WHAT IS THE RESCISSION OFFER?

A-17. The Rescission Offer is an offer by MPI to return all advances to the Meadows Homeowners who made such advances to MPI-1 (and who have not already received a refund) . If you advanced funds, you will be refunded your advance unless you reject the Rescission Offer and elect to convert your advance into MPI common shares in accordance with this Prospectus.

Q-18.  WHY IS MPI OFFERING TO RETURN THE MONEY I ADVANCED TO MPI-1?

A-18. Your advance was obtained without registration under the Securities Act of 1933 or the securities laws of any state. The receipt of advances by MPI-1 may have inadvertently violated the registration and antifraud provisions of the Federal and state securities laws. The possible existence of these violations has prompted the making of the Rescission Offer. It is the position of MPI that whether you reject the Rescission

Offer and elect to receive MPI common shares or your advance is returned to you with interest, you will no longer be able to assert a claim against MPI relating to any advance made by you to MPI-1. (See "THE RESCISSION OFFER -- Reason For the Rescission Offer").

Q-19.  WHAT HAPPENS IF I ACCEPT THE RESCISSION OFFER?

A-19. If you accept the Rescission Offer, MPI will refund your advance to you out of its interest-bearing bank account at NationsBank, with interest at the rate of 10 percent per annum, the legal rate of interest in Florida, from December 16, 1997 until March 19, 1999. You will not be issued any MPI common shares on account of your advance.

Q-20.  HOW DO I ACCEPT THE RESCISSION OFFER AND RECEIVE A REFUND OF MY ADVANCE?

A-20. To accept the Rescission Offer, you need do nothing. You will automatically be deemed to have accepted the Rescission Offer unless you affirmatively reject it.

Q-21.  WHAT HAPPENS IF I DON'T RESPOND TO THE RESCISSION OFFER?

A-21. If you do not respond to the Rescission Offer, you will automatically be deemed to have accepted the Rescission Offer and MPI will refund the entire amount of your advance, together with interest at the rate of 10 percent per annum as provided above.

Q-22. HOW DO I REJECT MPI'S RESCISSION OFFER AND CONVERT MY ADVANCE INTO MPI COMMON SHARES?

A-22. If you decide to use the advance you previously made to buy MPI common shares, you must affirmatively reject the Rescission Offer. To reject the Rescission Offer, you must complete and sign the Subscription Agreement enclosed with this Prospectus, and send it to MPI at 2555 PGA Boulevard, Palm Beach Gardens, FL 33410, so that it is received by March 19, 1999. If this Subscription Agreement is received by MPI by March 19, 1999, MPI will convert your advance into a number of MPI common shares equal to the total amount of your advance, divided by $1,000, and will issue that number of MPI common shares to you. In addition, you will receive interest on your advance at the rate of 10 percent per annum from December 16, 1997 until March 19, 1999.

Q-23.  WHO CAN BUY THE MPI COMMON SHARES OFFERED BY THIS PROSPECTUS?

A-23. Only Meadows Homeowners are eligible to buy the MPI common shares offered by this Prospectus (the "Offer").
                                 -----

Q-24.  WHAT IS THE COST OF AN MPI COMMON SHARE?

A-24.  In this Offer, each MPI common share costs $1,000.

Q-25.  HOW MANY MPI COMMON SHARES CAN I BUY?

A-25. You may purchase as many MPI common shares as you like. However, if the Meadows Homeowners collectively subscribe (either by rejecting the Rescission Offer or by subscribing for MPI common shares pursuant to this Prospectus) for more than 2,347 MPI common shares, each Meadows Homeowner who subscribes for MPI common shares will receive a proportionately reduced number of MPI common shares and a refund of the extra purchase price paid. For example, if you subscribe for 8 MPI common shares at a cost of $8,000 and the Meadows Homeowners collectively subscribe for 2600 MPI common shares, including the seven MPI common shares already outstanding, you will receive 8 x 2,354/2,600 = 7.24 or 7 MPI common shares (rounding to the nearest whole number), plus a refund of $1,000.

Q-26.  CAN I BUY MPI COMMON SHARES IF I DIDN'T ADVANCE ANY MONEY TO MPI-1?

A-26. Yes, if you are the owner of a manufactured or mobile home who leases a lot located in the Park, you are a Meadows Homeowner and are eligible to purchase MPI common shares, regardless of whether you advanced funds to MPI-1.

Q-27.  HOW DO I PURCHASE MPI COMMON SHARES?

A-27. If you advanced funds to MPI-1 and wish to apply those funds to the purchase of MPI common shares, you must complete and sign the Subscription Agreement enclosed with this Prospectus and send it to MPI at 2555 PGA Boulevard, Palm Beach Gardens, FL 33410. MPI MUST RECEIVE YOUR SIGNED SUBSCRIPTION AGREEMENT BY MARCH 19, 1999. To purchase additional MPI common shares or, if you have not advanced funds, to purchase MPI common shares, you must complete the Subscription Agreement to indicate the total number of MPI common shares you wish to purchase. You must then sign the Subscription Agreement and send it, together with payment of $1,000 for each MPI common share that you want to purchase, to MPI at 2555 PGA Boulevard, Palm Beach Gardens, FL 33410. The Offer expires on March 19, 1999. MPI must receive your signed Subscription Agreement and payment of the purchase price, where applicable, by March 19, 1999.

Q-28. WHAT ON-GOING PAYMENT(S) WILL I BE OBLIGATED TO MAKE AS AN MPI COMMON SHAREHOLDER?

A-28. Once you have converted your advance and/or paid your purchase price for any MPI common shares, you will not have to make any other payments to MPI.

Q-29.  WHAT WILL I OWN IF I PURCHASE MPI COMMON SHARES?

A-29. You will own an interest in MPI, which is a general partner of the Partnership. As the owner of MPI common shares, you will indirectly own an interest in the Partnership. MPI will contribute the purchase price of each MPI common share sold pursuant to this offer to the Partnership and, in exchange, receive one partnership unit for each MPI common share sold. Initially, a partnership unit will represent a 1/4708 share of ownership in the Partnership. Because the Partnership will own the Beneficial Interest in the Park, owning MPI common shares will result in owning an indirect ownership interest in the Park.

Q-30.  CAN MY INTEREST IN THE PARTNERSHIP AND IN THE PARK CHANGE?

A-30. Yes. Because additional partnership units may be issued by the Partnership and also because the number of MPI common shares issued to the Meadows Homeowners may change, your indirect share of ownership in the Partnership and in the Park may increase or decrease.

Q-31.  ARE THERE ANY RISKS INVOLVED WITH PURCHASING MPI COMMON SHARES?

A-31. There are a number of risks associated with the purchase of MPI common shares. You should carefully read the "RISK FACTORS" commencing on page 10 for a description of these risks.

Q-32.  HOW MANY MPI COMMON SHARES ARE FOR SALE?

A-32. MPI is offering to sell a maximum of 2,347 MPI common shares. This means that after this offering, the Meadows Homeowners can own in the aggregate no more than 2,354 MPI common shares since there currently are seven MPI common shares outstanding.

Q-33.  WHAT PRICE WAS PAID FOR THE MPI COMMON SHARES CURRENTLY OUTSTANDING?

A-33. The purchasers paid $1,000 per share for these shares (one share was issued in exchange for a share of Class A common stock of MPI Three, Inc. which had been issued for $1,000).

Q-34. WHAT WILL MPI DO WITH THE MONEY IT RECEIVES FROM THE SALE OF MPI COMMON SHARES?

A-34. MPI will contribute the total proceeds from the sale of MPI common shares received in this offering to the Partnership in exchange for partnership units.

Q-35.  WILL I RECEIVE ANY RETURN ON ANY MPI COMMON SHARES THAT I PURCHASE?

A-35. Returns cannot be guaranteed. To the extent that MPI receives distributions from the Partnership and, after paying its expenses and taxes, elects to distribute any excess cash flow to MPI common shareholders, you will receive a return on your investment. There can, of course, be no assurance that the Partnership will be profitable or that it will be able to make distributions to MPI and BRC. Even if it does make distributions to MPI and BRC, there can be no assurance that MPI will make distributions to MPI common shareholders after it pays its expenses and applicable taxes, or, if it does make distributions, that such distributions will be in any particular amount.

Q-36.  WHAT ARE MY RIGHTS AS AN MPI COMMON SHAREHOLDER?

A-36. As an MPI common shareholder, you will have one vote for each MPI common share you own. MPI's Articles of Incorporation also authorize MPI to issue MPI preferred stock. Only Meadows Homeowners may own MPI preferred stock. and only one share of MPI preferred stock may be issued per lot occupied in the Park. Former members of MPI-1 automatically were issued one share of MPI preferred stock in MPI's corporate reorganization. The MPI common shareholders will vote with the MPI preferred shareholders, who have one-fortieth of a vote for each share of preferred stock they own. The MPI common and preferred shareholders voting as a group have the right to elect MPI's Board of Directors and to vote on all other issues submitted to the MPI shareholders by MPI's Board of Directors. The MPI common shareholders have the right to receive all cash distributions if declared by the Board of Directors, except that upon liquidation of MPI, the MPI preferred shareholders have a one time priority right to receive $25 for each share of MPI preferred stock they own. (See "DESCRIPTION OF SECURITIES").

Q-37. MUST I OWN MPI COMMON SHARES OR MPI PREFERRED STOCK TO BE A MEADOWS HOMEOWNER?

A-37. No. Meadows Homeowners are under no obligation whatsoever to purchase MPI common shares, nor must Meadows Homeowners own preferred stock in order to lease a lot in the Park.

Q-38.  CAN I SELL MY MPI COMMON SHARES IF I NO LONGER WANT THEM?

A-38. You may sell your MPI common shares, but there are a limited number of persons to whom you may sell them. There is no public market for MPI common shares and none is likely to develop because, until the Partnership is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI, only Meadows Homeowners (and MPI) may own MPI common shares. Until the Partnership is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI, if you decide to sell your MPI common shares, you can sell them ONLY to another Meadows Homeowner or to MPI, and you will have the conditional right to require MPI to buy your MPI common shares at a price determined by applying a formula. This right is conditional because such right may not be exercised if MPI is prohibited from purchasing your shares by the Florida Business Corporation Act and MPI's Articles of Incorporation. Both that act and MPI's Articles of Incorporation prohibit corporations from acquiring their own shares or otherwise making a distribution to shareholders if doing so would cause the corporation to be unable to pay its debts as they come due in the usual course of business, or such distribution would cause the corporation to become insolvent. Provisions of the Florida Business Corporation Act will also prohibit MPI from buying your MPI common share if any shares of MPI preferred stock are outstanding and your MPI common share is the only MPI common share outstanding. ALSO, EVEN IF MPI MAY PURCHASE YOUR MPI COMMON SHARES, THE PRICE WHICH MPI WOULD BE REQUIRED TO PAY MAY BE LESS THAN THE $1,000 YOU WILL PAY FOR EACH MPI COMMON SHARE. Any right you may have to sell your MPI common shares to MPI will terminate at such time as the Partnership between MPI and BRC is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call Right" and "DESCRIPTION OF SECURITIES").

Q-39.  WHAT HAPPENS IF I SELL MY HOME IN THE PARK OR MOVE IT OUT OF THE
PARK?

A-39. If you relocate your manufactured or mobile home outside the Park, or if you sell it, you are required to sell all of the MPI common shares that you own either to: (1) the person who buys your home or rents the lot on which your home was located; (2) another Meadows Homeowner; or (3) MPI. As outlined in the answer to Question 38, until the Partnership is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI, you will have the same conditional right to require MPI to buy your MPI common shares as reflected in the answer to Question 38. Also, subject to the provisions of the Florida Business Corporation Act and MPI's Articles of Incorporation, MPI will have the right to buy all of your MPI common shares at this same formula price if you fail to sell your MPI common shares by the date on which you sell or relocate your home. MPI's right to purchase your MPI common shares will terminate when the Partnership between

MPI and BRC is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call Right" and "DESCRIPTION OF SECURITIES").

Q-40.  WHAT HAPPENS IF MPI DOES NOT HAVE THE MONEY TO BUY MY MPI COMMON
SHARES?

A-40. If MPI is required to purchase your MPI common shares, MPI has the right to require BRC to purchase such number of MPI's partnership units as is necessary to pay the purchase price of your MPI common shares, exclusive of any taxes that MPI may be required to pay as a result of the sale of partnership units. There can be no assurance that BRC will always have enough funds available to purchase MPI's partnership units, or that, after such purchase, MPI will be permitted by the Florida Business Corporation Act and MPI's Articles of Incorporation to purchase your MPI common shares or, even if it is so permitted, that it will have enough cash to pay for your MPI common shares. MPI's sale of partnership units to BRC may result in taxable gain to MPI. MPI's payment of any such tax liability will reduce MPI's ability to purchase your MPI common shares and to make distributions to MPI common shareholders.

Q-41.  WHAT HAPPENS TO MY MPI COMMON SHARES WHEN I DIE?

A-41. If you own MPI common shares at the time of your death, ownership of those MPI common shares will pass to your estate and ultimately to your heirs or other beneficiaries under your will. To maintain ownership of these MPI common shares, the person who owns the MPI common shares must also own your home or another home and lease a lot located in the Park. If at any time they do not own a home and lease a lot located in the Park, they will be required to sell the MPI common shares to another Meadows Homeowner or to MPI. Until the Partnership is terminated or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI, they will have the same conditional right to require MPI to buy the MPI common shares as you would have, as reflected in the answer to Question 38, and MPI will have the right to buy all of the MPI common shares at the formula price as outlined in the answer to Question 39. These rights are limited by the Florida Business Corporation Act and MPI's Articles of Incorporation. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call Right" and "DESCRIPTION OF SECURITIES").

Q-42.  HOW LONG WILL THE PARK REMAIN A MANUFACTURED HOME COMMUNITY?

A-42. The Partnership Agreement provides that while the Partnership exists, the Park will be used as a mobile home park or manufactured home community unless otherwise agreed by both MPI and BRC. In addition, even if the Partnership is liquidated before the tenth anniversary of January 1, 2000, the Park will nonetheless remain a mobile home park or manufactured home community until the tenth anniversary of January 1, 2000, unless causes beyond the control of MPI and BRC, such as zoning changes or condemnation, require otherwise. There is no assurance that the Park will remain a manufactured home community if the Partnership is liquidated after January 1, 2010.

                                 RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING MPI COMMON SHARES.

1.   THERE WILL BE LIMITED PUBLIC INFORMATION AVAILABLE ABOUT MPI
     ------------------------------------------------------------

     There are only 377 lots in the Park available to be rented and, currently, only 299 lots are occupied. Meadows Homeowners who own their homes in the Park jointly with one or more other persons will be considered one homeowner, however, and MPI common shares will be issued to them jointly. Therefore, at least initially, in all likelihood there will not be more than 299 MPI common shareholders, which means that MPI would not be subject to the reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"). Accordingly, even if you and other Meadows
              ------------
Homeowners purchase all of the common shares offered by this Prospectus, MPI will probably not be required to file periodic reports with the Securities and Exchange Commission in 2000 and subsequent years. While MPI intends to provide annual reports containing unaudited financial statements to its MPI common shareholders, the information contained in these reports will not be as extensive as it would be if MPI were subject to the reporting requirements of the Exchange Act.

2.   NEITHER MPI NOR THE PARTNERSHIP HAS ANY OPERATING HISTORY AND MPI HAS
     ---------------------------------------------------------------------
     INCURRED SUBSTANTIAL LOSSES
     ---------------------------

     MPI was organized in June 1998 and has not previously engaged in any business activity. Its predecessor, MPI-1, was organized in 1988 for the purpose of serving as the homeowners' association for the Park for purposes of the Florida Mobile Home Act and, until it acquired the Park in December 1997, never engaged in any other business activity. MPI's directors and officers are unpaid volunteers who have limited experience in managing mobile home parks and neither MPI nor the Partnership is expected to have any full time employees. As of September 30, 1998, MPI had a negative owners' equity of minus $271,088. There can be no assurance that MPI or the Partnership will be profitable.

3.   THERE ARE RISKS IN OWNING MOBILE HOME PARKS
     -------------------------------------------

     All investments in real property, including mobile home parks, are subject to some degree of risk, including the risk of adverse changes in general economic and local conditions. These risks include excessive building resulting in an oversupply of manufactured or mobile home spaces and/or alternative housing or a decrease in employment indirectly reducing demand for such spaces. Also, prospective tenants may find the Park less attractive due to aging facilities or for other unknown reasons. Other factors you should consider include: possible adverse changes in property values; zoning laws; Federal and local rent controls; other laws and regulations and real property tax rates; competition by other existing or new parks which may have greater financial or other resources and the ability of the Partnership to provide for adequate maintenance and supervision of the Park. Investment in residential property involves other unpredictable contingencies, including, but not limited to, the availability and price of fuel and electricity for heating and cooking and transportation. In addition, the most common purchasers of manufactured or mobile homes are younger, first-time buyers and retirees. Because of their often limited income, these tenants of the Park may pose a risk of defaulting on their rent obligations, resulting in losses to the Partnership and, ultimately, losses to you as an MPI common shareholder.

4.   REGULATIONS GOVERNING MOBILE HOME PARKS COULD CHANGE
     ----------------------------------------------------

     The Florida Mobile Home Act regulates mobile home parks in Florida, and such parks are the subject of substantial attention in the Florida legislature. Changes or additions to the

Florida Mobile Home Act may be introduced after the date of this offering that could adversely impact the Park or the Partnership.

5.   MPI MAY NOT BE ABLE TO REFINANCE THE LOAN FROM MHC LENDING
     ----------------------------------------------------------

     The existing loan obtained by MPI-1 from MHC Lending Limited Partnership ("MHC Lending") to finance the acquisition of the Park is due and payable on
  -----------
April 30, 1999. It is anticipated that BRC will refinance the portion of this loan that will not be repaid out of capital contributions to the Partnership. However, no commitment has yet been obtained to provide a loan for such refinancing and it may not be possible to refinance the loan on terms satisfactory to MPI and BRC while the lawsuit against MPI is pending. (See "LEGAL PROCEEDINGS"). No assurance can be given that replacement financing will be available or that, if available, it will be available on terms that permit the Partnership to operate on a profitable basis. (See "DESCRIPTION OF BUSINESS Management of the Partnership.")

6.  MPI WILL BE DEPENDENT ON DISTRIBUTIONS FROM THE PARTNERSHIP
    -----------------------------------------------------------

    MPI will have no material income-producing assets or activities other than from its partnership units. This means that MPI will be entirely reliant on distributions from the Partnership to make distributions to MPI common shareholders and if those distributions decrease or cease, MPI common shareholders may receive smaller or no distributions in the future. The Partnership will be required to distribute up to $2,256,000 to BRC before making any distributions to MPI to the extent that these funds are generated through sales or refinancings of Partnership property or through other extraordinary events. Even if MPI receives distributions from the Partnership, MPI's Board of Directors, in its discretion, may choose not to distribute such cash or any part of it that may be left after payment of costs and expenses, including taxes, and thus may make no cash distributions to MPI common shareholders.

7.   MPI'S COSTS AND EXPENSES WILL REDUCE CASH DISTRIBUTIONS TO MPI COMMON
     ---------------------------------------------------------------------
     SHAREHOLDERS
     ------------

     BRC has agreed to advance all costs and expenses incurred in connection with this offering. Because the Partnership will reimburse BRC for these costs and expenses, a pro rata portion of such expenses will ultimately be paid out of funds contributed to the Partnership by MPI and BRC. In addition, MPI is responsible for all of its other costs and expenses. These other costs and expenses will include: legal, accounting and other professional service fees; Federal, state and local taxes; and insurance and other administrative costs. MPI will use the distributions it receives from the Partnership to finance these costs and expenses, directly reducing the amount of distributions, if any, that might otherwise be paid to MPI common shareholders.

8.   MPI COMMON SHAREHOLDERS WILL BE SUBJECT TO DOUBLE TAX ON   INCOME EARNED BY
     ---------------------------------------------------------  ----------------
     THE PARTNERSHIP
     ---------------

     MPI, as a general partner of the Partnership, will be subject to United States Federal income tax at a rate of up to 35 percent and Florida franchise tax at a rate of up to 5.5 percent on its share of Partnership income. In addition, MPI common shareholders will be subject to United States Federal income tax on all distributions they receive from MPI, to the extent of MPI's "earnings and profits," generally as ordinary income at rates up to 39.6 percent. (See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.")

9.   ANNUAL RENT INCREASES MAY BE DISPUTED BY MEADOWS HOMEOWNERS
     -----------------------------------------------------------


     All tenants of lots in mobile home parks in Florida, including Meadows Homeowners, have certain statutory rights under the Florida Mobile Home Act with respect to rent increases. Under the Florida Mobile Home Act, a mobile home park owner must give each tenant in a mobile home park 90 days' notice of a proposed rent increase. If a majority of the affected tenants agree, they can insist on mediation or arbitration of proposed rental increases and, if the parties do not agree that the decision made in any such mediation or arbitration will be binding, the tenants may thereafter file an action opposing the rent increase in the circuit court. For the first ten years of the Partnership's existence, subject to applicable law and the provisions of the Park's prospectuses (rental agreements), the Partnership plans to increase rent payable by Meadows Homeowners at the rate of five percent or, if higher, the annual percentage increase in the "Consumer Price Index for All Urban Consumers, All Items" prepared by the Bureau of Labor Statistics of the United States Department of Labor. BRC and MPI may, however, jointly agree to change the amount of any rental increase. It is possible that the Meadows Homeowners, especially those who are not MPI common shareholders, may challenge the proposed or any other rental increases. To the extent that any such challenge is successful, the Partnership's revenues would be less than expected, thereby reducing the cash available for distribution by the Partnership to MPI and, in turn, the amount of distributions from MPI to the MPI common shareholders.

10.  TENANT VACANCIES IN THE PARK WILL ADVERSELY AFFECT PARTNERSHIP INCOME
     -----------------------------------------------------------------------


     Approximately 78 of the lots in the Park have been vacant for over 17 years. This vacancy history indicates that it may take substantial time to find a replacement tenant for any existing Meadows Homeowner who moves out of the Park. The loss of a tenant will reduce the Partnership's income and, thus, the cash distributions MPI can make to the MPI common shareholders.

11.  CAPITAL EXPENDITURES MAY ADVERSELY AFFECT PARTNERSHIP INCOME
     ------------------------------------------------------------


     From time to time, capital expenditures may be required to pay for renovations and improvements to the Park. To the extent such expenditures are not payable by tenants, the Partnership will be required to use a portion of the Park's income to pay for the expenditures, directly reducing distributions to MPI, and, in turn, any distributions that might otherwise be made to the MPI common shareholders.

12.  YOUR INDIRECT INTEREST IN THE PARTNERSHIP AS AN MPI COMMON SHAREHOLDER
     ----------------------------------------------------------------------
     MAY BE REDUCED BY THE ISSUANCE OF ADDITIONAL PARTNERSHIP UNITS TO BRC
     ---------------------------------------------------------------------


     Under the terms of the Partnership Agreement, BRC will make a supplemental capital contribution of $2,256,000 on account of the lots in the Park that are not occupied by tenants as of the date of the Partnership Agreement (collectively, "Unoccupied Lots"). BRC will not receive partnership units in
                ---------------
exchange for this contribution unless and until these lots are leased by new tenants. At that time, additional partnership units will be issued to BRC (for no additional payment by BRC) based on the value of the newly leased lot and the value of the partnership units at the time of leasing, as determined by a pre-set formula. MPI will have the right to buy BRC's additional partnership units in certain circumstances, but only if, and to the extent that, the new tenant buys MPI common shares. If the new tenant does not purchase all of the MPI common shares available to be purchased by such new tenant, then MPI's interest in the Partnership will decrease, and the proportionate indirect ownership in the Partnership of each MPI common shareholder will decrease, thereby reducing such MPI common shareholder's percentage of any cash distributions made by the Partnership. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Unoccupied Lots -- Issuance of Additional Partnership Units to BRC.")

13.  CHANGE IN USE OF THE PARK IS RESTRICTED
     ---------------------------------------

     During the term of the Partnership Agreement, the use of the Park as a mobile home park may not be changed without the approval of BRC and MPI. The Partnership Agreement also provides that if the Partnership is liquidated before the tenth anniversary of the date of the Partnership Agreement, MPI and BRC will record a restrictive covenant against the title to the Park prohibiting any change of use as a mobile home park through the tenth anniversary of the date of the Partnership Agreement (unless such changes are required for reasons outside MPI's and BRC's control). These restrictions may adversely impact the value of your investment because the Park cannot be used for any purpose other than as a mobile home park through the tenth anniversary of the date of the Partnership Agreement.

14.  MPI SHAREHOLDERS WILL HAVE NO DIRECT RIGHT TO MAKE DECISIONS REGARDING THE
     --------------------------------------------------------------------------
     PARK
     ----

     MPI will act as the MPI shareholders' representative in all Partnership decisions with respect to the operation and ownership of the Park. Because MPI is a corporation, the decisions made on its behalf will be made by the Board of Directors of MPI or the officers of MPI. Although each of the directors has been or will be elected by MPI's shareholders, MPI's officers and directors may have little or no experience in managing mobile home parks. This may affect their ability to make the best decisions on behalf of MPI. In addition, because each of the officers and directors of MPI will also be a Meadows Homeowner, they may have a conflict of interest in making decisions in the interest of all of MPI's shareholders.

15.  THE PARTNERS MAY INCUR ENVIRONMENTAL LIABILITY FROM THE PARK
     ------------------------------------------------------------

     Under various Federal, state and local environmental laws, ordinances, regulations and common law, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws, ordinances and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. MPI is not aware of any material violations of currently applicable environmental laws or regulations with respect to the Park. However, no extensive environmental investigation of the Park has been undertaken and there can be no assurance that violations have not occurred and will not occur in the future, or that more stringent laws and regulations will not be enacted in the future. The Partnership could suffer material adverse consequences, which, in turn, could adversely affect the value of your investment in MPI or the amount of any distributions to you.


16.  YOU MAY NOT BE ABLE TO SELL OR OTHERWISE TRANSFER YOUR MPI COMMON SHARES
     ------------------------------------------------------------------------


     There is no public market for the sale of MPI common shares. MPI common shares may not be pledged, mortgaged or encumbered for any purpose and are subject to certain restrictions on transferability, as described in MPI's Articles of Incorporation. Even after the restrictions on transferability lapse, it is not likely that a public market for the sale of MPI common shares will ever develop. The restrictions on transferability are summarized as follows:


 .  MPI common shares may be owned only by (1) MPI, (2) Meadows Homeowners, or
   (3) the estate of any Meadows Homeowner, so long as such estate owns a mobile or manufactured home and leases a lot located in the Park.

 . Any MPI common shareholder who desires to sell his or her MPI common shares is permitted to sell them only to MPI or to another Meadows Homeowner.

 . MPI has the right to buy any MPI common shares held by an MPI common shareholder who ceases to be a Meadows Homeowner at a price determined by a formula, which price may be less than the $1,000 per share price to be paid by purchasers of such shares in this offering.

 . While MPI common shareholders have, so long as the Partnership exists, a conditional right to require MPI to purchase their MPI common shares at a formula price, which price may be less than the $1,000 per share offering price, such right may not be exercised if to do so would cause MPI to be unable to pay its debts as they come due in the usual course of business, or such purchase would cause MPI to become insolvent. Moreover, MPI may not purchase MPI common shares if following such purchase, MPI would have not have at least one MPI common share outstanding.

 . If any MPI common shareholder sells his or her MPI common shares to MPI before January 1, 2002, the sale price will be only 80 percent of the formula price.

For a more detailed description of these restrictions on transferability, see "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call Right" and "DESCRIPTION OF SECURITIES."

17.  MPI WILL HAVE LIMITED ABILITY TO TRANSFER PARTNERSHIP UNITS
     -----------------------------------------------------------

     MPI may not transfer, sell or otherwise dispose of its partnership units except to BRC or BRC's affiliates. The Partnership Agreement between MPI and BRC allows BRC to transfer, sell or otherwise dispose of some or all of its partnership units at any time to:

 .  an affiliate of BRC;
 .  any person or entity that acquires BRC's partnership units as a result of a sale by BRC of a portfolio of assets;
 . a successor, by merger or consolidation, to BRC; or . MPI or an affiliate of MPI, which would thereafter become a substitute partner.

Thus, not only is MPI's ability to transfer its partnership units limited, but BRC could be replaced by a partner which is either not known to MPI or with whom MPI would prefer not to be in partnership.

18.  MPI MAY BE REQUIRED TO SELL ITS PARTNERSHIP INTEREST TO BRC IF BRC AND MPI
     --------------------------------------------------------------------------
     CANNOT RESOLVE A DISAGREEMENT
     -----------------------------


     Under the Partnership Agreement, if a dispute occurs between MPI and BRC anytime before the tenth anniversary of January 1, 2000, it will be resolved by mediation or, if mediation is unsuccessful, by binding arbitration. If a dispute occurs between MPI and BRC on or after the tenth anniversary of January 1, 2000, the parties must try to resolve the dispute by mediation. However, if mediation is unsuccessful, either MPI or BRC can initiate a buy-sell procedure which will result in either MPI buying all of BRC's partnership units or BRC buying all of MPI's partnership units (either directly or through an affiliate). In order to buy BRC's partnership units in either of these circumstances, MPI would almost certainly have to borrow money from a commercial lender. There can be no assurance that such financing will be available on terms which would permit MPI to acquire BRC's partnership units on an acceptable basis. Thus, in the event of a dispute, MPI may be unable to acquire BRC's partnership units and, therefore, may be required to sell its partnership units to BRC.

19.  MPI AND THE PARTNERSHIP COULD LOSE THE PARK BECAUSE OF AN EXISTING LAWSUIT
     --------------------------------------------------------------------------


     On December 8, 1997, prospective purchasers which alleged that they had entered into an agreement to purchase the Park from its then-owners, filed a complaint against MPI-1 alleging that the Florida Mobile Home Act, which granted MPI-1 a right of first refusal to purchase the Park, violated the prospective purchasers' constitutional rights and the prospective purchasers' contractual right to purchase the Park. These plaintiffs seek damages in an unspecified amount and the right to purchase the Park. Judgment in favor of the prospective purchaser could result in MPI-1's acquisition of the Park being rescinded, and MPI and the Partnership losing the Park. Although a court may order that the purchase price paid by MPI-1 be refunded if the acquisition is rescinded, there is no guarantee that such an order would be made, and, in any case, certain closing costs and other expenses incurred by MPI and the Partnership could not be recovered.

The Partnership will pay all costs and expenses in connection with the defense of this complaint. (See "LEGAL PROCEEDINGS").

20.  THE INTERESTS OF MPI COMMON SHAREHOLDERS MAY CONFLICT WITH THE INTERESTS OF
     ---------------------------------------------------------------------------
     MPI PREFERRED SHAREHOLDERS
     --------------------------

     Because MPI common shareholders will effectively own MPI and thereby hold an indirect ownership interest in the Partnership and the Park, the interests of the MPI common shareholders may conflict with those of the MPI preferred shareholders who do not own MPI common shares. For instance, MPI common shareholders may favor annual increases in rent on lots in the Park because such increases will increase revenues to the Partnership and could, in turn, result in potential increases in cash distributions to MPI common shareholders. Because MPI preferred shareholders are not entitled to these cash distributions from MPI, but would be required to pay any additional rent as tenants in the Park, the MPI preferred shareholders would, in all likelihood, not favor such rental increases.


21.  THERE IS NO FIRM COMMITMENT UNDERWRITING IN THIS OFFERING
     ---------------------------------------------------------

     No individual, corporation or other entity has any obligation or commitment to purchase any MPI common shares in the offering; however, the officers and directors of MPI have orally indicated that they intend to purchase an aggregate of 58 MPI common shares in the offering, in addition to the seven MPI common shares already owned by them. (See "MANAGEMENT -- Management of MPI -- Security Ownership of Directors, Officers and Certain Security Holders"). Thus, MPI can give no assurance that it will sell any MPI common shares. Because the number of MPI common shares sold will determine the number of partnership units that the Partnership will issue to MPI, which in turn will determine MPI's initial interest in the Partnership, the fewer MPI common shares sold, the smaller MPI's initial interest in the Partnership will be.

                        EVENTS LEADING TO THIS OFFERING

Organization of MPI-1
---------------------


     Meadows Preservation, Inc., a Florida non-stock corporation and MPI's predecessor ("MPI-1") was incorporated on March 2, 1988 for the purpose of being
              -----
the homeowners' association for The Meadows Mobile Home Park at 2555 PGA Boulevard, Palm Beach Gardens, Florida (the "Park") in accordance with the
                                             ----
Florida Mobile Home Act. MPI-1's Articles of Incorporation provided that MPI-1 "as the mobile home owners' association pursuant to the Florida Mobile Home Act, Chapter 723, Florida Statutes, shall have the power to negotiate for, acquire and operate the Meadows Mobile Home Park ... and once acquired, shall have the power to convert said Park to a condominium, a cooperative form of ownership, or another type of ownership." The Florida Mobile Home Act generally regulates the operation of mobile home parks, including rental agreements for the parks' lots and obligations of the parks' owner. In addition, the statute provides to the tenants of lots in a mobile home park the right to form associations that are capable of purchasing the park should the park's owner decide to sell it, and gives such associations the right of first refusal to purchase the park under certain circumstances if the owner decides to sell it.

     On October 3, 1997, the then owners of the Park notified MPI-1 of their intent to solicit offers to purchase the Park. (See "LEGAL PROCEEDINGS"). MPI-1 exercised its right of first refusal and acquired the Park on December 18, 1997 for $12,000,000. BRC's parent, Manufactured Home Communities, Inc. ("MHC"), on
                                                                     ---
behalf of BRC, and MPI-1 entered into a letter of intent dated December 12, 1997 (the "Letter of Intent") which stated:
      ----------------

     (1)  BRC or its affiliate would make a loan to MPI-1;
     (2)  MPI-1 would be converted into a for-profit corporation;
     (3) MPI-1, after it was converted into a for-profit corporation, would endeavor to raise money by selling shares of common stock;
     (4)  MPI and BRC would form the Partnership;
     (5) MPI would contribute all of the funds raised from the sale of its shares to the Partnership;
     (6) MPI would retain the record interest in the Park, but would contribute the Beneficial Interest to the Partnership and the Partnership would thereafter own and operate the Park; and
     (7)  BRC would contribute funds to the Partnership.



     Pursuant to the terms of the Letter of Intent, MHC Lending made a loan to MPI-1 in the amount of the Park's purchase price, $12,000,000, plus closing costs of $341,693 (the "Loan"). The proceeds of the Loan were used to purchase
                        ----
the Park. The Loan is nonrecourse to MPI, the successor by mergers to MPI-1, except that MPI is personally liable for losses, damages, costs and expenses arising from its misapplication of funds, fraud, and default under certain environmental, tax and insurance provisions of the Loan. The Loan is secured by a first priority mortgage on the Park and an assignment of all leases and rents on and from lots in the Park. The maturity date of such Loan, as extended, is April 30, 1999.

     Concurrently with the closing on MPI-1's acquisition of the Park and pursuant to the provisions of the Letter of Intent, MPI-1 and BRC entered into an Option Agreement which, as amended, gives BRC the option to purchase the Park for the same price and on the same terms and conditions as MPI-1 acquired the Park if, by May 1, 1999, the Closing Date has not occurred and the capital contributions to be made to the Partnership thereon have not been made. The Closing Date is three business days after the expiration of the Offer, or earlier if mutually agreed by MPI and BRC (the "Closing Date"). BRC's option may
                                                ------------
be exercised anytime beginning on May 1, 1999 and ending at 5:30 p.m. on May 31, 1999.

Reason for Creation of MPI
--------------------------

     Because Florida law does not provide for not-for-profit corporations to sell stock or other equity interests, MPI-1 was reorganized into MPI, a Florida for-profit, stock corporation. This reorganization was effected through a series of mergers with corporations organized by MPI-1 solely for the purpose of this corporate reorganization. In June 1998, MPI-1 organized MPI as a Florida for-profit, stock corporation. It also organized MPI Two, Inc. ("MPI-2") as a Delaware non-stock membership corporation and MPI
            -----
Three, Inc. ("MPI-3") as a Delaware stock corporation.
              -----


     On June 30, 1998, MPI-1 was merged into MPI-2 with each member of MPI-1 receiving a non-voting membership interest in MPI-2 (members who were co-owners of a mobile home located on a lot in the Park were deemed collectively to hold one membership interest in the Delaware non-stock corporation). On July 1, 1998, MPI-2 was merged into MPI-3 with each member of MPI-2 receiving one share of non-voting Class B common stock. MPI-3 sold one share of its Class A common stock to Richard McCann, President and director of MPI-1 and MPI, for $1,000, and MPI issued one share of common stock of MPI ("MPI Common Share") to MPI-3 in
                                                  ----------------
exchange for a promise to pay $1,000. On July 2, 1998, MPI-3 was merged into MPI and the MPI-3 Class A common shareholder, Mr. McCann, received one MPI Common Share and each holder of Class B common stock of MPI-3 received one share of preferred stock of MPI ("MPI Preferred Stock"). (See "DESCRIPTION OF
                            -------------------
SECURITIES").

     As a result of these mergers, MPI succeeded to all of the assets, liabilities and obligations of MPI-1 and each owner of a mobile or manufactured home in the Park who was a member of MPI-1 became the owner of one share of MPI preferred stock. The holders of each share of MPI Preferred Stock are entitled to cast 1/40th of one vote on all matters as to which shareholders of MPI are entitled to vote. Holders of shares of MPI Preferred Stock will not be entitled to any distributions or other economic benefits whatsoever, except that upon liquidation of MPI they will have a preferred right to receive $25 with respect to each share of MPI Preferred Stock prior to any distributions in liquidation with respect to the MPI Common Shares. MPI's Bylaws provide that any Meadows Homeowner who does not already own one share of Preferred Stock shall be entitled to be issued one share of Preferred Stock upon payment of Twenty-Five Dollars ($25.00) to MPI, provided that where two or more Meadows Homeowners are co-owners of a mobile home located on a lot in the Park, only one share of Preferred Stock shall be issued to such Meadows Homeowners.

Formation of the Partnership
----------------------------


     On September 30, 1998, MPI and BRC entered into the Partnership Agreement pursuant to which both MPI and BRC agreed to make initial capital contributions to the Partnership of $1,000 in exchange for one Partnership Unit. Thereafter, each of the parties entered into a First Amendment to General Partnership Agreement dated as of January 27, 1999. For a summary of the terms and conditions of the Partnership Agreement, as amended, see "SUMMARY OF THE PARTNERSHIP AGREEMENT."

     On September 30, 1998, MPI, BRC and the Partnership entered into a contribution agreement, as amended by the first amendment to contribution agreement dated as of January 27, 1999 (the "Contribution Agreement") which
                                             ----------------------
provides that on the Closing Date, MPI will contribute to the Partnership all of the proceeds of the sale of MPI Common Shares received from the Offer plus $7,000 and the Beneficial Interest in the Park. The Contribution Agreement also provides that BRC will contribute to the Partnership cash in the total amount of $7,164,000 less the cash contributed by MPI. Under the terms of the Contribution Agreement, MPI also agreed to execute a title holding, nominee and agency agreement with the Partnership (the "Nominee Agreement"), which will provide that MPI will hold
                      -----------------
the record interest in the Park as nominee for and agent of the Partnership and the parties will record against the title to the Park a Memorandum of Title Holding, Nominee and Agency Agreement. Also, BRC will pay to MPI $100,000 to be applied by MPI, among other things, to the interest to be paid by MPI to those Meadows Homeowners (the "Advancing Homeowners") who advanced an aggregate of
                         --------------------
$802,000 to MPI-1, exclusive of $65,000 previously refunded and $6,000 converted into MPI Common Shares (the "Advances"), pursuant to the Rescission Offer.
                             --------

     The obligations of MPI and BRC to make the contributions of cash and property on the Closing Date as described above are subject to the conditions that:

     (1) neither MPI nor BRC shall have become insolvent or the subject of bankruptcy proceedings;
     (2) each of MPI and BRC shall have simultaneously made the required contributions of cash and property to the Partnership;
     (3) all of the representations and warranties given by each of MPI and BRC shall be true and correct;
     (4) MPI shall have executed and delivered to the Partnership all necessary documents;
     (5) no liens shall have been recorded against the title to the Park other than agreed liens, encumbrances, rights and charges; and

     (6) MPI shall have paid to MHC Lending that portion of the interest and other amounts due to MHC Lending under the Loan that have accrued or are payable through the Closing Date to the extent that MPI has cash available from the net operating income of the Park. The balance of such interest and other amounts under the Loan shall be assumed by the Partnership.

Pursuant to the Partnership Agreement, should any of these conditions not be satisfied by either Partner, and not waived by the other Partner, upon the other Partner's notice that the Partnership Agreement is terminated, the Partnership shall dissolve and commence winding up and liquidating. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Dissolution and Winding Up"). MPI and BRC expect that all of these conditions will be satisfied.

                             THE RESCISSION OFFER


     Between December 1, 1997 and December 16, 1997, the Advancing Homeowners made Advances to MPI-1, which Advances are currently held in an MPI interest-bearing bank account at NationsBank (the "Park Purchase Account"). This
                                          ---------------------
Prospectus includes a Rescission Offer made to all Advancing Homeowners. Pursuant to the Rescission Offer, unless an Advancing Homeowner affirmatively rejects the Rescission Offer on or before March 19, 1999, such Advancing Homeowner will be deemed to have accepted the Rescission Offer.
In
such case, MPI will refund to such Advancing Homeowner all Advances made by such Advancing Homeowner, together with interest thereon at the rate of 10 percent per annum from December 16, 1997 (or any later date when the Advancing Homeowner made the Advance) until March 19, 1999, the date the Rescission Offer will expire.

     If any Advancing Homeowner affirmatively rejects the Rescission Offer by submitting to MPI a completed, signed Subscription Agreement on or before
March 19, 1999, such Advancing Homeowner shall be deemed to
have subscribed, pursuant to this Prospectus, for so many MPI Common Shares as shall be equal to the amount of the Advance made by such Advancing Homeowner divided by $1,000. TO REJECT THE RESCISSION OFFER, THE ADVANCING HOMEOWNER MUST COMPLETE AND SIGN THE SUBSCRIPTION AGREEMENT (ENCLOSED WITH THIS PROSPECTUS), AND SEND IT TO MPI. THE RESCISSION OFFER EXPIRES ON MARCH 19, 1999.
                     -------------------------------------------------
IF MPI DOES NOT RECEIVE FROM THE ADVANCING HOMEOWNER A SIGNED SUBSCRIPTION
--------------------------------------------------------------------------
AGREEMENT  BY MARCH 19, 1999, the Advance made by such Advancing Homeowner
-----------------------------
will be refunded, with interest, as provided above, and no MPI Common Shares will be issued to such Advancing Homeowner.

Reason For the Rescission Offer
-------------------------------


     The Advances made by the Advancing Homeowners were obtained without registration under the Securities Act of 1933, as amended (the "Act"), or the
                                                                ---
securities laws of any state. Their receipt by MPI-1 may have violated the registration and antifraud provisions of the Federal and state securities laws. The possible existence of these violations has prompted the making of the Rescission Offer. It is the position of MPI that if an Advancing Homeowner rejects the Rescission Offer to return these funds and elects to receive MPI Common Shares, such Advancing Homeowner will no longer be able to assert a claim against MPI in connection with any such possible violations. Even if an Advancing Homeowner's claim is not extinguished upon rejection of the Rescission Offer, MPI believes that any such claim would be barred by most of the applicable statutes of limitations since most of the Advances were made on or about December 16, 1997, more than one year prior to this Offer. The applicable statute of limitations for failure to register pursuant to the Act is one year from the date of the violation. The limitations period for making an untrue statement or omission in the offer or sale of a security pursuant to the Act and the Exchange Act is one year from the date such untruth or omission was discovered or should have been discovered. The limitations period under Florida law for an action founded on statutory liability is four years. However,
Section 517.211 of the Florida Statutes provides that any claim for rescission or damages resulting from a sale of a security in violation of Florida's registration provisions is extinguished 30 days after receipt by the purchaser of a written offer from the person who made the sale to rescind the purchase and refund the full amount paid by the purchaser, together with interest at the legal rate of interest in Florida, payable from the date of purchase through the date of repayment.

Tax Considerations of the Rescission Offer
------------------------------------------

     Set forth below is a discussion of the material United States Federal income tax considerations of the Rescission Offer under the Internal Revenue Code of 1986, as amended (the "Code"). However, the discussion does not deal
                               ----
with all of the tax consequences of the

Rescission Offer; nor does it deal with all of the tax consequences that may be significant to particular shareholders, such as dealers in securities, shareholders who are not individuals and shareholders who are subject to the alternative minimum tax.

     ALL PERSONS AND ENTITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF ACCEPTING OR REJECTING THE RESCISSION OFFER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     For United States Federal income tax purposes, MPI intends to treat the Advances as if the Advances constituted MPI Common Shares and the Rescission Offer as a taxable redemption of such MPI Common Shares with a redemption price equal to the amount paid for such MPI Common Shares (and including in the redemption price the portion of the payment denominated as interest). However, the law applicable to the Rescission Offer is unclear and MPI has received neither an opinion of counsel nor a ruling from the Internal Revenue Service (the "Service") to that effect. Thus, the Service is not precluded from
      -------
successfully asserting a contrary position or otherwise recharacterizing the transaction in whole or in part. For example, the Service may characterize the Rescission Offer as the return of the original purchase price (which would be nontaxable) plus the payment of interest which would be taxable as ordinary income.

U.S. Holders
------------

     The following discussion is limited to certain United States Federal income tax consequences relevant to a U.S. Holder. For this purpose, a "U.S.
                                                                         ----
Holder" means a beneficial holder of MPI Common Shares that for United States
------
Federal income tax purposes is:

     (1) a citizen or resident (as defined in Code Section 7701(b)) of the United States;
     (2) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof;
     (3) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or
     (4) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Code Section 7701(a)(30).

     Assuming MPI's treatment of the Advances as MPI Common Shares and the Rescission Offer as a redemption of MPI Common Shares is correct for Federal income tax purposes, the amount of gain or loss recognized by a U.S. Holder accepting the Rescission Offer should equal the difference between the amount received for MPI Common Shares and such U.S. Holder's tax basis in the MPI Common Shares surrendered. A redemption of MPI Common Shares will be treated as a sale or exchange for Federal income tax purposes if it:

     (1) results in a "complete redemption" of the U.S. Holder 's interest in MPI under Code Section 302(b)(3);
     (2) is "substantially disproportionate" with respect to the U.S. Holder under Code Section 302(b)(2); or

     (3) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Code Section 302(b)(1).

These three tests, which are more fully described below, are collectively referred to herein as the "Redemption Tests." The Redemption Tests are applied on a shareholder-by-shareholder basis. If a repurchase does not satisfy any of the Redemption Tests, the payment of the proceeds from the sale will be treated by MPI as a distribution with respect to the MPI Common Shares, the consequences of which are more fully described below. Because the Redemption Tests are applied independently to each MPI Common Shareholder, it is possible that some persons accepting the Rescission Offer will be subject to distribution treatment and others will receive tax redemption treatment.

     BECAUSE THE APPLICATION OF THE REDEMPTION TESTS IS APPLIED ON A SHAREHOLDER-BY-SHAREHOLDER BASIS, EACH U.S. HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISORS IN CONNECTION WITH THE POSSIBLE FEDERAL INCOME TAX TREATMENT THAT MAY APPLY IN EACH U.S. HOLDER'S PARTICULAR CASE.

     The acceptance of the Rescission Offer will result in a "complete redemption" of all the MPI Common Shares owned by a U.S. Holder if either (1) all of the MPI Common Shares actually and constructively owned by such U.S. Holder are sold pursuant to the Rescission Offer or (2) all the MPI Common Shares actually owned by a U.S. Holder are sold pursuant to the Rescission Offer and the U.S. Holder is eligible to waive and effectively waives constructive ownership of such MPI Common Shares under procedures described in Code Section 302(c).

     The acceptance of the Rescission Offer will be "substantially disproportionate" with respect to a U.S. Holder if (1) the percentage of MPI's voting stock owned by the U.S. Holder immediately after the repurchase (taking into account all MPI Common Shares purchased by MPI pursuant to the Rescission Offer) equals less than 80 percent of the percentage of MPI's voting stock owned by such U.S. Holder immediately before the repurchase and (2) such U.S. Holder after the repurchase owns less than 50 percent of the total combined voting power of all classes of stock of MPI entitled to vote.

     The acceptance of the Rescission Offer will satisfy the "not essentially equivalent to a dividend" test with respect to a U.S. Holder if, in light of the U.S. Holder's individual circumstances (including his or her relative interest in MPI), his or her sale of MPI Common Shares pursuant to the Rescission Offer results in a "meaningful reduction" of his or her interest in MPI (after giving effect to and thus treating as not outstanding, MPI Common Shares sold by all MPI Common Shareholders pursuant to the Rescission Offer). This test may be satisfied irrespective of the U.S. Holder's failure to satisfy the complete redemption or substantially disproportionate tests.

     In determining whether any of the Redemption Tests are satisfied, there must be taken into account not only any MPI Common Shares owned by the U.S. Holder, but also any MPI Preferred Stock and any options (including stock purchase rights) held by such U.S. Holder, if any, to acquire MPI Common Shares. The U.S. Holder also must take into account any such securities (including options) which are considered to be owned by such U.S. Holder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c). Contemporaneous or related transactions in stock or stock rights of MPI may also affect the Redemption Tests.

       If the acceptance of the Rescission Offer fails to qualify as a tax redemption, then the gross proceeds of such transaction will be characterized as a distribution with respect to MPI's stock taxable as a dividend at ordinary income tax rates to the extent of MPI's accumulated and current earnings and profits (on a pro rata basis with other MPI Common Shareholders whose sales fail to so qualify); any excess will be treated first as a return of capital and then as a gain from a sale or exchange.

       To the extent that a U.S. Holder rejects the Rescission Offer and receives proceeds, denominated as interest on its Advance, such proceeds will be characterized as a distribution with respect to MPI's stock taxable as a dividend to the extent of MPI's accumulated and current earnings and profits. See "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- U.S. Holders -- Dividends and Other Distributions."

       A U.S. Holder who receives proceeds that are taxed as a dividend should generally be able to transfer the unrecovered tax basis in the MPI Common Shares sold to any retained, and possibly constructive, stock interest in MPI.

       Any gain (other than dividend income) or loss recognized in a sale should generally be capital gain or loss to a U.S. Holder who holds his, her or their MPI Common Shares as capital assets. Capital gain or loss on a sale will generally be treated as long-term capital gain or loss if the holding period for the MPI Common Shares exceeds one year. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal Federal income tax rate of 20 percent on most capital assets held for more than one year, whereas short-term capital gains and other income of such persons are taxed at the maximum marginal Federal income tax rate of 39.6 percent.

Non-U.S. Holders
----------------

       The following discussion is limited to certain United States Federal income tax consequences relevant to a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" means any MPI Common Shareholder other than a U.S. Holder.
----------------

       For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of MPI Common Shares will be considered to be "United States trade or business income" if such income or gain is (1) effectively connected with the conduct of a trade or business within the United States of such Non-U.S. Holder or (2) in the case of certain residents of certain countries which have an income tax treaty in force with the United States, attributable to a permanent establishment (or, in the case of an individual, a fixed base in the United States) as such terms are defined in the applicable treaty.

       Assuming MPI's treatment of the Advances as MPI Common Shares and the Rescission Offer as a redemption of MPI Common Shares is correct for Federal income tax purposes, pursuant to the Foreign Investment in Real Property Tax Act, gain recognized by a Non-U.S. Holder accepting the Rescission Offer will be treated as a sale or exchanges of MPI Common Shares that is subject to United States Federal income taxation at regular graduated rates pursuant to Code
Section 897, unless an exemption is provided under an applicable tax treaty. (See "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- Non-U.S. Holders -- Sale, Exchange or Redemption of MPI Common Shares.") The gain would be treated as effectively connected with the conduct of a trade or business within the United States and the sale or other disposition generally would be subject to withholding tax equal to 10 percent of the amount realized therefrom.

       If the acceptance of the Rescission Offer fails to qualify as a tax redemption, then the amount refunded (including the amount denominated as interest) will be characterized as a distribution with respect to MPI's stock taxable as a dividend to the extent of MPI's accumulated and current earnings and profits. (See "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- Non-U.S. Holders -- Dividends and Other Distributions.")

       In addition, distributions, if any, paid on the MPI Common Shares, to the extent not made from current and/or accumulated earnings and profits of MPI, as determined for United States Federal income tax purposes, are also treated as taxable exchanges of stock to which the rules applicable to sales, exchanges and redemptions apply. (See "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- Non-U.S. Holders -- Sale, Exchange or Redemption of MPI Common Shares.")

       To the extent that a Non-U.S. Holder rejects the Rescission Offer and receives proceeds, denominated as interest on its Advance, such proceeds will be characterized as a distribution with respect to MPI's stock taxable as a dividend to the extent of MPI's accumulated and current earnings and profits. See "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- Non-U.S. Holders -- Dividends and Other Distributions."

       For a discussion of the information reporting and backup withholding obligations associated with any payment made hereunder, see "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS -- Consequences of Ownership of MPI Common Shares -- Non-U.S. Holders -- Information Reporting and Backup Withholding."

                                   THE OFFER


       To give each Meadows Homeowner the opportunity to share, indirectly, in the ownership of the Park, MPI is offering to sell up to 2,347 MPI Common Shares to Meadows Homeowners pursuant to this Prospectus. Each Meadows Homeowner, regardless of whether such Meadows Homeowner previously made an Advance to MPI-1, may purchase any number of MPI Common Shares, up to a maximum aggregate of 2,347 MPI Common Shares. The maximum aggregate number of MPI Common Shares includes (1) Advances converted into MPI Common Shares, where Advancing Homeowners submit signed Subscription Agreements and (2) MPI Common Shares subscribed to by Meadows Homeowners pursuant to this Prospectus.



       If MPI receives subscriptions from Meadows Homeowners to purchase more than 2,347 MPI Common Shares, the shares to be purchased by each subscribing shareholder (including, without limitation, those Advances converted into MPI Common Shares by any Advancing Homeowners who did not accept the Rescission Offer) will be reduced. The number of MPI Common Shares each subscribing shareholder will be permitted to purchase will be that number equal to the number of MPI Common Shares subscribed for by such Meadows Homeowner, multiplied by a fraction, the numerator of which is 2,347 and the denominator of which is the aggregate number of MPI Common Shares for which MPI receives offers to subscribe, adjusted to the nearest whole number.

       All of the proceeds received by MPI from the sale of MPI Common Shares pursuant to this offering will be contributed to the Partnership. MPI will receive in exchange a fractional ownership interest in the Partnership, including all of the benefits provided in the Partnership Agreement to a general partner, together with all of the obligations of a general partner to the Partnership (the "Partnership Units"). (See "USE OF PROCEEDS.")
                  -----------------


       TO ACCEPT THE OFFER, A MEADOWS HOMEOWNER MUST COMPLETE AND SIGN THE SUBSCRIPTION AGREEMENT AND SEND IT TO MPI. THE OFFER EXPIRES ON MARCH 19,
                                            ------------------------------
1999.  MPI MUST RECEIVE YOUR SIGNED SUBSCRIPTION AGREEMENT ON OR BEFORE
----   ----------------------------------------------------------------
THAT DATE.
---------

                                USE OF PROCEEDS


       All costs and expenses of this offering will be initially paid by BRC and reimbursed to BRC by the Partnership. Thus, if all 2,347 of the MPI Common Shares offered by this Prospectus are sold, MPI will receive aggregate proceeds of $2,347,000. If MPI sells less than 2,347 MPI Common Shares, it will receive proceeds of $1,000 for each MPI Common Share sold.


       All of the proceeds received by MPI from the sale of MPI Common Shares pursuant to this offering, plus $7,000, will be contributed to the Partnership in exchange for Partnership Units. MPI will contribute $1,000 for each Partnership Unit acquired. The number of MPI Common Shares sold will determine the total amount of MPI's contribution to the Partnership and the number of Partnership Units received by MPI in exchange for such contribution. The number of Partnership Units issued to MPI will determine MPI's percentage interest in the Partnership.


       BRC will contribute $1,000 for each Partnership Unit it acquires from the Partnership. BRC will acquire 4,708 Partnership Units less the number of Partnership Units acquired by MPI. Thus, BRC will contribute to the Partnership $4,708,000, less the amount of cash proceeds contributed by MPI. In addition, BRC will contribute $2,256,000 to the Partnership for which BRC may in the future receive additional Partnership Units if lots in the Park that are unoccupied as of the date of the Partnership Agreement are leased to tenants. Some or all of these additional Partnership Units issued to BRC may be sold to MPI. (See "SUMMARY OF THE

PARTNERSHIP AGREEMENT -- Unoccupied Lots -- Issuance of Additional Partnership Units to BRC.") To the extent that BRC does not receive additional Partnership Units on account of this $2,256,000 contribution, BRC will have a priority right to receive that portion of this contribution for which it did not receive additional Partnership Units, without interest, upon liquidation of the Partnership.

       BRC has also agreed to contribute an additional $200,000 to pay for the cost of certain capital improvements to the Park. BRC will not be issued additional Partnership Units on account of this additional contribution but this amount will be credited to BRC's partnership capital account. In addition, BRC will pay $100,000 to MPI, a portion of which shall be applied by MPI to pay interest to the Advancing Homeowners.


       The Partnership will reimburse BRC for all costs and expenses of this offering paid by BRC including, without limitation, the fee payable to Coastal Financial Security, Inc. and all legal, accounting and other fees and expenses incurred by MPI and BRC, or any of BRC's affiliates, in connection with or relating to the acquisition of the Park by MPI, the financing of such acquisition, the sale of MPI Common Shares, the reorganization of MPI from a Florida non-stock, non-profit corporation into a Florida for-profit, stock corporation, the formation of the Partnership, the transfer of the Beneficial Interest in the Park to the Partnership and the negotiation and preparation of the various agreements, documents and writings relating to any of the foregoing. These costs and expenses are estimated to aggregate approximately $468,000. The Partnership will also pay any balance in interest remaining under the Loan to MHC lending after MPI pays interest to the extent of the cash available from the net operating income of the Park through the Closing Date. As of September 30, 1998, this balance in interest totaled approximately $100,000. All contributions to the Partnership by MPI and BRC will be used first to pay such expenses, and the balance will be used to repay a portion of the Loan and to provide operating capital for the Partnership. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT Capital Contributions.").

       The proceeds of the Loan, $12,341,693, were used to purchase the Park. The Loan is nonrecourse to MPI, the successor by mergers to MPI-1, except that MPI is personally liable for losses, damages, costs and expenses arising from its misapplication of funds, fraud, and default under certain environmental, tax and insurance provisions of the Loan. The Loan is secured by a first priority mortgage on the Park and an assignment of all leases and rents on and from lots in the Park. The maturity date of such Loan, as extended, is April 30, 1999.

                                CAPITALIZATION


       The following table sets forth the capitalization of MPI as of December 31, 1998 and as adjusted to give effect to the issuance and sale of the MPI Common Shares. The information set forth in the following table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                               JANUARY 29, 1999
                                                                               ----------------
                                                        Actual                  As Adjusted If
                                                        ------                  --------------
                                                                       All Shares Sold      No Shares Sold
                                                                       ---------------      --------------
Note Payable, MHC Lending/1/....................        $12,341,693      $  12,341,693         $ 12,341,693
Total Debt......................................       $12,341,693      $  12,341,693         $ 12,341,693
STOCKHOLDER'S EQUITY

Common Stock, $.01 par value, 10,000 shares
authorized; 7 shares issued and outstanding as of
January 29, 1999; up to 2,354 shares
to be issued and outstanding as adjusted.............  $       .07      $       23.54         $        .07

Additional Paid-In Capital............................ $  6,999.93      $2,353,976.46         $   6,999.93

Preferred Stock, no par value, 400 shares authorized;
235 issued and outstanding--
Liquidation value $25 per share or $5,875...........   $         0      $           0         $          0


/1/ On the Closing Date, the Beneficial Interest in the Park will be transferred to the Partnership, which will assume this debt. All contributions to the Partnership by MPI and BRC will be used first to pay expenses of the offering and the balance in interest remaining under this loan after MPI pays interest in accordance with the Contribution Agreement. The remaining amounts contributed by MPI and BRC to the Partnership will be used to provide operating capital for the Partnership and to repay a portion of this debt. (See "USE OF PROCEEDS"). The Partnership intends to refinance this debt following the closing on the transfer of the Beneficial Interest in the Park to the Partnership, but no commitment has yet been obtained. (See "DESCRIPTION OF BUSINESS -- Description of Business of the Partnership.")
                                DIVIDEND POLICY

       MPI intends to pay regular quarterly distributions to MPI Common Shareholders to the extent cash is available after payment of taxes and operating and other expenses. However, MPI may retain earnings in the sole discretion of its Board of Directors for any purpose, including the repurchase of MPI Common Shares. No assurance can be given that any level of distributions will be made or sustained.

                            DESCRIPTION OF BUSINESS

Description of Business of MPI
------------------------------


     MPI currently owns the record interest and the Beneficial Interest in the Park but will contribute the Beneficial Interest in the Park to the Partnership on the Closing Date. Thereafter, MPI will be one of two Partners of the Partnership and will operate the Park through the Partnership.

     In addition, MPI will continue to act as the homeowners' association under the Florida Mobile Home Act. MPI currently has no employees and does not anticipate hiring any employees. MPI-1 acquired the Park on December 18, 1997 and, until then, had never engaged in any business activities other than being the homeowners' association for the Park under the Florida Mobile Home Act.
MPI, as MPI-1's successor, does not intend to engage in any activities other than acting as a general partner of the Partnership and operating the Park through the Partnership and acting as the homeowners' association under the Florida Mobile Home Act. In addition, on the Closing Date, MPI will execute the Nominee Agreement, which will provide that MPI will hold the record interest in the Park as nominee for and agent of the Partnership and the parties will record against the title to the Park a Memorandum of Title Holding, Nominee and Agency Agreement.

     You should carefully review the information set forth under "RISK FACTORS" beginning on page 10 for a description of those distinctive or special characteristics of MPI's operations or the mobile home park industry which may have a material impact upon MPI's future financial performance.

     It is anticipated that the distributions from the Partnership will be sufficient to pay MPI's expenses for the six month period following the consummation of the Offer, and that MPI will not need to raise any additional funds during this period. The Partnership Agreement provides that MPI is not obligated to make additional capital contributions or any loans to the Partnership.


     MPI will be subject to the reporting requirements of Section 15(d) of the Exchange Act this year. Thereafter, it is anticipated that MPI will not be subject to these reporting requirements. Nevertheless, MPI intends to provide its MPI Common Shareholders an annual report containing unaudited financial statements of MPI. MPI's policy with regard to making annual reports to security holders may be changed by the officers and directors of MPI without a vote of security holders.


     MPI does not intend to engage in transactions with affiliates, officers or directors unless such transactions are on terms at least as favorable as could be obtained from unaffiliated independent third parties, are for a bona fide business purpose and are approved by a majority of disinterested directors.

       MPI's principal offices are located at: 2555 PGA Boulevard, Palm Beach Gardens, Florida, 33410 and its telephone number is: (561) 626-0888.

Description of Business of the Partnership
------------------------------------------


     BRC and MPI (the "Partners") formed the Partnership on September 30, 1998.
                       --------
It is anticipated that MPI will convey the Beneficial Interest in the Park to the Partnership within three business days after the Offer is completed, or earlier if mutually agreed by the Partners, at which time the Partnership will acquire, hold, operate and, if and when appropriate, sell the Beneficial Interest in the Park and engage in any and all activities reasonably related or incidental thereto. The Partners are required to devote as much time as is necessary to perform their duties and must exercise due diligence in causing the Partnership to comply with all legal requirements applicable to the Partnership.

     Pursuant to the Partnership Agreement, BRC is responsible for day-to-day management and control of the business and affairs of the Partnership. BRC's responsibilities include arranging and securing the initial financing necessary to repay the debt due from MPI to MHC Lending (provided the terms of such financing are consistent with the Property Management and Operation Plan (the "Operation Plan") attached to the Partnership Agreement), arranging for the
---------------
refinancing(s) of such initial financing as may be required and incurring indebtedness on behalf of the Partnership in the ordinary course of the Partnership's business. Major decisions require the approval of both Partners. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Management of the Partnership.")

     Distributions of all available net cash flow and net capital proceeds (after necessary or appropriate reserves have been established), if any, will be made by the Partnership to MPI and BRC, on a quarterly basis, based on the number of Partnership Units owned by each approximately 14 days prior to the date of distribution. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Distributions.")


     In December, 1997, MHC Lending loaned $12,341,693.46 to MPI-1. The Partnership will assume the Loan when the Beneficial Interest in the Park is transferred to it. It is anticipated that the Partnership will refinance the Loan after this offering, although no commitment from any lender has yet been obtained and it may not be possible to refinance the Loan on terms satisfactory to MPI and BRC while the lawsuit against MPI is pending. (See "LEGAL PROCEEDINGS").

     It is anticipated that the rents from the Park will be sufficient to pay all expenses of the Partnership, other than those incurred in the refinancing of the Loan, for the six months following the Offer and that the Partnership will not need to raise any other additional funds during this period. The Partnership Agreement provides that neither Partner is obligated to make additional capital contributions or any loans to the Partnership. BRC has, however, agreed to pay the costs of marketing the Unoccupied Lots. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Capital Contributions.")

     Initially the Partnership's principal office will be located at: 2555 PGA Boulevard, Palm Beach Gardens, Florida 33410 and its telephone number will be
(561) 626-0888.

Management of the Park
----------------------

          MHC Management will manage the Park in accordance with the terms of a property management and leasing agreement to be entered into between the
Partnership and MHC Management (the "Management Agreement").   MHC Management
                                     --------------------
will receive a management fee of 4 percent of the Partnership's gross annual
revenues.   If at any time MHC Management (or another affiliate of MHC) does not manage the Park, BRC or its affiliate will receive a fee equal to one percent of the annual gross revenues of the Partnership. BRC or its affiliate will also receive a one-time placement fee of $120,000 from the Partnership.

          The Management Agreement will provide that MHC Management will perform all services and actions customarily performed or taken by managing agents of properties of similar nature, location and character to the Park at the Partnership's expense.

MHC Management will be responsible for:

 .    collecting all rents and paying expenses of the Park;
 .    hiring and supervising MHC Management personnel;
 .    contracting with third parties;
 .    maintaining the Park's equipment and the common areas of the Park;
 .    repairs to the Park;
 .    supervision of Meadows Homeowners' complaints, relocation, tenancies, etc.;
 .    maintaining insurance on the Park;
 .    advertising;
 .    complying with all laws, rules, regulations and other legal requirements;
 .    leasing currently occupied lots in the Park that become unoccupied;
 .    preparing an annual operating budget as well as year-end, monthly and interim operating reports; and
 .    maintaining the Park's books and records and operating account.

          MHC Management will subcontract for some or all of these services at the Partnership's expense. The Partnership currently has no employees.

          The Management Agreement will also provide that the Partnership shall indemnify MHC Management for all liabilities, claims, suits, damages, judgments, and reasonable costs and expenses, including reasonable attorneys' fees it incurs, arising from (1) MHC Management's proper performance under the Management Agreement; (2) the Partnership's negligent, willful or fraudulent acts; and (3) the Partnership's performance of actions not permitted by the Management Agreement.

Environmental Concerns
----------------------

          Under various Federal, state and local environmental laws, ordinances, regulations and common law, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances in, under or on such property. Such laws, ordinances and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. MPI is not aware of any material violations of currently applicable environmental laws or regulations with respect to the Park and therefore does not currently contemplate any material capital expenditures for environmental control facilities. However, no extensive environmental investigation has been undertaken with respect to the Park and there can be no assurance that violations have not occurred and will not occur in the future, or that more stringent laws will not be enacted in the future that may require such expenditures, or that would otherwise cause the Partnership or MPI to suffer material adverse consequences.

                            DESCRIPTION OF PROPERTY

The Meadows Mobile Home Park
----------------------------

     The Park is located at 2555 PGA Boulevard, Palm Beach Gardens, Florida 33410. The Park consists of 55 acres of property zoned for residential mobile home use. The Park's lots are divided into two phases: Phase I, constructed in 1968, contains 234 lots; Phase II, constructed in 1981, contains 146 lots, for a total of 380 lots. The typical mobile home lot in the Park is approximately 60 by 68 feet in size. The smallest lot is 25 by 60 feet and the largest 87 by 72 feet.

The Park's Facilities
---------------------

     The Park includes the following common facilities: a multiple purpose building (incorporating a billiard room, social room, bathrooms, storage rooms and laundry room); a heated pool; a jacuzzi; a deck area; six regulation-size cement shuffleboard courts; a mobile home (with garage) used as an administrative office and for storage; a system of private asphalt roads that run throughout the Park, approximately 1.5 miles in length and 20 feet wide; 32 parking spaces appurtenant to the Park's clubhouse and other facilities; and a pump house with four auxiliary pumps for use by tenants for irrigation purposes.

Location of the Park
--------------------

     Palm Beach Gardens, Florida was founded in 1959 and is located approximately 9 miles from West Palm Beach and 406 miles from Tallahassee. It is the second largest city in Palm Beach County with a population of approximately 35,000 residents.

Rental Prospectus
-----------------

     Each Meadows Homeowner rents a lot in the Park based on the terms of a prospectus (rental agreement) approved by the State of Florida, Department of Business and Professional Regulation, Division of Land Sales, Condominiums and Mobile Homes. The prospectus summarizes the management of the Park and the rental and other obligations of the tenants to the Park owner. Each prospectus will continue to operate as a binding agreement between the Partnership, as owner of the Park, and the applicable Meadows Homeowner.


     The amount of "base rent" payable by each tenant is stated in the prospectus applicable to him or her. In addition to the base rent, tenants are required to pay: (1) "special use fees" such as security deposits, pet fees, guest fees and pest control fees; (2) "governmental and utilities charges" including real estate taxes and special assessments, water, sewer, wastewater, trash, garbage, and cable television fees; and (3) "miscellaneous financial obligations" such as delinquent rent charges, returned check charges, costs of construction of improvements to the Park mandated by statute and future utility, educational and recreational costs and expenses. The approved prospectus also requires that the tenants install certain improvements and states that tenants must comply with the rules and regulations of the Park.

Operating Data
--------------


  The average occupancy rate of the lots in the Park has been approximately 78% for the last 5 years. Currently, 299 of the 380 lots are occupied by Meadows Homeowners, 78 lots are unoccupied, 1 lot is used as an office and 2 lots are unusable due to size and location. The following table summarizes the occupancy rate of the Park's lots for each of the last 5 years:

          YEAR                     PERCENTAGE OF OCCUPIED LOTS
          ----                     ---------------------------
          1994                            78.1%
          1995                            78.4%
          1996                            78.1%
          1997                            78.1%
          1998                            78.4%

None of the Meadows Homeowners leases more than 1 percent of the lots. The only business carried on at the Park is the day-to-day management and administration of the Park, and the leasing of lots in the Park to new tenants.


  The average annual rent paid per lot for each of the last 5 years is as follows:

                    1994        1995        1996        1997         1998
                    ----        ----        ---         ----         ----
Average Annual
Rent Per Lot        $4,452      $4,488      $4,608      $4,608       $4,704

The rental prospectuses provide no fixed expiration dates for the leases. The rental income from the lots in the Park constitutes approximately 99% of the gross annual revenues of the Park's owner.


The real estate tax rate or "millage" rate for the Park is $21.3802 per $1,000 of the assessed value of the Park's real property. The amount of annual real estate taxes paid on the Park in 1997 was $163,906 and the amount paid in 1998 was $168,435.

Future Development & Renovations
--------------------------------

     Future renovation projects may include expanding and remodeling the clubhouse, adding access control to the Park's entrance, redesigning the entrance and adding an additional entrance to the Park. Any such projects would be financed out of BRC's additional Capital Contribution of $200,000 towards capital improvements, the Partnership's revenues or through borrowings.

                               LEGAL PROCEEDINGS


     On December 8, 1997, Penn Florida Realty, L.P., a Delaware limited partnership, d/b/a PNFLA Realty Limited Partnership and Penn Florida, Inc. (the "Plaintiffs") filed an action in the Circuit Court for Palm Beach County,
 ----------
Florida, against MPI-1 seeking declaratory relief pursuant to Chapter 86, Florida Statutes and damages in an unspecified amount. In their Second Amended Complaint, the Plaintiffs allege that they had entered into a contract with the Park's then-owners to purchase the Park for $12,000,000. They assert that MPI-1 "breached its obligation of good faith and fiduciary duty," "conspired with" BRC and certain of BRC's affiliates to defeat the Plaintiffs' purchase rights, and tortiously interfered with Plaintiffs' purchase rights, all in order to enable BRC to purchase an otherwise unavailable property or an interest in such property. Before selling the Park to the Plaintiffs, acting pursuant to the Florida Mobile Home Act, the owners gave MPI-1, as the homeowners' association for the Park, notice of the price, terms and conditions of the intended sale to the Plaintiffs and offered MPI-1 the opportunity to purchase the Park pursuant to the same price, terms and conditions. MPI-1 thereupon executed an agreement with the owners to purchase the Park and did purchase the Park for $12,000,000.

     In response to these events, the Plaintiffs brought the action described above, alleging that MPI-1's purchase of the Park pursuant to the Florida Mobile Home Act violated the Plaintiffs' constitutional and contractual rights. The Plaintiffs seek judgment (1) finding that Section 723.071, Florida Statutes is unconstitutional, on its face or as applied, (2) entitling them to close their purchase of the Park pursuant to the terms of their contract, and/or (3) for compensatory damages, court costs, and such other relief as the court deems appropriate. This action is currently in the discovery stage. MPI is the successor by mergers to MPI-1 and therefore is now the defendant in this lawsuit. The court denied, without prejudice, a motion for summary judgment made by MPI.

                     SUMMARY OF THE PARTNERSHIP AGREEMENT


     The rights and obligations of the Partners are governed by the Partnership Agreement, as amended, and all schedules thereto, which documents have been filed with the Securities and Exchange Commission (the "Commission") as an
                                                        ----------
exhibit to this Registration Statement. For information on how to obtain a copy, see "ADDITIONAL INFORMATION." The following summary and all other statements in this Prospectus concerning the Partnership Agreement and related matters merely outline material provisions of, and do not purport to be complete or in any way modify or amend, the Partnership Agreement. Capitalized terms used in the following description shall have the meanings given in the Glossary.

Capital Contributions
---------------------


     On September 30, 1998, each of the Partners executed the Partnership Agreement and made an initial Capital Contribution of $1,000 in return for one
(1) Partnership Unit. Each of the Partners executed a First Amendment to General Partnership Agreement dated as of January 27, 1999. The Partnership Agreement, as amended, provides that on the Closing Date, MPI is required to make supplemental Capital Contributions to the Partnership of: (1) all of the cash proceeds received by MPI in the Offer plus $7,000; (2) the Beneficial Interest in the Park; and (3) MPI's right, title and interest in all of the intangible property and tangible personal property acquired by MPI in connection with its acquisition of the Park. MPI's Beneficial Interest in the Park and its interests in intangible and tangible personal property will be contributed to the Partnership subject to the Loan which is secured by such property. MPI may not contribute more than $2,354,000 in cash proceeds. MPI will receive, in exchange, that number of Partnership

Units equal to the cash proceeds received in the Offer, plus $7,000, divided by $1,000. BRC will make a supplemental Capital Contribution of $4,708,000 less the total amount of cash proceeds contributed by MPI and will receive Partnership Units for such Capital Contribution equal to $4,708,000 less the amount of MPI's Capital Contribution, divided by $1,000.

     BRC will contribute to the Partnership (1) an additional $2,256,000 on account of the Unoccupied Lots, for which BRC will not immediately receive any Partnership Units but will receive up to an additional 2,256 Partnership Units at such time as the Unoccupied Lots are leased to tenants and (2) $200,000 to be used by the Partnership to fund capital improvements to the Park, for which BRC will not receive any Partnership Units, but will receive a credit to its partnership capital account in the amount of $200,000. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Unoccupied Lots -- Issuance of Additional Partnership Units to BRC.")

     No Partner may withdraw any Capital Contributions without the consent of both Partners. Neither Partner will receive any interest, salary or drawing with respect to its Capital Contributions or for services rendered on behalf of the Partnership or otherwise, nor shall either Partner have any obligation to restore a deficit balance in its Capital Account.

Distributions
-------------

     Under the Partnership Agreement, Net Cash Flow shall be distributed, at quarterly intervals, to the Partners in the ratio of their Percentage Interests as measured on the applicable Partnership Record Date. "Net Cash Flow" means
                                                         -------------
all cash received from Partnership operations not including amounts received as Capital Contributions, reduced by all cash paid, or amounts used to establish reasonable reserves, for all Partnership expenses, debt payments, capital improvements, replacements or other contingencies. "Percentage Interest" means,
                                                     -------------------
as to each Partner, an interest in the Partnership determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding. The "Partnership Record Date" means, with respect to each
                        -----------------------
distribution to the Partners, the date that is fourteen (14) days prior to the date of such distribution (or if such fourteenth (14th) day is not a business day, the last business day immediately preceding such fourteenth (14th) day).

     Net Capital Proceeds, if any, shall be distributed at quarterly intervals or such other times as shall be mutually agreed by the Partners to the Partners on the applicable Partnership Record Date. Such distributions shall be made first, to BRC in an amount equal to $28,200.00 for each Unoccupied Lot that has not become occupied by a tenant at any time on or before the Partnership Record Date and thereafter, to the Partners in the ratio of their Percentage Interests. "Net Capital Proceeds" means the net cash proceeds remaining in the Partnership
 --------------------
and available for distribution derived from any excess Capital Contributions, mortgages or other financings or refinancings, any sales and other dispositions (other than in the ordinary course of business) of the property of the Partnership, or any part thereof, any insurance award paid on account of destruction by casualty or from an eminent domain proceeding or conveyance in lieu thereof, or any other nonrecurring capital transaction after deduction of all expenses, charges and taxes incurred by the Partnership in connection with obtaining such proceeds and of any portion of such proceeds actually applied to the payment of Partnership indebtedness or to repair, restore or improve the property of the Partnership and after deduction of amounts used to establish reasonable reserves. Net Capital Proceeds shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with any sales and other dispositions (other than in the ordinary course of business) of the property of the Partnership.

     Distributions in liquidation will be made in accordance with the Capital Accounts of the Partners. (See " -- Dissolution and Winding Up.")

Allocations of Profit and Loss
------------------------------

     Profit of the Partnership for each fiscal year, up to the amount of Net Cash Flow distributed for such fiscal year, will be allocated in the same proportion that Net Cash Flow is distributed. To the extent the Profit for the fiscal year exceeds Net Cash Flow, such excess Profit will be allocated in the same manner as Profit from a sale or disposition of less than all or substantially all of the Partnership's assets (see below).

     Losses of the Partnership (other than Losses from the sale of all or substantially all assets or partial sales--see below) for each fiscal year shall be allocated to the Partners as follows: (1) first, to those Partners with positive Capital Account balances (determined with certain adjustments) in proportion to and to the extent of, such Capital Account balances; and (2) thereafter, to the Partners in the ratio of their Percentage Interests.

     Profit resulting from a sale or other disposition of all or substantially all of the Partnership's assets, or upon dissolution of the Partnership, shall be allocated to those Partners having negative Capital Accounts (determined with certain adjustments) in proportion to, and to the extent of, such negative Capital Accounts. Any remaining such Profit and all Loss resulting from a sale or other disposition of all or substantially all of the Partnership's assets, or upon dissolution of the Partnership, shall be allocated to the Partners so as to produce Capital Accounts for the Partners such that the amounts distributed in liquidation of the Partnership (see below) will be in the amounts, sequence and priority set forth with respect to distributions of Net Capital Proceeds. (See
" --Distributions.")

     Profit of the Partnership resulting from the sale or other disposition (other than in the ordinary course of business) of less than all or substantially all of the Partnership's assets shall be allocated to those Partners having negative Capital Accounts (determined with certain adjustments) in proportion to and to the extent of, such negative Capital Accounts. Any remaining such Profit and all Loss resulting from sale or other disposition (other than in the ordinary course of business) of less than all or substantially all of the Partnership's assets shall be allocated to the Partners so as to produce Capital Accounts for the Partners (computed in the manner set forth in the preceding sentence) such that if an amount of cash equal to such positive Capital Account balances were distributed in accordance with such positive Capital Account balances, such distribution would be in the amounts, sequence and priority set forth with respect to distribution of Net Capital proceeds. (See " --Distributions.")

     Items of income, gain, loss and deduction arising in the fiscal year in which there is a sale or other disposition of all or substantially all of the Partnership's assets or in which the

Partnership is dissolved shall be allocated to the Partners to the extent and in the manner necessary to produce Capital Accounts for the Partners such that the amounts distributed pursuant to Dissolution and Winding Up (see below) will be in the same amounts, sequence and priority as distributions of Net Capital Proceeds. (See " -- Distributions.")

     Neither the Partners nor the Partnership shall make or attempt to make an election under Code Section 754 to adjust the basis of Partnership property as provided in Code Sections 734(b) and 743(b).

     The Partnership Agreement also contains certain other allocation provisions intending to comply with Treasury regulations that govern the allocation of Partnership taxable income and loss.

Meetings of the Partners
------------------------

     Meetings may be called by either Partner. Notice of the meeting, stating the nature of the business to be transacted, must be given to the other Partner no less than seven and no more than 30 days before the meeting. Where a vote of both Partners is required or permitted, such vote may be given in person or by telephone or in writing. The vote of the Partners holding more than 50 percent of the Partnership Interests shall control (except that certain decisions require the approval of both Partners). (See " -- Management of the Partnership.")

     Each Partner may authorize another person to act for it by executing a proxy signed by the Partner or its attorney-in-fact. Such proxies are valid for 11 months and are revocable.

     BRC or its appointee will conduct all Partnership meetings pursuant to rules BRC deems appropriate. All such meetings, unless otherwise agreed, will be held at the principal place of business of the Partnership.

Unoccupied Lots -- Issuance of Additional Partnership Units to BRC
------------------------------------------------------------------

     BRC (directly or through its affiliates) shall be responsible for marketing all Unoccupied Lots to potential tenants. On or before March 1 of each year, BRC shall determine (1) the market value of each Partnership Unit, in accordance with a specific formula (the "Unit Value") and (2) the market value of each lot
                              ----------
that is occupied by a tenant, in accordance with a specific formula (the "Occupied Lot Value"). (These formulas are specifically described under " --
-------------------
Sale of Partnership Units Relating to Put Right and Call Right -- MPI Common Shareholder's Put Right."). BRC must deliver notice of the Unit Value and Occupied Lot Value (collectively, the "Values") to MPI in writing and such
                                       ------
values will be binding on BRC and MPI until notice of new Values has been delivered to MPI in writing.

     If a new tenant takes possession of an Unoccupied Lot, BRC will receive, for no additional consideration, additional Partnership Units in an amount equal to the then-current Occupied Lot Value divided by the then-current Unit Value, adjusted to the nearest whole number. Thereafter, subject to compliance with applicable securities laws, MPI shall, not earlier than 183 days after the Closing Date, and thereafter promptly, offer to sell to the new tenant who has taken possession of an Unoccupied Lot, a number of MPI Common Shares equal to the number of additional Partnership Units BRC received upon the leasing of such Unoccupied Lot multiplied by: the number of MPI Common Shares then issued and outstanding (not including any shares held as treasury stock), divided by the number of Partnership Units held by MPI at that time (the "Stock/Unit Ratio"),
                                                           ----------------
at a price equal to the Unit Value divided by the Stock/Unit Ratio.

     For example, assume that the current Occupied Lot Value is $40,335, the Current Unit Value is $1,297.98, 1,000 MPI Common Shares were initially issued by MPI and 1,000 Partnership Units were issued to MPI and that, using its own funds, MPI has repurchased 250 MPI Common Shares from MPI Common Shareholders, then, BRC would receive 31 additional Partnership Units and MPI would be required to offer to sell the new tenant 23 MPI Common Shares at $1,730.64 per share calculated as follows:

     First, determine the number of Partnership Units to be issued by the
Partnership to BRC: $40,335 (the current Occupied Lot Value)   $1,297.98 (the
current Unit Value) = 31 (rounded to the nearest whole number).

     Second, calculate the Stock/Unit Ratio: 750 (number of outstanding MPI Common Shares) 1,000 (number of MPI's Partnership Units) = 0.75.

     Third, determine the number of MPI Common Shares which MPI would be required to sell to the new tenant: 31 (the number of Partnership Units issued to BRC) x 0.75 (the Stock/Unit Ratio) = 23 (rounded to the nearest whole number).

     Next determine the price per share payable by the new tenant: $1,297.98 (the current Unit Value) 0.75 (the Stock/Unit Ratio) = $1,730.64

(See " -- Sale of Partnership Units Relating to Put Right and Call Right" for a description of how the Occupied Lot Value and Unit Value are calculated and an example of such calculations.)

     If the new tenant accepts the offer to purchase all or some of the MPI Common Shares, MPI shall issue the applicable MPI Common Shares to the new tenant in exchange for the purchase price.

     MPI is required to give written notice to BRC of the issuance of MPI Common Shares to the new tenant, and such notice shall constitute MPI's request to purchase a number of BRC's additional Partnership Units equal to the number of MPI Common Shares issued to the new tenant, divided by the Stock/Unit Ratio. For
Example: assume 23 MPI Common Shares were issued to the new tenant and the Stock/Unit Ratio is 0.75, then MPI's notice shall constitute its request to purchase all 31 of BRC's additional Partnership Units calculated by dividing 23 (the number of MPI Common Shares issued to the new tenant) by 0.75 (the Stock/Unit Ratio) = 30.6667. (See above for calculation of Stock/Unit
Ratio.)

     BRC will sell such additional Partnership Units to MPI upon receipt of the aggregate purchase price payable by the new tenant and evidence of the issuance of the MPI Common Shares to the new tenant. BRC, however, is not obligated to sell to MPI additional Partnership

Units where such sale would cause BRC's Partnership Interest to equal less than 50 percent of all the Partnership Interests, and MPI has agreed not to issue any MPI Common Shares to the extent that such issuance would cause BRC's Partnership Interest to fall below 50 percent.

Management of the Partnership
------------------------------

     Under the Partnership Agreement, the Partners have delegated to BRC full authority and responsibility to conduct the day-to-day management and control of the business and affairs of the Partnership including, without limitation, the authority to make all decisions with respect to the following:

     (1) arranging initial refinancing of the Loan from MHC Lending, and arranging for the refinancing of such debt, if necessary, and granting, on behalf of the Partnership, all mortgages, encumbrances and/or security interests required by lender(s) in connection with any such refinancing, so long as the foregoing complies with the terms set forth in the Operation Plan (see " -- Operation Plan");

     (2) incurring indebtedness on behalf of the Partnership in the ordinary course of business; and

     (3) doing all other things authorized by the Partnership Agreement and those other things that are necessary, advisable or convenient in connection with the management, operation or administration of the Park or the Partnership's business or affairs.

Certain management decisions, however, must be approved by both BRC and MPI. They include:

     (1)  the performance of any act in contravention of the Partnership
          Agreement;

     (2) the sale, exchange or other transfer of all or a substantial portion of the Park;

     (3) arranging financing for the Partnership or securing such financing (except for the initial refinancing of the Loan from MHC Lending and the refinancing of such initial refinancing);

     (4) changing the designation of the holder of legal record title to the Park or any other property owned by the Partnership;

     (5)  dissolving the Partnership;

     (6) ceasing or substantially altering the use of the Park as a mobile home park or manufactured home community;

     (7) performing any act that would make it impossible to carry on the ordinary business of the Partnership;

     (8) modifying the amount of the Capital Contribution to be made in exchange for issuance of a Partnership Unit;

     (9)  permitting either Partner to withdraw its Capital Contribution;

     (10) altering or deviating from the Operation Plan (see " -- Operation Plan");

     (11) approving the annual operating budget for the Property to be prepared and submitted by the Property Manager;

     (12) approving any amendment to the Management Agreement or the appointment of any replacement manager (unless the replacement manager is an Affiliate of BRC); and

     (13) any other Partnership action requiring the consent of both Partners under the Partnership Agreement.

BRC also has been designated the "Tax Matters Partner" pursuant to the Code.

     Operation Plan
     --------------

     Unless otherwise agreed by both Partners, the Park will be operated in accordance with the terms of the Operation Plan. The following is a summary of the material provisions of the Operation Plan. Because of market conditions or other factors there is no assurance that the increases in base rent provided for in the Operation Plan and discussed below will be achieved.

     Through the tenth anniversary of January 1, 2000, the base rent payable by a Meadows Homeowner will increase annually by the greater of: (a) five percent or (b) the annual percentage increase in the "Consumer Price Index for All Urban Consumers, All Items" prepared by the Bureau of Labor Statistics of the United States Department of Labor. Also, through the tenth anniversary of January 1, 2000, each Meadows Homeowner will pay additional monthly rent equal to one-twelfth of such Meadows Homeowner's pro rata share of aggregate ad valorem and non-ad valorem taxes and utilities assessed on the Park, subject to compliance with the rental prospectus and applicable law. Increases in base rent beginning on January 1, 2010 will be determined in accordance with the Florida Mobile Home Act and current industry practices with respect to rents and rental increases for mobile home parks and manufactured home communities in Florida. The Partnership shall apply no less than 1.5 percent of the annual gross revenues of the Partnership to capital improvements or to reserves for capital improvements to the Park.

     Subject to applicable law, BRC or its affiliate will act as the exclusive sales and marketing agent for the Park and shall have the exclusive right to develop and market additional lots in the Park, except that Meadows Homeowners will have the right to sell their manufactured homes independent of BRC or its affiliate. Meadows Homeowners may sublease their manufactured homes in accordance with current practice in effect as of the date of the Partnership Agreement so long as such Meadows Homeowners continue to comply with their rental agreements, and both the Meadows Homeowners and the sublessees comply with the Park's rules and regulations. Subject to applicable law, the Partnership may require the removal from the Park of any manufactured home that is not maintained in good condition and repair and in compliance with the rules and regulations.

Indemnification
---------------

     The Partnership will indemnify any Partner that incurs a personal loss or damages arising from any act performed by such Partner on behalf of the Partnership except where such Partner acted in bad faith, was grossly negligent or engaged in willful misconduct.

Execution of Documents
----------------------

     The signatures of both BRC and MPI are necessary for the Partnership to convey title to any real property owned by the Partnership. BRC's signature alone is necessary and sufficient to execute any promissory notes, trust deeds, mortgages or other instruments of hypothecation.

Call Right of BRC's Partnership Interest
----------------------------------------

     On the tenth anniversary of January 1, 2000 and on each fifth anniversary thereafter (the "Call Exercise Date"), MPI shall have the right to require BRC
                 ------------------
to sell to MPI or certain of its Affiliates all (but not less than all) of BRC's Partnership Units on terms including the following: (1) MPI shall give BRC written notice of its exercise of this right at least 90 days before the applicable Call Exercise Date; and (2) the price for BRC's Partnership Units shall be the number of Partnership Units held by BRC, multiplied by the then-current Unit Value (see " -- Sale of Partnership Units Relating to Put Right and Call Right -- Determination of Unit Value" below), plus $28,200.00 for each
                                                   ----
Unoccupied Lot that has not become an Occupied Lot by the date on which the sale of BRC's Partnership Units is consummated.

Sale of Partnership Units Relating to Put Right and Call Right
--------------------------------------------------------------

     MPI Common Shares may be owned only by MPI, Meadows Homeowners or the estate, beneficiaries or heirs of a deceased Meadows Homeowner, so long as such estate, beneficiaries or heirs own a mobile or manufactured home and lease a lot located in the Park (each such person an "Eligible Homeowner"). If an MPI
                                          ------------------
Common Shareholder desires to sell some or all of his or her MPI Common Shares, he or she is required to give written notice to MPI and BRC of such fact, specifying:

     (1)  the number of MPI Common Shares owned by such MPI Common Shareholder;

     (2) the number of such MPI Common Shareholder's MPI Common Shares proposed to be sold;

     (3) the identity of any proposed purchaser of the MPI Common Shares (who must be an Eligible Homeowner); and

     (4) the date upon which the MPI Common Shareholder reasonably expects to consummate the sale of such MPI Common Shares.

Such MPI Common Shareholder must give an additional written notice to MPI and BRC containing the information outlined above promptly upon ceasing to be an Eligible Homeowner.

     MPI Common Shareholder's Put Right
     ----------------------------------

     Each holder of MPI Common Shares has the right to sell his/her MPI Common Shares to another Eligible Homeowner. Subject to the Florida Business Corporation Act and MPI's Articles of Incorporation, and until the Partnership is terminated, each holder of MPI Common Shares also has the right to require that MPI purchase (the "Put Right") all or a portion of such holder's MPI Common
                        ---------
Shares at the cash price which shall equal the then-current Unit Value, divided
                                                                        -------
by the Stock/Unit Ratio (the "Put Price"), except that until January 1, 2002,
                              ---------
the Put Price shall equal the then-current Unit Value, divided by the Stock/Unit
                                                       -------
Ratio, multiplied by 80 percent.
       ----------

     For example, assume 1,000 MPI Common Shares were initially issued by MPI and accordingly, 1,000 Partnership Units were issued to MPI. If, using its own funds, MPI has repurchased 250 MPI Common Shares from MPI Common Shareholders, and the current Unit Value is $1,200, then the Put Price as of March 31, 1999 would be calculated as follows:

     First, calculate the Stock/Unit Ratio: 750 (number of outstanding MPI Common Shares) divided by 1,000 (number of MPI's Partnership Units) = 0.75.

     Next, determine the Put Price: $1,200 (Unit Value) divided by 0.75 (Stock/Unit Ratio) x 80% = $1,280.

     This Put Right by a holder of MPI Common Shares may not be exercised by any such holder if, after giving effect to the purchase of any MPI Common Shares by MPI, MPI would not have sufficient resources to pay its debts and they come due or would be insolvent or MPI would have no MPI Common Shares outstanding but would have MPI Preferred Stock outstanding. This Put Right will terminate at such time as the Partnership terminates.

               Determination of Unit Value
               ---------------------------

     The following defined terms are used in the determination of the Unit
Value:

     "Applicable Calendar Year" means the calendar year immediately preceding the date on which the Unit Value is determined.

     "Applicable Portion" means, for each Unoccupied Lot that becomes an Occupied Lot during any Applicable Calendar Year, a fraction the numerator of which shall be the number of days in the period commencing on the date that such Unoccupied Lot becomes an Occupied Lot and ending on December 31 in the same Applicable Calendar Year, and the denominator of which shall be 365.

     "Average Occupied Lot Number" means (i) the number of Occupied Lots on the first day of the Applicable Calendar Year, plus (ii) the aggregate of the
                                               ----
Applicable Portions for the Applicable Calendar Year.

     "Occupied Lot Value" from time to time during any Applicable Calendar Year means (i) the Property Net Operating Income, multiplied by (ii) sixteen (16),
                                             -----------
divided by (iii) the Average Occupied Lot Number.
-------

     "Outstanding Mortgage" means the outstanding principal amount of any mortgage indebtedness secured by the Park as of the last day of the Applicable Calendar Year.

     "Property Net Operating Income" means the net income of the Partnership before depreciation expense, mortgage interest expense and extraordinary items for the Applicable Calendar Year, as determined in accordance with generally accepted accounting principles.

     The Unit Value from time to time shall be equal to:

          (i) The Occupied Lot Value, multiplied by (ii) the number of Occupied
                                      ----------
     Lots as of the last day of such Applicable Calendar Year, minus (iii) the
                                                               -----
     Outstanding Mortgage, divided by (iv) the aggregate number of Partnership
                           -------
     Units issued and outstanding as of the last day of the Applicable Calendar Year.

     For example, assume that as of January 1, 1999, 295 lots within the Park are occupied and that on March 31, 1999, two Unoccupied Lots become Occupied Lots and on August 31, 1999, three Unoccupied Lots become Occupied Lots, such that as of December 31, 1999 there are 300 Occupied Lots within the Park. Assume that the Property Net Operating Income for 1999 is $750,000; and as of December 31, 1999 the Outstanding Mortgage is $6,000,000 and there are 4,700 Partnership Units outstanding. The Unit Value as of March 31, 2000 would be calculated as follows:

     First, determine the Applicable Portions for the lots that become occupied during the Applicable Calendar Year: 275/365 (for each of the two lots that become occupied on 3/31/99) and 122/365 (for each of the three lots that become occupied on 8/31/99). For this purpose the Applicable Calendar Year is 1999 which is the calendar year immediately preceding the date on which the Unit Value is determined.

     Second, determine the Average Occupied Lot Number: 295 (Occupied Lots at 1/1/99) + [(275/365) + (275/365) + (122/365) + (122/365) + (122/365)] = 297.5096


     Next, determine the Occupied Lot Value: $750,000 (1999 Property Net Operating Income) x 16 297.5096 = $40,335.

     Finally, determine the Unit Value: $40,335 x 300 (Occupied Lots at 12/31/99) - $6,000,000 (mortgage debt at 12/31/99) 4,700 (Partnership Units at
12/31/99) = $1,297.98.

     To exercise the Put Right, such holder of MPI Common Shares shall give at least 30 days' prior written notice to MPI and BRC of the exercise of the Put Right (the "Put Notice"). As a condition to its obligation to pay the Put Price
            ----------
to any MPI Common Shareholder, MPI may require reasonable indemnification from such MPI Common Shareholder in connection with the exercise of the Put Right.

     MPI's Call Right
     ----------------

     If an MPI Common Shareholder ceases to be an Eligible Homeowner for any reason or a person other than an Eligible Homeowner acquires any right, or claim of right, to MPI Common Shares (each such person a "Required Seller"), subject
                                                    ---------------
to the Florida Business Corporation Act and MPI's Articles of Incorporation, and until the Partnership is terminated, MPI shall have the right (the "Call
                                                                    ----
Right"), at any time thereafter, to purchase all of the MPI Common Shares owned by the Required Seller in exchange for the Put Price. MPI shall exercise its Call Right by delivering written notice ("Call Notice") to the record owner of
                                          -----------
such MPI Common Shares at the address of such record owner listed in the books and records of MPI. Such notice shall specify the date by which the MPI Common Shares owned or claimed by such Required Seller are required to be transferred to MPI. As a condition to its obligation to pay the Put Price to any MPI Common Shareholder, MPI may require reasonable indemnification from such MPI Common Shareholder in connection with the exercise of the Call Right. MPI shall, at the request of BRC, exercise the Call Right with respect to the MPI Common Shares owned by a Required Seller.

     The Florida Business Corporation Act and MPI's Articles of Incorporation prohibit MPI from exercising its Call Right if, after giving effect to the purchase of any MPI Common Shares by MPI, MPI would not have sufficient resources to pay its debts and they come due or would be insolvent, or MPI would have no MPI Common Shares outstanding but would have MPI Preferred Stock outstanding. This Call Right will terminate at such time as the Partnership terminates or all of BRC's interest in the Partnership is sold or assigned to MPI or an affiliate of MPI pursuant to the Partnership Agreement (See " -- Call Right of BRC's Partnership Interest").

          Failure of Required Seller to Transfer MPI Common Shares.  If MPI
          --------------------------------------------------------
exercises its Call Right, but the Required Seller fails to transfer to MPI such Required Seller's MPI Common Shares, or to provide the required indemnification by the date specified in MPI's notice, then, effective as of such specified date (the "Effective Sale Date"), such Required Seller shall be deemed to have sold
      -------------------
his or her MPI Common Shares to MPI. In that event, MPI shall elect either: (a) to escrow the Put Price for such MPI Common Shares, or (b) that BRC shall fund the Put Price to be escrowed. If MPI provides written notice to BRC of its election to require BRC to fund the Put Price, BRC shall pay to MPI the Put Price in cash to be placed in escrow by MPI. BRC's and MPI's Partnership Units will thereafter be automatically adjusted as described above in " -- MPI Common Shareholder's Put Right -- Effect on Partnership Units of BRC's Funding of Put Price."

          Required Seller's Rights.  From the Effective Sale Date, such Required
          ------------------------
Seller's sole right shall be to receive the Put Price for such MPI Common Shares, as calculated on any Effective Sale Date, upon delivery to MPI of the certificates for such MPI Common Shares and the required indemnification. The Required Seller shall not be entitled to receive any dividends or other distributions from MPI on account of such MPI Common Shares and such shares shall have no voting or other rights.

     Funding of Put Price.
     --------------------

     Within 7 days of its receipt of the Put Notice, or if MPI exercises its Call Right, MPI shall elect either (a) to fund the Put Price or (b) that BRC shall fund the Put Price. If MPI elects to fund the Put Price of any MPI Common Shares, it may do so solely out of its own funds and not out of borrowed moneys. MPI shall make its election by giving written notice of such election to BRC when delivering the Call Notice or within seven days after MPI's receipt of the Put Notice. MPI's failure to make a timely election as aforesaid shall conclusively be deemed its election to have BRC fund the Put Price.

     Effect on Partnership Units of BRC's Funding of Put Price.  Upon receipt by
     ---------------------------------------------------------
BRC of (1) a Put Notice or a Call Notice, (2) MPI's written election to have BRC fund the Put Price and (3) evidence acceptable to BRC in its sole discretion that the MPI Common Shares which are the subject of the Put Notice or the Call Notice have been validly transferred to MPI and any reasonable indemnification required has been given, BRC shall pay to MPI, or, at BRC's election, BRC shall pay directly to the applicable MPI Common Shareholder on MPI's behalf, the Put Price, in cash. Thereafter, in consideration of payment by BRC of the Put Price, immediately upon such payment by BRC, and without further action by the Partnership, MPI, BRC, or the shareholders or directors of MPI:

     (A) the number of Partnership Units held by BRC shall be increased by the number of MPI Common Shares transferred to MPI by the MPI Common Shareholder pursuant to the Put Right or the Call Right divided by the
                                                                  -------
          Stock/Unit Ratio; and

     (B) the number of Partnership Units held by MPI shall be decreased by the same number.

For example, assume that BRC owns 3,958 Partnership Units and MPI owns 750 Partnership Units. Further, assume that MPI receives a Put Notice with respect to 5 MPI Common Shares at a time when the Put Price per share is $1,297.98 and the Stock/Unit Ratio is 0.75. If MPI elects that BRC will fund the Put Price, then upon payment of the Put Price by BRC, the Partnership Units held by BRC and MPI shall be adjusted as follows:

     First, calculate the amount to be paid by BRC on MPI's behalf: 5 (number of MPI Common Shares subject to Put Notice) x $1,297.98 (Put Price per share) = $6,489.90.

     Then, adjust the number of MPI Common Shares by the Stock/Unit Ratio: 5 (number of MPI Common Shares) divided by 0.75 (Stock/Unit Ratio) = 6.6667.

     Then, increase the number of Partnership Units owned by BRC: 3,958 (number of Partnership Units owned by BRC) + 6.6667 (number of MPI Common Shares subject to the Put Notice, adjusted by the Stock/Unit Ratio) = 3,964.6667 (number of Partnership Units owned by BRC after it funds the Put Price).

     And, reduce the number of Partnership Units owned by MPI: 750 (number of Partnership Units owned by MPI) - 7 (number of MPI Common Shares subject to the Put Notice, adjusted by the Stock/Unit Ratio) = 743.3333 (number of Partnership Units owned by MPI after BRC funds the Put Price).

Loans
-----

     The interim Loan made by MHC Lending to finance the acquisition of the Park will (1) not be treated as a Capital Contribution but shall be a debt due from the Partnership to such lender and (2) be repayable out of the sum of the proceeds of the initial refinancing to be arranged by BRC (on behalf of the Partnership), the initial Capital Contributions made to the Partnership by BRC and the Capital Contributions made to the Partnership by MPI.

     In the event that the Partners or either of them shall determine that funds, in addition to Net Cash Flow, Net Capital Proceeds and the Capital Contributions, are required by the Partnership for any reason, BRC, on behalf of the Partnership, will try to obtain financing from a third party in the amount required. If such third party financing is reasonably available from a third party, the Partnership shall borrow such funds from such third party. If no such financing is reasonably available from a third party, BRC, on behalf of the Partnership, shall ask the Partners to loan such additional funds to the Partnership in the proportion of their Percentage Interests. Within 30 days after such request is made, each Partner shall either loan its proportionate share of the additional funds to the Partnership upon the terms specified in said notice, or notify BRC in writing that it elects not to make such loan (the failure to timely make such loan or give written notification of the election not to make such loan will conclusively constitute an election not to make such loan). Either Partner's failure to make any such loan shall not constitute a default under the Partnership Agreement.

     If the Partnership shall not have received all of the required additional funds, BRC shall be entitled (but not obligated) to make a loan to the Partnership in the amount of the shortfall, bearing interest at a reasonable rate as determined by BRC. Any such loan or advance made to the Partnership shall not be treated as a Capital Contribution but shall be a debt due from the Partnership to the Partner making such loan or advance.

Transfer of Partnership Units
-----------------------------

     BRC shall be entitled to transfer, sell or otherwise dispose of its Partnership Units, or any portion thereof to: (1) an Affiliate of BRC; (2) a Person that acquires BRC's Partnership Units pursuant to a sale by BRC and/or its Affiliates of a portfolio of assets; (3) a successor of BRC pursuant to a merger or consolidation of BRC; or (4) MPI or an Affiliate of MPI. Upon any such transfer, sale or other disposal, the transferee, purchaser or other assignee shall become a substitute Partner of the Partnership with all of the rights, powers and obligations of BRC under the Partnership Agreement.

     MPI may not transfer, sell or otherwise dispose of its Partnership Units, or any portion thereof, except to BRC or BRC's Affiliates.

     Any hypothecation, mortgage, pledge or collateralization of Partnership Units is expressly prohibited and any purported hypothecation, mortgage, pledge or collateralization by either Partner is null and void and of no legal effect, except that BRC can hypothecate, mortgage, pledge or collateralize all or any portion of its Partnership Units at any time after the tenth anniversary of January 1, 2000. In addition, sale, assignment or transfer of Partnership Units shall be treated for accounting and Federal tax purposes in accordance with the Partnership Agreement.

Books and Records
-----------------

     BRC will be required to keep adequate books and records of the Partnership at BRC's corporate office, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership's business and affairs. Each Partner shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records. The Partnership's fiscal year shall be the calendar year. BRC, in consultation with the Partnership's accountants, will make all decisions with respect to accounting and tax treatment relating to the Partnership's business.

Dispute Resolution
-------------------

     If a deadlock between the Partners as to the proper resolution of any matter or any other dispute between the Partners relating to the Partnership, the Park, or the Partnership Agreement (a "Deadlock") occurs between the
                                           --------
Partners that is not resolved by the tenth anniversary of

January 1, 2000, the Partners will endeavor to settle such Deadlock by mediation. If mediation is unsuccessful and binding arbitration is commenced prior to the tenth anniversary of January 1, 2000, such Deadlock will be resolved through binding arbitration.

     However, if such Deadlock is not resolved before, and is not in binding arbitration as of the tenth anniversary of January 1, 2000, or if such Deadlock occurs on or after the tenth anniversary of January 1, 2000, the Partners will endeavor to settle such Deadlock by mediation and, if mediation is unsuccessful, either Partner may issue a notice initiating a buy-sell procedure. Each such notice will constitute offers (the "Buy-Sell Offers") by the Partner giving the
                                    ---------------
notice both (i) to sell all of its Partnership Units to the other Partner or certain of its Affiliates for the price per Partnership Unit set forth in such notice (the "Buy-Sell Unit Price") and (ii) to purchase or cause certain of its
             -------------------
Affiliates to purchase all of the other Partner's Partnership Units for a price per Partnership Unit equal to the Buy-Sell Unit Price. The buying Partner shall also obtain (or cause the buying Partner's designated Affiliate to obtain) discharges of any continuing liability of the selling Partner on account of Partnership financing or, in lieu thereof, provide to the selling Partner an indemnification and hold-harmless agreement.

Dissolution and Winding Up
--------------------------

     The Partnership shall dissolve and commence winding up and liquidation upon the first to occur of any of the following ("Liquidating Events"):
                                                  ------------------

     (1) the sale of all or a substantial portion of the assets of the Partnership;
     (2) MPI and BRC shall each have voted to dissolve, wind up and liquidate the Partnership;
     (3) the happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Partnership;
     (4) either party shall terminate the Partnership Agreement by providing written notice to the other if the Registration Statement does not become effective within six months of filing with the Commission; or
     (5) any of the conditions to either Partner's obligation to close under the Contribution Agreement shall not be satisfied, such Partner shall not have waived such condition and such Partner shall have given notice to the other Partner terminating the Partnership Agreement.

     Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Partners. The proceeds from liquidation shall be applied, first, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners, second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners and the balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. If either Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

     In the event that the Partnership is liquidated on or before the tenth anniversary of January 1, 2000, the Park shall not be converted to a use other than a mobile home park or manufactured home community prior to the tenth anniversary of January 1, 2000 (subject to causes beyond the parties' reasonable control, including, without limitation, zoning changes, condemnation and casualty) and, on or before the date such liquidation is completed, the Partners shall execute and record a restrictive covenant, in recordable form and otherwise in form and substance reasonably acceptable to both Partners, prohibiting any such change of use, against the title to the Park.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Plan of Operation
-----------------

     MPI had no revenues from operations until MPI-1 acquired the Park on December 18, 1997. The Partnership has had no revenues to date. The Beneficial Interest in the Park will be transferred to the Partnership on the Closing Date. The plan of operation for the Park for 1998 is as follows: Total net rental income from the Park is expected to aggregate approximately $1,405,000 for the calendar year 1998. Other income from the Park is expected to aggregate approximately $12,000, for total revenues of $1,393,000. Expenses, including repairs, maintenance, utilities, insurance, taxes and administration are projected to be approximately $607,000, for a net operating income of approximately $798,000. Debt service and capital expenses are expected to total approximately $798,000, resulting in a projected total net cash flow of approximately $0. The statements made in this paragraph are forward-looking statements. Actual results could differ materially from these forward-looking statements. Factors that could cause a material difference include, but are not limited to, the loss of rent paying tenants in the Park, possible increases in the prices of utilities and other services, increases in the interest rate on money borrowed to refinance the purchase of the Park, unanticipated capital improvements, property tax increases and repairs.

     Neither MPI nor the Partnership expects to raise additional funds in the next 12 months, except to refinance the Loan made by MHC Lending to MPI-1 to acquire the Park. Neither MPI nor the Partnership plans to perform any research and development, purchase or sell any significant equipment or hire any employees.

Year 2000 Problem
-----------------

     The "Year 2000" problem refers to the potential problems occurring at the turn of the century from computer programs that understand only two digits. These computer programs may treat the year 2000 as the year 1900, causing the computer applications to fail or to provide inaccurate data. Such problems could result in both MPI's and the Partnership's temporary inability to process transactions or engage in normal business activities. Neither MPI, the Partnership nor MHC Management has made an assessment of the potential impact of the Year 2000 problem on the operations of MPI and/or the Partnership's operations and none of them intends to do so. Nonetheless, none of them expects the Year 2000 problem to have a material effect on such operations.

     MPI will be responsible for receiving distributions from the Partnership, if any, paying taxes and other expenses of MPI's operations and making distributions to its shareholders (if it has funds to distribute). MPI does not currently use a computer and therefore should not be affected by the Year 2000 problem. However, as the manager of the Park, MHC Management will be responsible for managing the Park. MHC Management's duties will include collecting rents and paying expenses, activities which may be impaired by the Year 2000 problem. MHC Management has advised MPI that it anticipates that its systems should be Year 2000 compliant by the end of the first quarter of 1999. However, if any of its systems fail because of the Year 2000 problem, MHC Management will process the Partnership's accounts manually.

     Certain factors beyond the control of MPI, the Partnership and MHC Management, however, could materially affect operations. There can be no guarantee that the operations of other entities upon which MPI, the Partnership and/or MHC Management may rely would not adversely impact MPI and the Partnership. For example, many public and private providers of fixed income payments, such as the Social Security Administration and pension plan administrators, could experience Year 2000 problems resulting in delayed payments. Because many Meadows Homeowners are retired and may rely on such fixed income to pay their rent, such delays could result in the inability of some Meadows Homeowners to pay their rent and ultimately result in a disruption of revenues to the Partnership. Moreover, utility services to the Park could be adversely affected if suppliers of such services are not Year 2000 compliant. Neither MPI nor the Partnership has made any inquiries as to the state of readiness of any such suppliers to overcome their potential Year 2000 problems. Neither MPI nor the Partnership has formulated a contingency plan to remediate any potential Year 2000 problems and none of them intends to do so. MHC Management believes it will be Year 2000 compliant by the end of the first quarter of 1999.

                                  MANAGEMENT

1.    Management of MPI
      -----------------

Executive Officers and Directors of MPI
---------------------------------------

                                                                              BUSINESS EXPERIENCE FOR LAST FIVE
NAME, AGE & RESIDENTIAL ADDRESS       OFFICE AND LENGTH OF SERVICE            YEARS
-------------------------------       ----------------------------            ---------------------------------
Mr. Richard McCann, 54                Principal Executive Officer since       Retired since August 1992.
2555 PGA Boulevard #119               September 1998, President since         Prior to retirement, employed as an
Palm Beach Gardens, FL                February 1998 and Director              accountant.
33410                                 since September 1997

Ms. Theresa Tyrrell, 62               Vice-President since February 1998      Retired since 1980.  Prior to
2555 PGA Boulevard #118               and Director since January 1997         retirement, employed as a secretary.
Palm Beach Gardens, FL

33410

Mr. Ted Stevenson, 67                 Principal Financial Officer since       Retired since 1990.  Prior to
2555 PGA Boulevard #89                September 1998, Secretary since         retirement, employed as manager of
Palm Beach Gardens, FL 33410          August 1996 and Director since          national accounts for L'Air Liquide.
                                      January 1997

Ms. Mary Bachiochi, 71                Principal Accounting Officer since      Retired since 1991.  Prior to
2555 PGA Boulevard #112               September 1998, Treasurer since April   retirement, employed as an accounts
Palm Beach Gardens, FL 33410          1998 and Director since February 1998   receivable specialist at a hospital
                                                                              and surgery center.

Mr. Gerald Flynn, 77                  Director since January 1998             Retired since 1985.  Prior to
2555 PGA Boulevard #43                                                        retirement, employed as sales
Palm Beach Gardens, FL 33410                                                  executive and consultant for
                                                                              wholesale forest products business.

Mr. David McNab, 70                   Director since January 1997             Retired since February 1986.  Prior
2555 PGA Boulevard #180                                                       to retirement, self-employed heating,
Palm Beach Gardens, FL 33410                                                  plumbing and air conditioning
                                                                              contractor.


Term of Office of Directors and Officers
----------------------------------------

     The Bylaws of MPI provide that each director of MPI shall be elected at the annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify, or until the earlier of their death, resignation or removal. MPI's Bylaws provide that MPI's principal officers shall be elected annually by the Board of Directors at the first meeting after each annual meeting of stockholders and shall hold office until their successors shall have been elected and qualify, or until their earlier death, resignation or removal.

Significant Employees
---------------------

     MPI has no employees and does not expect to hire any employees in the future.

Legal Proceedings
-----------------

     No MPI director or officer has been involved in any bankruptcy or criminal proceedings, excluding traffic violations and other minor offenses, in the last five years.

Remuneration of Directors and Officers
--------------------------------------

     No director or officer of MPI will receive any remuneration for serving as a director or officer of MPI.

Security Ownership of Directors, Officers and Certain Security Holders
----------------------------------------------------------------------

     The following table summarizes the security ownership of the directors and officers of MPI before and after the offering. Each of the directors allocated $1,000 of Advances previously made by each such director to the purchase price for one MPI Common Share. In addition, Mr. McCann paid $1,000 for one share of common stock of MPI-3, a predecessor of MPI. That share was converted into one MPI Common Share pursuant to the merger of MPI-3 into MPI. MPI's directors and officers made other Advances to MPI-1, aggregating $58,000, and each of them has indicated an intention to convert all of such Advances into MPI Common Shares in this Offer, as illustrated below. There are no outstanding options or warrants to acquire any MPI Common Shares.

     The MPI directors received the shares of MPI Preferred Stock as shown below in exchange for their membership interests in MPI-1 as the result of the series of mergers whereby MPI-1 was merged into MPI.


   TITLE OF CLASS           NAME OF OWNER         AMOUNT OWNED BEFORE     AMOUNT OWNED AFTER       PERCENT OF CLASS
                                                       OFFERING                OFFERING
MPI Common Shares           Richard McCann                2                       18                       /1/
-----------------
                            Gerald Flynn                  1                        7                       /1/
                            Mary Bachiochi                1                       10                       /1/
                            Theresa Tyrrell               1                       10                       /1/
                            David McNab                   1                       10                       /1/
                            Edward Stevenson              1                       10                       /1/

MPI Preferred Stock         Richard McCann                3/2/                     3                      1.3%
---------------------
                            Gerald Flynn                  1                        1                      0.4%
                            Mary Bachiochi                1                        1                      0.4%
                            Theresa Tyrrell               1                        1                      0.4%
                            David McNab                   1                        1                      0.4%
                            Edward Stevenson              1                        1                      0.4%

/1/ The percentage of MPI Common Shares owned by each MPI officer and director will depend on the total number of MPI Common Shares subscribed for by Meadows Homeowners.

/2/ Mr. McCann leased three lots in the Park and thus held three membership interests at the time of the merger.

2.   Management of BRC
     -----------------

     BRC was organized in December 1997. It has two partners: MHC Operating Limited Partnership, an Illinois limited partnership, which owns a 99 percent limited partnership interest and MHC-QRS Blue Ribbon Communities, Inc., a Delaware corporation ("MHC-QRS"), organized in December 1997, which owns a one
                       -------
percent general partnership interest. MHC is the sole shareholder of MHC-QRS and owns approximately 80 percent of MHC Operating Limited Partnership, while a variety of persons own the remaining 20 percent interest. Mr. Samuel Zell, Chairman of the Board of Directors of MHC, certain other officers of MHC and other entities controlled by Mr. Zell, own in the aggregate approximately 15 percent of MHC's common stock.

     MHC is a publicly owned Maryland corporation whose stock is traded on the New York Stock Exchange. MHC is engaged in the business of owning and operating manufactured and mobile home communities. MHC is self administered and self managed and qualifies as a real estate investment trust for Federal income tax purposes. MHC's communities are residential developments designed for single-family manufactured homes. Residents own the homes and lease the lots on which the homes are located. As of December 31, 1997, MHC owned or had a controlling interest in 121 manufactured home communities throughout the United States. The majority of MHC's properties are located in Florida, Arizona, Colorado and California. MHC has approximately 778 full-time employees.

     MHC has no financial or managerial commitments or other obligations whatsoever to BRC, the Partnership or the Park, nor is MHC under any financial or other obligation or duty to ensure that BRC complies with its obligations under the Partnership Agreement.


Executive Officers and Directors of MHC-QRS
-------------------------------------------

NAME & AGE                     OFFICE AND LENGTH OF SERVICE
----------                     ----------------------------
Samuel Zell, 56                Chairman and Director since December 1997

Howard Walker, 58              President, Chief Executive Officer and Director
                               since December 1997


Thomas P. Heneghan, Jr., 34    Executive Vice President, Chief Financial
                               Officer, Treasurer and Director since December
                               1997

Ellen Kelleher, 37            Executive Vice President, Assistant Secretary
                              and Director since December 1997

BUSINESS EXPERIENCE (last 5 years)
----------------------------------

TOM HENEGHAN has been Executive Vice President, Chief Financial Officer and Treasurer of MHC since 1997 and is a member of MHC's management committee. He was Vice President, Chief Financial Officer and Treasurer from February 1995 to March 1997. From January 1994 to February 1995, Mr. Heneghan was a member of the accounting firm Greenberg & Pociask, Ltd. From May 1993 until June 1994, he was vice president of Capsure Holdings Corp. and from January 1993 to November 1993, he was controller of Capsure Holdings Corp. (a company engaged in the business of providing surety and fidelity bonds). Mr. Heneghan was vice president and controller of Great American Management and Investment, Inc. (a holding company whose primary subsidiary offers products and services to the building, electrical, automotive and aviation industries) from December 1993 to December 1994, and controller from January 1993 to November 1993.

ELLEN KELLEHER has been Executive Vice President and General Counsel of MHC since March 1997 and is a member of MHC's management committee. From March 1994 to March 1997, she was Senior Vice President and General Counsel of MHC. Ms. Kelleher was a vice president of the law firm Rosenberg & Liebentritt, P.C. from January 1993 until December 1995 and was an associate at that law firm from October 1990 until January 1993.

HOWARD WALKER has been a director of MHC since November 1997, President of MHC since September 1997 and Chief Executive Officer since December 1997. Since March 1995, Mr. Walker has been President of Realty Systems, Inc., an affiliate of MHC, and is a member of MHC's management committee. From January 1995 to March 1995, he was a Vice President of MHC. From August 1994 to January 1995, Mr. Walker was the principal of Walker Realty Co., a full-service real estate company. From January 1989 to July 1994, he was a principal and partner of The Markin Group, a full-service real estate company.

SAMUEL ZELL has been MHC's Chairman of the Board since March 1995 and its Chief Executive Officer from March 1995 to August 1996. Mr. Zell had been Co-Chairman of the Board of MHC from its formation in March 1993 until March 1995. From 1983 until its dissolution in 1993, he was a director of Mobile Home Communities, Inc., MHC's predecessor. Currently, Mr. Zell is chairman of the board of directors of Equity Group Investments, Inc, an investment company; American Classic Voyages, Inc., a provider of overnight cruises in the United States; Anixter International Inc., a distributor of electrical and cable products; and Jacor Communications, Inc., an owner and operator of radio stations. He also is chairman of the board of trustees of Capital Trust, a specialized finance company; Equity Office Properties Trust, an equity real estate investment trust primarily involved with office buildings; and Equity Residential Properties Trust, an equity REIT primarily focused on multifamily residential properties. Mr. Zell is a director of Chart House Enterprises, Inc., an owner and operator of restaurants; Fred Meyer, Inc., an owner and operator of grocery stores and discount stores; Ramco Energy plc, an independent oil company in the United Kingdom; and TeleTech Holdings, Inc., a provider of customer care solutions.

Significant Employees
---------------------

     Neither BRC nor MHC-QRS has any employees, nor do they expect to hire any employees in the future.

Sales Agent
-----------

     MPI's sales agent with respect to the Offer in Florida is Coastal Financial Security, Inc., 100 W. Kennedy Boulevard, Suite 880, Tampa, FL 33602.

Counsel
-------

     MPI's counsel with respect to the Offer and the Rescission Offer is Steptoe & Johnson LLP, 1330 Connecticut Avenue, N.W., Washington, DC 20036. Steptoe & Johnson LLP is also counsel to BRC, MHC and various of their affiliates.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     MPI has not been, and does not expect to be in the future, a party to any transaction in which any officer, director, promoter or principal shareholder of MPI or any member of their immediate families or any firms or corporations with which they are associated, had or is to have a direct or indirect material interest except as described herein. The officers and directors of MPI are Meadows Homeowners and lease lots in the Park on which their homes are located. Such leases are on terms similar to those prevailing for comparable transactions with unaffiliated persons.

     In June 1998, Richard McCann, President and a director of MPI paid $1,000 for one share of common stock of MPI-3, a predecessor of MPI. That share was converted into one MPI Common Share pursuant to the merger of MPI-3 into MPI.
In January 1999, each of the MPI directors acquired 1 MPI Common Share for $1,000 per share by converting $1,000 of Advances previously made by each of them to MPI-1 into one MPI Common Share. As a result of the merger of MPI-1 with and into MPI, each of the directors of MPI, except Mr. McCann, received one share of MPI Preferred Stock in exchange for their membership interests in MPI-
1. Mr. McCann leased three lots in the Park and thus held three membership interests at the time of the merger, in exchange for which he received three shares of MPI Preferred Stock.

     From January 14, 1998 through March 1, 1998, Mr. McCann acted as interim Park manager for MHC Management for which he received fees of $2,500 per month.

     The governing documents of MPI do not expressly prohibit the directors, officers, security holders or affiliates of MPI from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by MPI or any transaction involving MPI. Also, the governing documents of MPI do not prohibit the directors, officers, security holders or affiliates from engaging in competing businesses, and they may do so.

     BRC's affiliate, MHC, owns and/or manages a number of manufactured home communities or mobile home parks in Florida, some of which compete or may compete with the Park.

     For a description of other transactions between MPI and certain affiliates of BRC, see "DESCRIPTION OF PROPERTY -- Management of the Park" and "DESCRIPTION OF BUSINESS -- Description of Business of the Partnership."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States Federal income and related tax considerations relevant to MPI Common Shareholders relating to the purchase, ownership and disposition of MPI Common Shares and MPI's purchase, ownership and disposition of Partnership Units. This discussion is based upon the Code, Treasury Regulations, Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Service will not challenge one or more of the tax consequences described herein and neither MPI, BRC nor the Partnership has obtained, nor do they intend to obtain, a ruling from the Service with respect to the United States Federal income tax, state tax, local tax, foreign tax or other tax consequences of acquiring or holding the MPI Common Shares or the Partnership Units. This discussion does not purport to deal with all aspects of United States Federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations and persons holding MPI Common Shares as part of a hedging or conversion transaction or straddle or persons deemed to sell MPI Common Shares under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or United States Federal estate and gift tax law applicable to U.S. Holders nor any aspect of state, local or foreign law or United States Federal gift tax law applicable to Non-U.S. Holders. In addition, this discussion is limited to original purchasers of MPI Common Shares who hold such MPI Common Shares as a "capital asset" within the meaning of Code Section 1221.

     As described above, MPI will continue to own the record interest in the Park, and the Partnership will own the Beneficial Interest in the Park. MPI will enter the Nominee Agreement with the Partnership, whereby MPI will act as nominee and agent of the Partnership with regard to the Park. Assuming that MPI and the Partnership comply with the terms of the Nominee Agreement, it is expected that the Partnership will be treated as owner of the Park for Federal income tax purposes.

ALL PROSPECTIVE PURCHASERS OF MPI SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF MPI SHARES AND MPI'S PURCHASE, OWNERSHIP AND DISPOSITION OF PARTNERSHIP UNITS.

1.   Taxation of MPI as a Corporation
     --------------------------------

     United States Federal Income Tax.  MPI is a corporation that will be
     --------------------------------
subject to United States Federal income tax separately from the MPI Common Shareholders. MPI will be subject to a graduated income tax of 34 percent with respect to its taxable income exceeding $75,000 but not exceeding $10,000,000. In determining its net income or loss, MPI will subtract any operating expenses and other allowable deductions from gross income. Net operating losses, if any, will be deductible by MPI subject to certain carryback and carryover provisions. MPI may accumulate its earnings for a bona fide business reason and thus, although MPI may be subject to tax on its taxable income, MPI may retain such earnings rather than make a distribution to the MPI Common Shareholders. In the event that MPI allows its earnings to accumulate beyond the reasonable needs of the business, it may be subject to an accumulated earnings tax of 39.6 percent. The after-tax earnings of MPI will be subject to Federal income tax to the MPI Common Shareholders when distributed to the MPI Common Shareholders. (See " -- Dividends and Other Distributions.")

     An alternative minimum tax is imposed on corporations taxable under Subchapter C of the Code. However, a corporation that had average gross receipts of $5,000,000 or less for the three taxable years that ended with its first tax year beginning after December 31, 1996, or had gross receipts of $5,000,000 or less for the period during which the corporation was in existence where the corporation was not in existence for the entire three-year period, will qualify as a "small corporation" and will not be subject to the alternative minimum tax. MPI believes that it will qualify as a "small corporation" and should not be subject to an alternative minimum tax.

     Florida Franchise Tax.  In addition to United States Federal income tax,
     ---------------------
MPI will be subject to the Florida franchise tax at the rate of 5.5 percent of MPI's net income. Net income for this purpose is generally a corporation's adjusted Federal income subject to certain adjustments. MPI believes that, because it will qualify as a "small corporation" under Code Section 55, MPI will not be subject to the Florida alternative minimum tax.

2.   Consequences of Ownership of MPI Common Shares
     ----------------------------------------------

     A.  U.S. Holders.    The following discussion is limited to certain United
         ------------
States Federal income tax consequences relevant to a U.S. Holder. U.S. Holders should consult their own tax advisors concerning the state, local, estate and other tax consequences of the purchase, ownership and disposition of MPI Common Shares.

     Dividends and Other Distributions.  Distributions, if any, paid on the MPI
     ---------------------------------
Common Shares, to the extent made from current and/or accumulated earnings and profits of MPI, as determined for United States Federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders).

     Sale or Exchange of MPI Common Shares.  Gain or loss realized on the sale
     -------------------------------------
or exchange of MPI Common Shares will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such MPI Common Shares. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the MPI Common Shares for more than one year. Long-term capital gain realized on a sale or exchange of MPI Common Shares by an individual will be subject to certain maximum tax rates and losses realized on a sale or exchange of MPI Common Shares held by any type of taxpayer may be limited. Gain on most capital assets held by an individual more than one year is subject to a maximum tax rate of 20 percent. Deductions for capital losses in excess of capital gains for individuals may be limited and are not allowed for corporate taxpayers. Carryback and carryover of such excess capital losses may be allowed.

     Redemption of MPI Common Shares.  Pursuant to the Put Right in the
     -------------------------------
Partnership Agreement, MPI Common Shareholders may have the right or the obligation under certain circumstances to sell MPI Common Shares to MPI. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Put Right.") The sale of the MPI Common Shares to MPI will be treated as a redemption for Federal income tax purposes. The treatment accorded to any redemption by MPI of MPI Common Shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a U.S. Holder will recognize capital gain measured by the excess of the amount received by the U.S. Holder upon the redemption over such U.S. Holder's adjusted tax basis in the MPI Common Shares redeemed (provided the MPI Common Shares are held as a capital asset) if such redemption
(i) results in a "complete termination" of the U.S. Holder's interest in all classes of shares of MPI under Code Section 302(b)(3), (ii) is "substantially disproportionate" with respect to the U.S. Holder's interest in MPI under Code
Section 302(b)(2) or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Code Section 302(b)(1). In applying these tests, there must be taken into account not only any MPI Common Shares owned by the U.S. Holder, but also any MPI Preferred Stock and any other options (including stock purchase rights) to acquire MPI Common Shares. The U.S. Holder also must take into account any such securities (including options) which are considered to be owned by such U.S. Holder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).

     If the redemption does not meet any of the tests under Code Section 302, then the redemption proceeds received from the MPI Common Shares will be treated as a distribution on the MPI Common Shares as described under " -- Consequences of Ownership of MPI Common Shares in MPI -- U.S. Holders -- Dividends and Other Distributions". If the redemption is taxed as a dividend, the U.S. Holder's adjusted tax basis in the MPI Common Shares will be transferred to any other shares held by such U.S. Holder. If the U.S. Holder owns no other shares in MPI, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

     Information Reporting and Backup Withholding.  A U.S. Holder of MPI Common
     --------------------------------------------
Shares may be subject to "backup withholding" at a rate of 31 percent with respect to certain "reportable payments," including interest payments and dividend payments. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury
                                 ---
within a reasonable time after the request therefor, (ii) furnishes a TIN as to which the Service provides notification that the TIN is incorrect, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide MPI with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's Federal income tax liability, provided that the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

     The Company will report to the U.S. Holders of MPI Common Shares and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

     B.  Non-U.S. Holders.  The following discussion is limited to certain
         ----------------
United States Federal tax consequences relevant to a Non-U.S. Holder. Non-U.S. Holders should consult their own tax advisors concerning the state, local, foreign and other tax consequences of the purchase, ownership and disposition of the MPI Common Shares.

     For purposes of United States Federal withholding tax on dividends discussed below, a Non-U.S. Holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of MPI Common Shares will be considered to be "United States trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business within the U.S. of such Non-U.S. Holder or (ii) in the case of certain residents of certain countries which have an income tax treaty in force with the United States, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States as such terms are defined in the applicable treaty.

     Dividends and Other Distributions.  In general, distributions on MPI Common
     ---------------------------------
Shares treated as dividend income paid to a Non-U.S. Holder of MPI Common Shares will be subject to withholding of United States Federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are considered to be United States trade or business income could be subject to United States Federal income tax at regular ordinary income tax rates, but are not generally subject to the 30 percent United States Federal withholding tax if the Non-U.S. Holder makes the appropriate notification to the payor. To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is United States trade or business income, the Non-U.S. Holder must provide to MPI a properly executed Internal Revenue Service Form 1001 or Internal Revenue Service Form 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of dividend income. Under recently issued Treasury Regulations generally promulgated under Code Sections 1441 and 1442 (the "Withholding Regulations"), the required Forms 1001
                             -----------------------
and 4224 will be replaced with a new Internal Revenue Service Form W-8. The Withholding Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. The Service has announced, however, that it intends to amend the regulations to provide that such regulations will be generally applicable beginning January 1, 2000 and to provide certain new transition rules for satisfying the Withholding Regulations. Under the Withholding Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to MPI. Special procedures are provided in the Withholding Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations. Any United States trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and for purposes of determining the applicability of a tax treaty rate. Other recently adopted Treasury Regulations generally promulgated under Code
Section 894 that are effective with respect to payments made on and after January 1, 1998, provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. Prospective investors should consult their tax advisors regarding the effect, if any, of the recently adopted regulations.

     A Non-U.S. Holder of MPI Common Shares that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any amounts withheld at the 30 percent statutory rate by filing an appropriate claim for a refund with the Service.

     Sale, Exchange or Redemption of MPI Common Shares.  MPI expects to be
     -------------------------------------------------
treated as a United States real property holding corporation ("USRPHC") for
                                                               ------
United States Federal tax purposes because of its ownership through the Partnership of substantial real estate assets in the United States. A corporation generally is characterized as a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. As a result, pursuant to the Foreign Investment in Real Property Tax Act, Non-U.S. Holders of MPI Common Shares are subject to United States Federal income taxation at regular graduated rates pursuant to Code Section 897 on any gain realized from the sale or other disposition of such stock, unless an exemption is provided under an applicable tax treaty. The gain would be treated as effectively connected with the conduct of a trade or business within the United States and the sale or other disposition generally would be subject to withholding tax equal to ten percent of the amount realized therefrom. In addition, distributions, if any, paid on the MPI Common Shares, to the extent not made from current and/or accumulated earnings and profits of MPI, as determined for United States Federal income tax purposes, are also treated as taxable exchanges of stock to which these rules apply.

     Federal Estate Tax.  MPI Common Shares owned or treated as owned by an
     ------------------
individual who is not a citizen or resident of the United States (for Federal estate tax purposes) will be included in such individual's estate for United States Federal income tax purposes unless an applicable estate tax treaty otherwise provides.

     Information Reporting and Backup Withholding.  MPI must report annually to
     --------------------------------------------
the Service and to each Non-U.S. Holder any dividend that is subject to withholding. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Generally, information reporting and backup withholding of United States Federal income tax at a rate of 31 percent may apply to any payments to Non-U.S. Holders if the payee fails to certify that the holder is a non-United States person or if MPI or its paying agent has actual knowledge that the payee is a United States person. The 31 percent backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30 percent withholding as discussed above or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of MPI Common Shares to or through a United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides certification as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exception are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of MPI Common Shares to or through a foreign office of a broker will generally not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50 percent or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

     The Withholding Regulations alter the foregoing rules in certain respects. The Withholding Regulations provide presumptions under which a Non-U.S. Holder is subject to information reporting and backup withholding at the rate of 31 percent unless MPI receives certification of the holder's non-United States status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity or (iii) by certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States Federal income tax liability, provided that the requisite procedures for claiming such refund or credit are followed.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS OR

HER OWN TAX ADVISOR AS TO PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OR HER OF PURCHASING, HOLDING AND DISPOSING OF THE MPI SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGE.

3.   Consequences of Ownership of Partnership Units.  This section discusses the
     ----------------------------------------------
Federal income tax consequences to MPI of becoming a Partner in the Partnership and the Federal income tax consequences to MPI and MPI Common Shareholders of MPI's ownership of Partnership Units.

     Transfer of Cash and the Park for Partnership Units.  As described in
     ---------------------------------------------------
greater detail above, MPI will contribute cash and the Beneficial Interest in the Park to the Partnership, which will assume the Loan, in exchange for Partnership Units.

     Code Section 721 provides that, as a general rule, no gain or loss is recognized to a partnership or to any of its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership. In addition, Code Section 731 provides that, as a general rule, neither a partnership nor a partner recognizes gain or loss on the distribution by the partnership of property, other than money, to a partner. However, depending upon the circumstances, a partner's deemed relief from liabilities, either in connection with a contribution to a partnership or a distribution from a partnership or a repayment of part or all of such liabilities, could cause the partner to recognize taxable gain on a contribution or distribution that would otherwise qualify for tax free treatment under Code Sections 721 or 731.
(See "--Relief from Liabilities/Deemed Cash Distribution.")

     Relief from Liabilities/Deemed Cash Distribution.  Under the applicable
     ------------------------------------------------
provisions of the Code, MPI will include in the tax basis for its Partnership Interest its share of the Partnership's liabilities, determined in accordance with the Treasury Regulations under Code Section 752. MPI will also include in the tax basis for its Partnership Interest any capital contributions that it has actually made to the Partnership and its allocable share of all Partnership income and gains and reduce its tax basis by the amount of all distributions that it receives from the Partnership and its allocable share of all Partnership losses. For purposes of these rules, if MPI's share of Partnership liabilities is reduced for any reason, MPI will be deemed to receive a cash distribution equal to the amount of such reduction. MPI will recognize gain as a result of this deemed cash distribution if, and to the extent that, the deemed cash distribution exceeds MPI's adjusted tax basis for its Partnership Interest. It is not expected that MPI will recognize taxable gain as a result of its contribution of the Beneficial Interest in the Park to the Partnership, which will assume the Loan, and the refinancing of the Loan. However, future decreases in MPI's share of Partnership liabilities could result in the recognition of taxable gain without the receipt of cash. (See " -- Treatment of Partnership Distributions.")

     Treatment of Partnership Distributions.  Distributions of money (including
     --------------------------------------
deemed distributions resulting from decreases in MPI's share of Partnership liabilities) by the Partnership to MPI generally will not be taxable to MPI for Federal income tax purposes to the extent of MPI's aggregate tax basis in its Partnership Units immediately before the distribution.

Distributions of money in excess of such tax basis generally will result in gain in the amount of such excess, a portion of which may be ordinary income. Any reduction in MPI's share of the Partnership's liabilities, either through repayment, refinancing or otherwise, will be treated as a distribution of money to MPI. A decrease in MPI's Percentage Interest in the Partnership because of an issuance of additional Partnership Units by the Partnership also will decrease MPI's share of liabilities of the Partnership and thus will result in a corresponding deemed distribution.

     A non-pro rata distribution of money or property may result in ordinary income to MPI, regardless of its tax basis in its Partnership Units, if such distribution reduces MPI's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or "inventory items" (both as defined in Code Section 751) (collectively, "Code Section 751 Assets").
                                  -----------------------

     Gain or loss attributable to any "inventory items" will be treated as ordinary gain or loss. Among other things, Code Section 751 Assets include, to the extent not previously includible in Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership sold its assets at their fair market value. To the extent MPI receives a non-pro rata distribution that reduces its share of Code Section 751 Assets, MPI will be treated as having received a distribution of its proportionate share of Code Section 751 Assets and having exchanged such assets with the Partnership in return for a portion of the actual distribution made to MPI equal to the fair market value of its proportionate share of Code Section 751 Assets. This latter deemed exchange will generally result in MPI's realization of ordinary income under Code Section 751(b). Such income will equal the excess of (1) the portion of such distribution deemed received in exchange for MPI 's proportionate share of the Code Section 751 Assets over (2) its tax basis in the share of such Code Section 751 Assets deemed relinquished in the exchange. Although the Partnership does not currently expect to make an actual non-pro rata distribution of money or property, a deemed distribution of money resulting upon the Partnership's subsequent issuance of additional Partnership Units would constitute a non-pro rata distribution for purposes of Code Section 751(b). The Service has ruled that the change in MPI's share of Code Section 751 Assets that would normally occur upon such an issuance, when coupled with such deemed distribution of money, will cause the application of Code Section 751(b).

     Initial Basis of Partnership Units.  In general, MPI will have an initial
     ----------------------------------
tax basis for its Partnership Units ("Initial Basis") equal to the money
                                      -------------
contributed and its basis in any assets contributed by MPI to the Partnership, reduced by its share of the liabilities from which it is relieved and increased by its share of the liabilities of the Partnership. MPI's Initial Basis for its Partnership Units will generally be increased by (a) its share of Partnership taxable income and (b) increases in its share of liabilities incurred by the Partnership, if any and MPI's initial basis in its Partnership Units will be decreased (but not below zero) by (i) its share of Partnership distributions,
(ii) decreases in its share of liabilities of the Partnership, (iii) its share of losses of the Partnership and (iv) its share of nondeductible expenditures of the Partnership that are not chargeable to capital.

     Allocations of Partnership Income, Gain, Loss and Deduction.  Under Code
     -----------------------------------------------------------
Section 704(b), a partnership's allocation of any item of income, gain, loss or deduction to a partner will be given effect for Federal income tax purposes so long as it has "substantial economic effect," or is otherwise allocated in accordance with the "partner's interest in the partnership." It is intended that the Partnership will allocate its income, gain, loss or deduction for each taxable year in a manner consistent with such requirements. If an allocation does not satisfy these requirements, it will be reallocated among the Partners on the basis of their respective interests in the Partnership, taking into account all facts and circumstances.

     Code Section 704(c) Tax Allocations with Respect to Contributed Property.
     ------------------------------------------------------------------------
Pursuant to Code Section 704(c), income, gain, loss and deduction attributable to economically appreciated or depreciated property that is contributed to a partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Code Section 704(c) Gain"). The Partnership
                              ------------------------
Agreement requires allocations of income, gain, loss and deduction in a manner that is consistent with Code Section 704(c).

     Effect of Partnership Transactions on MPI.  There are a variety of
     -----------------------------------------
transactions that the Partnership may undertake with respect to the Park or the debt secured by the Park which could cause the Partners, including MPI, to recognize a significant amount of taxable gain, even though little or no cash is distributable to them as a result thereof. Such transactions include but are not limited to the sale of the Park. Pursuant to the Partnership Agreement, the consent of both BRC and MPI is required prior to a sale of all or a substantial portion of the Park. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Management of the Partnership.") If the Park is sold in a substantially tax-deferred installment sale, or is disposed of in a "like-kind" exchange that is substantially tax-deferred under Code Section 1031, MPI may recognize gain on such sale or exchange as a result of depreciation recapture (which cannot be deferred under the installment method of reporting) or as the result of the receipt of property that is not of like-kind to the property exchanged.

     Termination of the Partnership.  In the event of the termination of the
     ------------------------------
Partnership, a distribution of the Partnership property (other than money) will not result in taxable gain to MPI (except to the extent provided in Code Section 737 for liquidations occurring within seven years of the date of the transfer of the Beneficial Interest in the Park to the Partnership) and MPI will hold such distributed property with a basis equal to the adjusted basis of such Partnership Units, reduced by any money distributed in liquidation. Further, the liquidation of the Partnership will be taxable to MPI to the extent that any money distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds MPI's tax basis in its Partnership Units.

     Limitations on Deductibility of Losses; Treatment of Passive Activities and
     ---------------------------------------------------------------------------
Portfolio Income.  MPI may not deduct from taxable income its share of the
----------------
Partnership losses, if any, to the extent that such losses exceed MPI's adjusted tax basis in its Partnership Units at the end of the Partnership's taxable year in which the loss occurs. The "passive loss rules" and the "at risk rules" do not apply to corporations such as MPI, unless 50 percent or more of the value of the stock of MPI becomes owned directly or indirectly by five or fewer individuals during the last half of the taxable year. It is not anticipated that the MPI Common Shares will be so owned and these rules are therefore expected to be inapplicable.

     Constructive Termination of the Partnership.  Under Code Section
     -------------------------------------------
708(b)(1)(B), a partnership will be considered to terminate if within a 12-month period there is a sale or exchange of 50 percent or more of the interests in partnership capital and profits. Except upon exercise of MPI's call right or the termination of the Partnership pursuant to a Buy-Sell Closing (see "SUMMARY OF THE PARTNERSHIP AGREEMENT -- MPI's Call Right" and "Dispute Resolution"), it is not expected that the Partnership will terminate within the meaning of Code
Section 708(b)(1)(B). In the event of the constructive termination of the Partnership, the Partnership will be deemed to contribute all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, the Partnership will be deemed to distribute interests in the new partnership to the Partners in proportion to their respective interests in the Partnership in liquidation of the Partnership. MPI would generally recognize no gain or loss on the deemed receipt of the interest in the new partnership and no change in the Partnership's basis in the Beneficial Interest in the Park should result. The deemed new partnership would be required to depreciate the Beneficial Interest in the Park as if it were newly-acquired property. Thus, a tax termination would reduce the amount of depreciation deductions available to the deemed new partnership and allocable to MPI. A tax termination of the Partnership could also have the adverse effect on any partner of the Partnership whose tax year is not the calendar year of requiring the inclusion of more than one year of Partnership tax items in one tax return of such partners, resulting in a "bunching" of income.

     No Section 754 Election.  If a partnership files an election under Code
     -----------------------
Section 754 (a "Section 754 Election") and a partner transfers its interest, the
                --------------------
basis of the partnership's property, with respect to the transferee partner only, is either increased or decreased by the difference between the purchase price for its partnership interest and the partner's proportionate share of the partnership's adjusted basis for all partnership property. Any increase or decrease resulting from such adjustment is allocated among the partnership's assets in accordance with rules established under Code Section 755, which results in an increase or decrease in depreciation deductions with respect to the transferee partner. After such adjustment has been made, the transferee partner's share of the adjusted basis of the partnership's property is equal to the adjusted basis of its partnership interest.

     The Partnership does not presently intend to file a Section 754 Election to adjust the bases of Partnership property following the transfer of a Partnership Unit because of the cost and tax accounting complexities such an election could entail. In the absence of a Section 754 Election, MPI may recognize greater taxable income than it would if a Section 754 Election were made. MPI may recognize an offsetting capital loss upon liquidation of the Partnership, but the deductibility of any such capital loss may be limited.

     Disposition of Partnership Units by MPI.  If Partnership Units are sold or
     ---------------------------------------
otherwise disposed of by MPI, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the tax basis for such Partnership Units. (See "-- Initial Basis of Partnership Units.") The sale or other disposition of Partnership Units by

MPI is subject to certain restrictions. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Transfer of Partnership Units.") Upon the sale of Partnership Units, the "amount realized" will be measured by the sum of the cash and fair market value of other property received plus the portion of the Partnership's nonrecourse liabilities allocable to the Partnership Units sold. To the extent that the amount of cash or property received plus the allocable share of the Partnership nonrecourse liabilities exceeds MPI's basis for the Partnership Units disposed of, MPI will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition. To the extent that the amount realized upon the sale of Partnership Units attributable to MPI's share of Code Section 751 Assets of the Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income.

     Sale of MPI Common Shares at Put Price.  In the event that an MPI Common
     --------------------------------------
Shareholder sells such MPI Common Shareholder's MPI Common Shares to MPI pursuant to the Put Right set forth in the Partnership Agreement and MPI sells a number of Partnership Units to BRC, MPI will recognize gain or loss as a result of such sale. (See "-- Disposition of Partnership Units by MPI.") Notwithstanding the ability of BRC to elect to pay the Put Price directly to the MPI Common Shareholder on MPI's behalf, BRC, MPI and the Partnership intend to treat this transaction for Federal income tax purposes as a sale of Partnership Units by MPI to BRC in exchange for the Put Price, followed by a redemption of the MPI Common Shareholder's MPI Common Shares by MPI in exchange for the Put Price. To the extent that such a sale of Partnership Units by MPI to BRC results in taxable gain and MPI incurs a Federal or state corporate tax liability, MPI will be solely responsible for payment of such tax liability. (See "-- Taxation of MPI as a Corporation.") Any such payment by MPI may reduce MPI's ability to make distributions to its remaining shareholders.

     Tax Shelter Registration.  Under Code Section 6111, the person principally
     ------------------------
responsible for organizing certain "tax shelters" must register the "tax shelter" with the Service. MPI believes that no interests in a tax shelter are being offered for sale hereunder and accordingly, that no tax shelter registration is required.

     Partnership Audit Procedures.  The Federal income tax information returns
     ----------------------------
filed by the Partnership may be audited by the Service. Adjustments (if any) resulting from such an audit may require each Partner to file an amended tax return and possibly may result in an audit of the Partner's return. Any audit of a Partner's return could result in adjustments of non-Partnership items. Partnerships generally are treated as separate entities for purposes of Federal tax audits, judicial review of administrative adjustments by the Service and tax settlement proceedings. The tax treatment of Partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement of the Partnership appoints BRC as the Tax Matters Partner for the Partnership. The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the Partnership and its Partners and can extend the statute of limitations for assessment of tax deficiencies against Partners with respect to Partnership items. The Tax Matters Partner will use reasonable efforts to keep each Partner informed of administrative and judicial tax proceedings with respect to Partnership items in accordance with temporary Treasury Regulations issued under Code Section 6223. The Tax Matters Partner may seek judicial review (to which all the Partners are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Partner having at least a one percent interest in the profits of the Partnership and by Partners having, in the aggregate, at least a five percent profits interest. Only one judicial proceeding will go forward, however and each Partner with an interest in the outcome may participate. The Partners will generally be required to treat the Partnership items on their Federal income tax returns in a manner consistent with the treatment of the items on the Partnership information return. In general, this consistency requirement is waived if the partner files a statement with the Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Partner to the treatment on the Partnership return. Even if the consistency requirement is waived, adjustments to the Partner's tax liability with respect to the Partnership items may result from an audit of the Partnership's or the Partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a Partner to substantial penalties.

                           DESCRIPTION OF SECURITIES


     The following summary of the terms of MPI Common Shares and MPI Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of MPI, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. (See "ADDITIONAL INFORMATION.")

     MPI's authorized shares consist of 10,000 shares of common stock having a par value of $0.01 of which 7 shares are currently issued and outstanding. Pursuant to the Offer, MPI will issue a maximum of 2,347 MPI Common Shares. In addition, MPI has authorized 400 shares of preferred stock having no par value of which 235 shares are currently issued and outstanding. Subject to any restrictions that may be imposed by applicable laws or regulations, holders of MPI Common Shares are entitled to receive ratably such distributions, if any, as may be declared by the Board of Directors out of legally available funds. Holders of MPI Preferred Stock will not be entitled to receive any dividends or distributions except that in the event of any liquidation, dissolution or winding up of MPI, holders of MPI Preferred Stock will be entitled to $25 with respect to each share of MPI Preferred Stock. In the event of any such liquidation, dissolution or winding-up of MPI, each outstanding MPI Common Share entitles its holder to participate pro rata in the assets that remain after MPI pays its liabilities and makes the preferred payment to the holders of MPI Preferred Stock. (See "EVENTS LEADING TO THE OFFERS MADE BY THIS PROSPECTUS -- Reason for Creation of MPI.")

     Each outstanding MPI Common Share entitles the holder to cast one vote on all matters presented to shareholders for a vote, including the election of directors. Each outstanding share of MPI Preferred Stock entitles the holder to cast 1/40 of one vote on all matters presented to shareholders for a vote, including the election of directors.




     Transferability of MPI Common Shares and MPI Preferred Stock is restricted, as provided in the Articles of Incorporation and Bylaws of MPI. Each certificate representing MPI

Common Shares and MPI Preferred Stock will bear a legend reflecting the limitations on transferability. These restrictions are summarized as follows:

     MPI Common Shares may be owned only by MPI, another Meadows Homeowner or the estate of any Meadows Homeowner, so long as such estate owns a mobile or manufactured home and leases a lot located in the Park. Thus, any MPI Common Shareholder who desires to sell his or her MPI Common Shares may only sell them to these eligible owners. Any MPI Common Shareholder who ceases to be or who is not a Meadows Homeowner is required to sell his or her MPI Common Shares to one of these eligible owners.

     Subject to the limitations discussed below and until either the Partnership is terminated or all of BRC's interest in the Partnership is assigned or sold to MPI or an affiliate of MPI, all MPI Common Shareholders have the right to require MPI to purchase their MPI Common Shares at any time at a price determined by the formula described under "SUMMARY OF THE PARTNERSHIP AGREEMENT--Sale of Partnership Units Relating to Put Right and Call Right" in this Prospectus (the Put Price). MPI, in turn, has the right to require any MPI Common Shareholder who ceases to be or who is not a Meadows Homeowner to sell his or her MPI Common Shares to MPI at the Put Price. However, these rights may be limited by the Florida Business Corporation Act which prohibits MPI from repurchasing its MPI Common Shares or otherwise making a distribution to shareholders where such purchase or distribution would cause MPI to be unable to pay its debts as they come due in the usual course of business, or such purchase or distribution would cause MPI to become insolvent. The Florida Business Corporation Act and MPI's Articles of Incorporation also prohibit MPI from buying MPI Common Shares when, after the purchase of such shares, MPI has at least one MPI Common Share outstanding.

     Following either the termination of the Partnership or the sale or assignment of all of BRC's interest in the Partnership to MPI and/or one or more of MPI's affiliates, MPI Common Shareholders will have no right to require MPI to purchase their MPI Common Shares, and MPI will have no right to require MPI Common Shareholders to sell their MPI Common Shares to MPI. The restrictions on transfer of MPI Common Shares will also terminate upon either of such events occurring.

     For a more detailed summary of these restrictions on transfer of MPI Common Shares, see "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call Right." In addition, you should refer to MPI's Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. (See "ADDITIONAL INFORMATION.")

     MPI Preferred Stock may only be transferred to, or owned by, Meadows Homeowners or the estate of any Meadows Homeowner, so long as such estate owns a mobile or manufactured home and leases a lot in the Park. Subject to the limitations of the Florida Business Corporation Act and MPI's Articles of Incorporation described above, shares of MPI Preferred Stock may be redeemed by MPI, at MPI's sole election, for $25 per share if an MPI Preferred Stockholder ceases to be an eligible owner, or any person other than an eligible owner acquires any right or claim of right to such Preferred Stock.

     Neither MPI Common Shareholders nor MPI Preferred Shareholders have any conversion, exchange, sinking fund, redemption or appraisal rights or any preemptive rights to acquire unissued MPI Common Shares or MPI Preferred Stock, nor do they have cumulative voting rights in the election of directors, except that MPI Common Shareholders may have the right or the obligation to sell their MPI Common Shares to MPI as discussed above. No MPI Common Shareholder will be liable to further calls or to assessment by the issuer. All MPI Common Shares to be issued and outstanding following the consummation of the Offer will be duly authorized, fully paid and nonassessable. (See "SUMMARY OF THE PARTNERSHIP AGREEMENT -- Sale of Partnership Units Relating to Put Right and Call
Right.")

                   PLAN OF DISTRIBUTION OF MPI COMMON SHARES

     The MPI Common Shares will be offered to the Meadows Homeowners in Florida by Coastal Financial Security, Inc., Tampa, Florida, a registered broker-dealer in Florida acting as agent of MPI. The maximum number of MPI Common Shares which may be sold pursuant to the Offer will be 2,347. Coastal Financial Security, Inc. has no obligation to sell any of the MPI Common Shares and is acting on behalf of MPI in this offering in Florida solely to satisfy a requirement of the Florida Securities and Investor Protection Act that MPI offer and sell securities in Florida through a broker-dealer registered in Florida. Coastal Financial Security, Inc. will receive a fee equal to the greater of: (a) 1% of the proceeds of all MPI Common Shares sold in the offering, including proceeds arising from any Advances converted into MPI Common Shares pursuant to the Rescission Offer, or (b) $8,800.00. The Offer will not be underwritten by Coastal Financial Security, Inc. or by any other person, and there are no commitments to purchase any of the MPI Common Shares being offered. The officers and directors of MPI have orally indicated that they intend to purchase a total of 58 MPI Common Shares in the Offer.

     There is no minimum number of MPI Common Shares that must be sold in order for the Offer to be effected. Accordingly, there is no arrangement for the proceeds of the Offer to be returned to Meadows Homeowners if all or any part of the 2,347 of the MPI Common Shares offered are not sold.

     Expenses of the offering are estimated as follows. The Partnership will reimburse BRC for all of these fees and expenses:

          Registration Fees                   692.37
          Sales Agent Fee                $  8,800.00
          Printing Fees                  $ 25,000.00
          Blue Sky Fees                  $ 12,000.00
          Legal Fees                     $330,000.00
          Accounting Fees                $ 91,000.00
                                         -----------

          Total                          $467,492.37
                                         ===========


     MPI has agreed to indemnify Coastal Financial Security, Inc. and its officers, directors and agents, and each person who controls Coastal Financial Security, Inc., within the meaning of

Section 15 of the Act, against any claim or liability which may arise under any applicable federal or state securities laws, and to reimburse Coastal Financial Security, Inc. and such persons for any expenses (including reasonable attorneys' fees) incurred in connection with investigating, preparing or defending any such action or claim based upon: (1) any untrue statement or omission of material fact contained in this Registration Statement; (2) any Blue Sky application or other instrument executed or supplied by MPI filed in any state or province to qualify or register any or all of the MPI Common Shares under the securities laws thereof; or (3) the Prospectus (or any amendment or supplement thereto) distributed to Meadows Homeowners in connection with the offering. MPI will not be not liable to Coastal Financial Security, Inc., however, for any claim or liability arising out of any untrue statement or material omission from the Prospectus (or any amendment or supplement thereto) made in reliance upon information furnished to MPI by Coastal Financial Security, Inc. or not corrected by Coastal Financial Security, Inc. upon its review of such information contained in the Registration Statement and/or the Prospectus made available to it by MPI.

     THE OFFER EXPIRES ON MARCH 19, 1999. TO ACCEPT, YOU MUST DELIVER THE SUBSCRIPTION AGREEMENT (ENCLOSED WITH THIS PROSPECTUS) TO MPI BY THE CLOSE OF BUSINESS ON MARCH 19, 1999.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     The Bylaws of MPI grant the officers and directors of MPI the right to indemnification by MPI to the fullest extent authorized by the Florida Business Corporation Act against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer in connection with any action, suit or proceeding in which such director or officer was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of MPI or is or was serving at the request of MPI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. MPI's obligation to indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust enterprise or nonprofit entity.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of MPI pursuant to the foregoing provisions, or otherwise, MPI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     Steptoe & Johnson LLP, 1330 Connecticut Avenue, N.W., Washington, DC has given its opinion that the MPI Common Shares offered by this Prospectus will, when sold and fully paid for, be legally issued, fully paid and nonassessable.

                                    EXPERTS


     The balance sheets of BRC and MHC-QRS as of September 30, 1998, statement of revenues and certain expenses for the Park for the nine months ended September 30, 1998, the balance sheet of MPI-1 as of December 31, 1997, and statements of income, cash flows and changes in members' equity for each of the two years in the period then ended, appearing or incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing herein. Such financial statements have also been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as expert in accounting and auditing.

                             ADDITIONAL INFORMATION


     MPI has filed with the Commission a Registration Statement with respect to the MPI Common Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and any amendments thereto. For further information with respect to the MPI Common Shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and any amendments thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document qualified in all respects by such reference. The Registration Statement, together with exhibits and any amendments thereto, may be inspected at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, without charge and copies of the material contained therein may be obtained at prescribed rates from the Commission's Public Reference Room in Washington, DC. You can obtain information about the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR").
                                                                        -----
This Web site can be accessed at http://www.sec.gov.

                                   GLOSSARY

"Act" means the Securities Act of 1933, as amended.
 ---

"Affiliate" means, with respect to any Person, (i) any Person directly or
 ---------
indirectly controlling, controlled by or under common control with such Person,
(ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person, (iii) any officer, director or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, beneficiary or holder of ten percent (10%) or more of the voting securities of any

Person described in clauses (i) through (iii) of this sentence, or (v) any Person who is a member of the immediate family of any Person described in clauses (i) through (iv) of this sentence. As used in the Partnership Agreement, "control" (in the context of the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of entities or persons, whether through the ownership of voting securities, by contract or otherwise. The term "controlling" means the possession, direct or indirect, of the power to cause the voting securities to be voted as the Person sees fit.

"Advances" means the moneys advanced to MPI-1 by some of the Meadows Homeowners.
 --------

"Advancing Homeowners" means Meadows Homeowners who made Advances to MPI-1.
 --------------------

"Asset Value" means, with respect to any asset of the Partnership, the asset's
 -----------
adjusted basis for Federal income tax purposes, except as provided in the Partnership Agreement.

"Beneficial Interest" means the profit, benefit or advantage and the ability to
 -------------------
lease, sell, convey, mortgage, encumber, refinance, exchange, dedicate or otherwise deal with the Park, resulting from ownership of the Park, as distinguished from the "record interest."

"BRC" means Blue Ribbon Communities Limited Partnership, a Delaware limited
 ---
partnership and subsidiary of MHC.

"Capital Account" means, with respect to either Partner, the Capital Account
 ---------------
maintained for such Partner in accordance with the provisions of the Partnership Agreement.

"Capital Contribution" means, with respect to either Partner, the amount of
 --------------------
money and the initial Asset Value of any property (other than money) contributed by such Partner to the Partnership, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with the contribution or which are secured by any property contributed by such Partner to the Partnership.

"Closing Date" shall mean three business days after the expiration of the Offer,
 ------------
or earlier if mutually agreed by MPI and BRC.

"Code" means the Internal Revenue Code of 1986, as amended.
 ----

"Code Section 704(c) Gain" means generally the amount of unrealized gain or
 ------------------------
unrealized loss with respect to property contributed to a partnership by a partner, taking into account any variation between the basis of the property to the partnership and its fair market value at the time of contribution.

"Code Section 751 Assets" means, collectively, "unrealized receivables"
 -----------------------
(including depreciation recapture) and/or "inventory items," both as defined in Code Section 751.

"Commission" means the Securities and Exchange Commission.
 ----------

"Contribution Agreement" means the contribution agreement dated as of September
 ----------------------
30, 1998 by and between MPI, BRC and the Partnership, as amended by the First Amendment to Contribution Agreement dated as of January 27, 1999.

"Deadlock" means a deadlock between the Partners as to the proper resolution of
 --------
any matter or any other dispute between the Partners relating to the Partnership, the Park, or the Partnership Agreement.

"Depreciation" means, for each fiscal year or other period, an amount equal to
 ------------
the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period for Federal income tax purposes, except that if the Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax
                              --------  -------
depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by BRC. With respect to any asset of the Partnership for which depreciation is calculated in accordance with Treasury Regulations Section 1.704-3(d), Depreciation shall be calculated in the same manner.

"EDGAR" means the Commission's Electronic Data Gathering, Analysis and Retrieval
 -----
system.

"Effective Sale Date" means the date specified in the notice given by MPI to a
 -------------------
Required Seller by which a Required Seller must transfer his or her MPI Common Shares and provide the required indemnification to MPI.

"Eligible Homeowner" means any Meadows Homeowner or the estate of a deceased
 ------------------
Meadows Homeowner, so long as such estate owns a mobile or manufactured home and leases a lot located in the Park.

"Exchange Act" means the Securities Exchange Act of 1934.
 ------------

"Florida Mobile Home Act" means the Florida Mobile Home Act, Chapter 723,
 -----------------------
Florida Statutes.

"Gross Fair Market Value" means fair market value, unreduced by any liabilities,
 -----------------------
except that the initial Gross Fair Market Value of any asset contributed by a Partner to the Partnership shall be determined by the contributing Partner and the Partnership.

"Initial Basis" means a partner's initial tax basis for its interest in a
 -------------
partnership.

"Letter of Intent" means the letter of intent dated December 12, 1997 by and
 ----------------
between BRC and MPI-1.

"Loan" means the loan of $12,341,693.46 from MHC Lending to MPI-1.
 ----

"Management Agreement" means the agreement by and between MHC Management and the
 --------------------
Partnership pursuant to which MHC Management will manage the Park.

"Meadows Homeowners" means the owners of manufactured or mobile homes who lease
 ------------------
lots located in the Park.

"MHC" means Manufactured Home Communities, Inc., a Maryland corporation.
 ---

"MHC Lending" means MHC Lending Limited Partnership, an Illinois limited
 -----------
partnership.

"MHC Management" means MHC Management Limited Partnership, an Illinois limited
 --------------
partnership.

"MHC-QRS" means MHC-QRS Blue Ribbon Communities, Inc., a Delaware corporation.
 -------

"MPI" means Meadows Preservation, Inc., a Florida for-profit, stock corporation
 ---
that, by mergers, is the successor to MPI-1. MPI is making the Rescission Offer and the Offer pursuant to this Prospectus.

"MPI-1" means Meadows Preservation, Inc., a Florida non-stock, not-for-profit
 -----
corporation and the predecessor to MPI.

"MPI-2" means MPI Two, Inc., a Delaware non-stock, membership corporation.
 -----

"MPI-3" means MPI Three, Inc., a Delaware stock corporation.
 -----

"MPI Common Shareholders" means the owners of the MPI Common Shares.
 -----------------------

"MPI Common Shares" means the shares of common stock of MPI, having a par value
 -----------------
of $.01.

"MPI Preferred Stock" means the class of preferred stock issued by MPI pursuant
 -------------------
to its Articles of Incorporation and Bylaws, having no par value.

"Net Capital Proceeds" means the net cash proceeds remaining in the Partnership
 --------------------
and available for distribution derived from any excess Capital Contributions, mortgages or other financings or refinancings, any sales and other dispositions (other than in the ordinary course of business) of the property of the Partnership, or any part thereof, any insurance award paid on account of destruction by casualty or from an eminent domain proceeding or conveyance in lieu thereof, or any other nonrecurring capital transaction after deduction of all expenses, charges and taxes incurred by the Partnership in connection with obtaining such proceeds and of any portion of such proceeds actually applied to the payment of Partnership indebtedness or to repair, restore or improve the property of the Partnership and after deduction of amounts used to establish reasonable reserves. "Net Capital Proceeds" shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with any sales and other dispositions (other than in the ordinary course of business) of the property of the Partnership.

"Net Cash Flow" means all cash received from Partnership operations not
 -------------
including amounts received as Capital Contributions, reduced by all cash paid, or amounts used to establish reasonable reserves, for all Partnership expenses, debt payments, capital improvements, replacements or other contingencies.

"Nominee Agreement" means the Title Holding, Nominee and Agency Agreement to be
 -----------------
entered into between MPI and the Partnership.

"Non-U.S. Holder" means any MPI Common Shareholder other than a U.S. Holder.
 ---------------

"Occupied Lots" means all lots within the Park that are occupied by a
 -------------
manufactured or mobile home as of the date of the Partnership Agreement or that become so occupied during the term of the Partnership Agreement.

"Offer" means the offer by MPI to sell MPI Common Shares pursuant to this
 -----
Prospectus.

"Operation Plan" means the Property Management and Operation Plan pursuant to
 --------------
which MPI and BRC agree to operate the Park.

"Park" means The Meadows Mobile Home Park, located at 2555 PGA Boulevard, Palm
 ----
Beach Gardens, Florida, 33410.

"Park Purchase Account" means the interest-bearing bank account at NationsBank
 ---------------------
holding the Advances.

"Partners" means, collectively, MPI and BRC.
 --------

"Partnership" means The Meadows Resort Partnership, a Florida general
 -----------
partnership to be formed by MPI and BRC.

"Partnership Agreement" means the General Partnership Agreement dated as of
 ---------------------
September 30, 1998 by and between BRC and MPI, as amended by that First Amendment to General Partnership Agreement dated as of January 27, 1999.

"Partnership Interest" means an ownership interest in the Partnership, including
 --------------------
any and all benefits provided in the Partnership Agreement to a Partner owning a Partnership Interest, together with the obligations of such Partner owning a Partnership Interest.

"Partnership Record Date" means, with respect to each distribution to the
 -----------------------
Partners, the date that is fourteen (14) days prior to the date of such distribution (or if such fourteenth (14th) day is not a business day, the last business day immediately preceding such fourteenth (14th) day).

"Partnership Unit" means a fractional share of a Partnership Interest.
 ----------------

"Percentage Interest" means, as to each Partner, an interest in the Partnership
 -------------------
determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding.

"Person" means any individual, partnership, corporation, limited liability
 ------
company, trust or other entity.

"Plaintiffs" means Penn Florida Realty, L.P., a Delaware limited partnership,
 ----------
d/b/a PNFLA Realty Limited Partnership and Penn Florida, Inc.

"Profit" and "Loss" mean for each fiscal year or other period, an amount equal
 ------       ----
to the Partnership's taxable income or loss for such fiscal year or other period, determined in accordance with Code Section 703(a) (for the purposes of computing Profit and Loss, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with adjustments as provided in the Partnership Agreement

"Prospectus" means Part 1 and Part F/S of the Registration Statement.
 ----------

"Registration Statement" means the registration statement for the sale of MPI
 ----------------------
Common Shares filed by MPI in accordance with the requirements of the Act.

"Rescission Offer" means the offer by MPI to refund all Advances pursuant to
 ----------------
this Prospectus.

"Required Seller" means an MPI Common Shareholder who ceases to be a Meadows
 ---------------
Homeowner or any person other than an Eligible Homeowner who acquires any right, or claim of right, to MPI Common Shares.

"Section 754 Election" means an election under Code Section 754.
 --------------------

"Service" means the Internal Revenue Service.
 -------

"Stock/Unit Ratio" means, (i) as of the time immediately prior to any written
 ----------------
offer to sell MPI Common Shares to new Meadows Homeowners and (ii) as of the time immediately prior to any transfer of MPI Common Shares to MPI by an MPI Common Shareholder, the number of MPI Common Shares issued and outstanding (not including any shares held as treasury stock) divided by the number of
                                             -------
Partnership Units held by MPI.

"Subscription Agreement" means the agreement attached to this Prospectus as
 ----------------------
Exhibit A.

"TIN" means the taxpayer identification number of the taxpayer issued by the
 ---
Service.

"Treasury Regulations" mean the income tax regulations, including temporary
 --------------------
regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unoccupied Lots" means lots in the Park that are not occupied by tenants as of
 ---------------
the date of the Partnership Agreement.

"U.S. Holder" means a beneficial holder of MPI Common Shares that for United
 -----------
States Federal income tax purposes is: (i) a citizen or resident (as defined in Code Section 7701(b)) of the United States; (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source; or (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Code Section 7701(a)(30).

"USRPHC" means a United States real property holding corporation as such term is
 ------
defined in the Code.

"Withholding Regulations" means the Treasury Regulations generally promulgated
 -----------------------
under Code Sections 1441 and 1442 that will generally be effective on and after January 1, 1999 pursuant to Treasury Decision 8734.

                             FINANCIAL STATEMENTS




Financial Statements of Meadows Preservation, Inc. for the years ended             F-2
 December 31, 1997 and 1996

Statement of Revenues and Certain Expenses of The Meadows for the nine             F-13
 months ended September 30, 1998

Balance Sheet of MHC-QRS Blue Ribbon Communities, Inc. as of June 30, 1998         F-17

Balance Sheet of Blue Ribbon Communities Limited Partnership as of June            F-21
 30, 1998

                        Report of Independent Auditors


To the owners of
Meadows Preservation, Inc.


We have audited the accompanying balance sheet of Meadows Preservation, Inc. (the "Company") as of December 31, 1997 and the related statements of operations, changes in owners' deficiency and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

                                                     ERNST & YOUNG LLP


Chicago, Illinois
May 5, 1998, except for Note 3,
  as to which the date is
  January 28, 1999

                          Meadows Preservation, Inc.

                                 Balance Sheet

                                                                                 SEPTEMBER 30,
                                                         DECEMBER 31,                1998
                                                             1997                 (UNAUDITED)
                                                      ------------------     ---------------------
Assets
Cash                                                         $    10,021               $     7,886
Restricted deposits                                              876,208                   858,340
Accounts receivable                                                    -                    16,967
Due from management company                                            -                   542,113
Rental property:
  Land                                                         3,093,726                 3,093,726
  Improvements                                                 9,281,179                 9,338,026
                                                      ------------------     ---------------------
                                                              12,374,905                12,431,752
  Accumulated depreciation                                       (11,866)                 (244,685)
                                                     -------------------     ---------------------
                                                              12,363,039                12,187,067
                                                      ------------------     ---------------------
Total assets                                                 $13,249,268               $13,612,373
                                                      ==================     =====================

Liabilities and Owners' Deficiency
Liabilities
  Note Payable                                               $12,341,693               $12,341,693
  Accrued interest                                                39,561                   641,951
  Accounts payable and accrued expenses                                -                    40,477
  Advances payable to homeowners                                 876,208                   858,340
                                                      ------------------     ---------------------
Total liabilities                                             13,257,462                13,882,461

Redeemable common stock, $.01 par value,                               -                     1,000
 10,000 shares authorized, 1 share issued
 and outstanding (at redemption value)

Owners' deficiency
  Members' deficiency                                             (8,194)                        -
  Preferred stock deficiency, no par value,                            -                    (8,194)
   400 shares authorized, 235 shares issued
   and outstanding (liquidation value $6,125)
  Accumulated deficit                                                                     (262,894)
Total owners' deficiency                                          (8,194)                 (271,088)
                                                      ------------------     ---------------------
Total liabilities and owners' deficiency                     $13,249,268               $13,612,373
                                                      ==================     =====================

See accompanying notes.

                          Meadows Preservation, Inc.

                            Statement of Operations

                                                                               NINE MONTHS    NINE MONTHS
                                                                                  ENDED          ENDED
                                             YEAR ENDED        YEAR ENDED     SEPTEMBER 30,  SEPTEMBER 30,
                                            DECEMBER 31,      DECEMBER 31,        1998           1997
                                                1996              1997        (UNAUDITED)     (UNAUDITED)
                                         -------------------------------------------------------------------
INCOME
  Rental revenue                                    -         $  48,367        $1,042,492          $  -
  Association revenues                          3,099              475                  6           386
  Interest and other income                       165              411              9,142           293
                                         -------------------------------------------------------------------
Total income                                    3,264           49,253          1,051,640           679

EXPENSES
  Association expenses                          2,092         $  9,152         $    8,825          $253
   Depreciation expense                                         11,866            232,819
   Property, operating and maintenance                           2,500            318,750
   Real estate taxes                                             6,287            130,500
   General and administration expense                              494             21,250
   Interest                                                     39,561            602,390
                                         -------------------------------------------------------------------
Total expenses                                 $2,092           69,860          1,314,534           253

  Net income (loss)                            $1,172         $(20,607)        $ (262,894)         $426
                                         ===================================================================

  Earnings per share (pro forma) - basic
   and diluted                                      -                -         $ (262,894)            -
                                         ===================================================================

See accompanying notes.

                          Meadows Preservation, Inc.

                  Statement of Changes in Owners' Deficiency

                                                            Members'         Preferred       Accumulated
                                                             Equity            Stock           Deficit
                                                        -------------------------------------------------
January 1, 1996                                             $ 11,241                -                 -
Net income, year ended December 31, 1996                       1,172                -                 -
                                                        -------------------------------------------------

December 31, 1996                                             12,413                -                 -
Net loss, year ended December 31, 1997                       (20,607)               -                 -
                                                        -------------------------------------------------

Deficiency, December 31, 1997                                 (8,194)               -                 -
Change in equity from merger (unaudited)                       8,194          $(8,194)                -

Net loss, nine months ended September 30, 1998
 (unaudited)                                                       -                -         $(262,894)
                                                        -------------------------------------------------
Deficiency, September 30, 1998 (unaudited)
                                                                   -          $(8,194)        $(262,894)
                                                        =================================================

See accompanying notes

                          Meadows Preservation, Inc.

                            Statement of Cash Flows

                                                                                       NINE MONTHS ENDED    NINE MONTHS ENDED
                                                      YEAR ENDED       YEAR ENDED         SEPTEMBER 30,       SEPTEMBER 30,
                                                     DECEMBER 31,      DECEMBER 31,           1998                1997
                                                         1996              1997            (UNAUDITED)         (UNAUDITED)
                                                  ----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                              $ 1,172     $    (20,607)          $(262,894)            $   426
Adjustments to reconcile increase in net
  income to net cash provided by
  operating activities:
  Depreciation expense                                        -           11,866             232,819                   -
  (Increase) decrease in restricted                           -         (876,208)             17,868                   -
  deposits
  Increase (decrease) in advances
     payable to homeowners                                    -          876,208             (17,868)                  -
  Increase in accounts receivable                             -                -             (16,967)                  -
  Increase in due from management company                     -                -            (542,113)                  -
  Increase in accrued interest                                -           39,561             602,390                   -
  Increase in accounts payable and accrued                    -                -              40,477                   -
     expenses
                                                  ----------------------------------------------------------------------------
Net cash provided by operating activities                     -           30,820              53,712                 426

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in rental property                                 -      (12,374,905)            (56,847)                  -
                                                  ----------------------------------------------------------------------------
Net cash used in investing activities                         -      (12,374,905)            (56,847)                  -

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable                                   -       12,341,693                   -                   -
Proceeds from redeemable common stock                         -                -               1,000                   -
                                                  ----------------------------------------------------------------------------
Net cash provided by financing activities                     -       12,341,693               1,000                   -
                                                  ----------------------------------------------------------------------------

Net increase (decrease) in cash                           1,172           (2,392)             (2,135)                426
Cash at beginning of period                              11,241           12,413              10,021              12,413
                                                  ----------------------------------------------------------------------------
Cash at end of period                                   $12,413     $     10,021           $   7,886             $12,839
                                                  ============================================================================

See accompanying notes.

                           Meadows Preservation, Inc.

                         Notes to Financial Statements




1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION


Meadows Preservation, Inc., a Florida not-for-profit corporation ("MPI") was formed on March 2, 1988, to be the homeowners' association for the Meadows Mobile Home Park (the "Property"), a fifty-five acre property containing 381 manufactured home sites located in Palm Beach Gardens, Florida. On July 2, 1998, MPI completed a series of non-cash mergers with entities of the same name formed in June 1998. The mergers (which occurred in the jurisdictions of two different states) resulted in MPI becoming a Florida for-profit corporation which may issue equity securities. This series of mergers did not have any effect on the operations or purpose of MPI.

On December 12, 1997, MPI entered into a letter of intent with Blue Ribbon Communities Limited Partnership ("BRC"), an affiliate of Manufactured Home Communities, Inc. ("MHC"), a public real estate investment trust for the purchase and operation of the Property. Consistent with the letter of intent, an affiliate of MHC provided a mortgage loan to MPI which purchased the Property for a total cost of approximately $12,375,000, including $375,000 of closing costs, on December 18, 1997. Additionally, the letter of intent called for MPI to convert into a for profit corporation and endeavor to raise money by selling shares of common stock (the "Offering") to the owners of mobile homes within the Property. Upon completion of the Offering, MPI would enter into a to-be-formed Florida general partnership with BRC, named the Meadows Resort Partnership (the "Partnership"), which would operate the Property. BRC would be designated as the exclusive sales and marketing agent for the Property, subject to the right of homeowners to sell their own homes, and have the right to develop and market additional lots in the Property. BRC would also have commitments for funding certain costs of the offering, improvements and legal matters. MPI would contribute the proceeds from the Offering, the beneficial interest in the Property and the related mortgage payable to the Partnership which would assume the obligations of the underlying mortgage. MPI's ownership interest in the Partnership will be determined based on what the net value of the contributed assets and liabilities equals as a percentage of total capital contributed in the Partnership at its inception. One Partnership unit for each $1,000 contributed to the Partnership will be given to each partner. However, in no event can MPI's interest in the

                           Meadows Preservation, Inc.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Partnership be more than fifty percent. MPI anticipates that it would account for its investment using the equity method and accordingly, would receive its proportionate ownership share of the operating income and losses in the Partnership.

Concurrently with the purchase of the Property, MPI entered into an option agreement which, as amended, gives BRC the option to purchase the Property on the same terms and conditions as MPI under certain circumstances. This option, as amended, expires on March 31, 1999. Additionally, should the Offering not occur, MPI is required to sell the Property to MHC at a price equal to the outstanding balance on the mortgage.

MPI had originally anticipated funding the down payment for the property acquisition before the MHC loan was obtained, through advance deposits from owners of homes within the Property. Accordingly, at December 31, 1997, MPI has restricted deposits of $876,208 in an interest bearing account which are due to the homeowners. Included in the $876,208 are advances from officers and directors of MPI totaling $64,000. The deposits plus accrued interest at ten percent (10%) would be repaid to the respective homeowners upon completion of the Offering, At such time, any homeowner may elect to have their deposits refunded along with accrued interest or to use the deposits to acquire common shares of stock in MPI at $1,000 per share. Should the Offering not be completed, it is anticipated that all restricted funds would then be distributed to the homeowners.

The accompanying 1997 statement of operations reflects the operations of the homeowners' association for the twelve months ended December 31, 1997, along with the revenues and expenses of the Property for the period from December 18, 1997 (date of the purchase of the Property) through December 31,1997.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          Meadows Preservation, Inc.

                   Notes to Financial Statements (continued)


1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RENTAL PROPERTY

Rental property is stated at cost. Depreciation of improvements, which substantially all consist of pads for manufactured homes, streets, a clubhouse and a pool, is computed on the straight line basis over 30 years.

RENTAL REVENUE RECOGNITION

Rental income is generated from short term leases and is recorded as revenue when earned.







UNAUDITED INTERIM FINANCIAL STATEMENTS


The balance sheet as of September 30, 1998, and the statements of operations and cash flows for the nine month periods ended September 30, 1998 and 1997, and the statement of owners' equity for the nine months ended September 30, 1998, and related footnote disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal, recurring nature.


PRO FORMA

Pro forma earnings per share information for the nine months ended September 30, 1998, has been presented as if the one share of common stock had been issued and outstanding for the entire period from January 1, 1998 through September 30, 1998. No pro forma income tax provision has been provided since MPI sustained losses in the period (See Note 5).

                          Meadows Preservation, Inc.

2.   NOTE PAYABLE

MPI is the borrower under a $12,341,693 mortgage note secured by the Property. Principal plus accrued interest is due at the earlier of 30 days from the effective date of the Offering described in Note 1 or February 28, 1999, as amended. Terms of the note include the accrual of interest at the rate of the lesser of nine percent per annum, or the rate derived from dividing the net operating income for the outstanding period of the note, annualized for a full year, by the annualized outstanding principal note balance; the calculated interest rate based on this formula is 6.5% for the nine months ended September 30, 1998. Interest expense has been accrued at 9% and 6.5% and amounted to $39,561 and $602,390 for the periods ended December 31, 1997 and September 30, 1998, respectively. No interest has been paid as of September 30, 1998.

3.   MERGERS

As part of the mergers described in Note 1, each of the 235 members of MPI existing on July 2, 1998, was issued, at no cost, a share of voting preferred stock in MPI. The terms of the preferred shares entitle each holder to have one fortieth of one vote for MPI matters on which common shareholders of MPI are entitled to vote. One preferred share may be owned per household and the ownership of a preferred share does not preclude the holder from purchasing common stock in MPI. Upon dissolution of MPI, a priority return of twenty-five dollars per share will be made to holders of preferred stock from available funds. Common and preferred shares of MPI may only be owned by owners of mobile homes within the Property and may not be pledged or encumbered by the owners. Additionally, an owner of common or preferred stock may only resell shares to another homeowner in the Property or to MPI. At the request of a common shareholder, MPI would be required to repurchase common shares for a price determined by a predefined formula ($800 at September 30, 1998). In no event can there be less than one share of common stock outstanding at any time.

On the tenth anniversary of the Partnership Agreement (September 30, 1998) and on each fifth anniversary thereafter, MPI would have a call right to require BRC to sell to MPI or its affiliates all of BRC's interest in the Partnership at a price determined based on the then market value of the Property.

                          Meadows Preservation, Inc.

4.   CONTINGENCIES

On December 8, 1997, a prospective purchaser of the Property filed a complaint against MPI alleging that the Florida Mobile Home Act, which granted MPI the right of first refusal to purchase the property, violated the prospective buyer's constitutional and contractual right to purchase the Property. In the suit, the prospective purchaser has requested the court to rescind MPI's acquisition of the Property. In the event of such rescission, MPI would most likely not recover the total acquisition costs and the Partnership would not have a property to operate. However, any loss on the rescission would be offset by gain on extinguishment of the note payable and related interest. Additionally, BRC has agreed to indemnify MPI against any expenses in connection with this complaint. The ultimate outcome of this situation is not presently determinable. Management intends to defend this action vigorously.

The advance deposits from homeowners may be construed as the purchase of a security which was offered and sold without registration with the Securities and Exchange Commission. The receipt of such funds may have inadvertently violated certain federal and state securities laws. These possible violations have prompted MPI to make a rescission offer to the homeowners who advanced such funds (see Note 1). As of December 31, 1997, there have not been any communications from or fines levied by any regulatory agency related to the possible violations.

                          Meadows Preservation, Inc.


                   Notes to Financial Statements (continued)

5.  INCOME TAXES

No provision for income taxes has been provided in the accompanying financial statements for the year ended December 31, 1997, and for the period to July 2, 1998 (date of conversion to a stock corporation), because of MPI's tax status as a non-taxable homeowners' association. No provision for income taxes has been provided for the period from July 2, 1998 to September 30, 1998 , due to the operating loss position of MPI. A deferred tax benefit was not recorded for the period due to the uncertainty of the ultimate realization of the net operating loss carryforward created as a result of the operating loss. As of September 30, 1998 , MPI had available a net operating loss carryforward of approximately $178,000 , which will expire in 2013. There are no material temporary differences between income tax and financial reporting methods.

6.  RELATED PARTY TRANSACTIONS

Prior to the acquisition of the Property by MPI, the Property had a management agreement with a third party management company. Upon acquisition, this management contract was canceled and an affiliate of MHC, a related party, became the management company for the Property. No fees were paid to MHC's affiliate during 1997. Fees paid to MHC's affiliate amounted to $42,000 in the nine month period ended September 30, 1998. Such fees are included in property operating and maintenance expenses on the accompanying statement of operations.


The management company collects all revenues and disburses all expenses related to the Property from its centralized cash management system. The amount collected by the management company in excess of the expenses paid as of September 30, 1998, is due to MPI and amounts to $542,113 .

                        REPORT OF INDEPENDENT AUDITORS





We have audited the accompanying Statement of Revenue and Certain Expenses of The Meadows (the Property) for the nine months ended September 30, 1998. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and expenses for the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.


                                                         ERNST & YOUNG LLP


Chicago, Illinois
November 13, 1998

                                  THE MEADOWS

                  STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                            (amounts in thousands)



                                                                                                  YEAR ENDED
                                                                    NINE MONTHS ENDED          December 31, 1997
                                                                   SEPTEMBER 30, 1998             (unaudited)

                                                             ------------------------------------------------------

REVENUE
 Rental income                                                         $1,043                      $1,292
     Interest and other income                                              9                          29
                                                             -----------------------------------------------------
Total revenues                                                          1,052                       1,321

CERTAIN EXPENSES
 Property operating and maintenance                                       288                         326
 Real estate taxes                                                        131                         166
 Insurance                                                                 10                          34
 Management fees                                                           42                          91
 Interest expense                                                         602                          60
 Depreciation                                                             233                           9
                                                             -----------------------------------------------------
Total expenses                                                          1,306                         686

REVENUE IN EXCESS OF EXPENSES                                          $ (254)                     $  635
                                                             =====================================================

See accompanying notes.

                                  THE MEADOWS

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES




1.   DESCRIPTION OF PROPERTY

The Meadows is a 381 site manufactured home community located in Palm Beach Gardens, Florida (the "Property"). On December 18, 1997, Meadows Preservation, Inc. ("MPI"), the homeowners' association for the Property, purchased the Property for approximately $12,375,000, with a mortgage note due to an affiliate of Manufactured Home Communities, Inc., a public real estate investment trust ("MHC").

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statements of revenue and certain expenses for the nine months ended September 30, 1998, and the year ended December 31, 1997 (unaudited), were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission, for inclusion in the Registration Statement SB-1 of Meadows Preservation, Inc.

In preparation of the Company's statements of revenue and certain expenses management made estimates and assumptions that effect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Rental of manufactured home sites are under short-term operating lease arrangements. Rental income attributable to such leases is recorded when earned.

The Property had a management agreement with a third party management company. Upon acquisition of the Property by MPI, this management contract was canceled and an affiliate of MHC, a related party, became the management company for the Property. No fees were paid to MHC's affiliate during 1997. Fees paid to MHC's affiliate amounted to $42,000 in the nine month period ended September 30, 1998. Such fees are included in management fees on the statements of revenue and certain expenses.

UNAUDITED STATEMENT

In the opinion of management, the unaudited statement for the year ended December 31, 1997, reflects all adjustments necessary for the fair presentation of the results of the period. All adjustments are of a normal recurring nature.

                                  THE MEADOWS

3.   CONTINGENCIES

On December 8, 1997, a prospective purchaser of the Property filed a complaint against MPI alleging that the Florida Mobile Home Act, which granted MPI the right of first refusal to purchase the property, violated the prospective buyer's constitutional and contractual right to purchase the Property. In the suit, the prospective purchaser has requested the court to rescind MPI's acquisition of the Property. In the event of such rescission, MPI most likely would not recover the total acquisition costs. However, any loss on the rescission would be offset by a gain on extinguishment of the note payable. Additionally, BRC has agreed to indemnify MPI against any losses and expenses in connection with this complaint. The ultimate outcome of this situation is not presently determined

                        Report of Independent Auditors


To the Shareholder of
MHC-QRS Blue Ribbon Communities, Inc.

We have audited the accompanying balance sheet of MHC-QRS Blue Ribbon Communities, Inc. (the "Company") as of June 30, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of June 30, 1998, in conformity with generally accepted accounting principles.




                                                           ERNST & YOUNG LLP

Chicago, Illinois
September 25, 1998

                     MHC-QRS Blue Ribbon Communities, Inc.

                                Balance Sheets


                                                                                          September 30,
                                                                     JUNE 30,                 1998
                                                                       1998                (Unaudited)
                                                             ---------------------------------------------
Assets
Investment in real estate partnership                                       $   100                $   100
                                                             ---------------------------------------------
Total assets                                                                $   100                $   100
                                                             =============================================


LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
   Due to affiliate                                                         $   100                $   100

Shareholder's equity
   Common Stock, $1 par value, 1,000 shares
     authorized, issued and outstanding                                       1,000                  1,000
   Less: capital contribution receivable                                     (1,000)                (1,000)
                                                             ---------------------------------------------
Total shareholder's equity                                                        -                      -
                                                             ---------------------------------------------
Total liabilities and shareholder's equity                                  $   100                $   100
                                                             =============================================


See accompanying notes.

                     MHC-QRS Blue Ribbon Communities, Inc.

                            Notes to Balance Sheet




1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

MHC-QRS Blue Ribbon Communities, Inc. (the "Company") was incorporated as a C-Corporation under the laws of the State of Delaware on December 5, 1997. The Company is the general partner in Blue Ribbon Communities Limited Partnership, a Delaware limited partnership ("BRC"), which was formed to act as a general partner in a to-be-formed Florida general partnership, the Meadows Resort Partnership ("the Partnership"). The purpose of the Partnership would be to operate a 381 site manufactured home community named "the Meadows", located in Palm Beach Gardens, Florida (the "Property"). The other general partner would be Meadows Preservation, Inc. ("MPI"), the owner of the Meadows.

The Company is a wholly-owned subsidiary of Manufactured Home Communities, Inc. ("MHC"), a public real estate investment trust.

The initial $1,000 capital contribution to the Company was a receivable from MHC in exchange for the equity interest. As of June 30, 1998 and September 30, 1998, the $1,000 had not been received, and is therefore, reflected as a reduction of shareholder's equity in the accompanying balance sheet.

As of June 30, 1998 and September 30, 1998, the sole activity of the Company was its incorporation.

USE OF ESTIMATES

The preparation of the balance sheet requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

UNAUDITED INTERIM BALANCE SHEET

The balance sheet as of September 30, 1998, and related footnote disclosures are unaudited. In the opinion of management, such balance sheet reflects all adjustments necessary for a fair presentation of the Company's interim financial position. All such adjustments are of a normal, recurring nature.

                     MHC-QRS Blue Ribbon Communities, Inc.

2.   INVESTMENT IN REAL ESTATE PARTNERSHIP

The Company is the 1% owner and general partner of BRC. The Company has pledged $100 for its ownership in BRC. The Company accounts for its investment in BRC using the equity method.











As of June 30, 1998 and September 30, 1998, BRC had no assets or net equity.

Pursuant to a letter of intent dated December 12, 1997, between BRC and MPI, MPI would endeavor to raise money by selling shares of common stock to the owners of manufactured homes within the Property (the "Offering") and enter into the Partnership described in Note 1 with BRC to operate the Property. In September 1998, the Partnership was formed. Pursuant to the Partnership agreement, BRC agreed to contribute an amount to the Partnership equal to $4,708,000, less the amount, if any, of cash proceeds contributed by MPI. A partnership unit would be issued to BRC and MPI for each $1,000 contributed. BRC would make an additional contribution of $2,256,000 on account of the unoccupied lots at the Meadows, for which it will not immediately receive partnership units. BRC can, however, receive up to 2,256 additional partnership units based on a defined formula for no additional capital contribution as unoccupied lots in the Property are leased. MPI may purchase additional partnership units in certain circumstances, but only to the extent that Property tenants purchase additional MPI common shares.

BRC would contribute $200,000 to the Partnership for future property improvements, and will pay $100,000 to MPI for interest and other costs. Additionally, BRC would pay the costs related to the Offering; such Offering costs would be reimbursed to BRC from the related offering proceeds, to the extent funds are available.

BRC may be required at MPI's election to fund the purchase of MPI common shares from MPI shareholders who wish to sell their shares or become ineligible to own MPI shares as stipulated in the Partnership Agreement between BRC and MPI. BRC intends to obtain the necessary funds for the contributions and costs through future capital contributions from its owners.

                        Report of Independent Auditors


To the Partners of
Blue Ribbon Communities Limited Partnership

We have audited the accompanying balance sheet of Blue Ribbon Communities Limited Partnership (the "Partnership") as of June 30, 1998. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership as of June 30, 1998, in conformity with generally accepted accounting principles.

                                                           ERNST & YOUNG LLP


Chicago, Illinois
September 25, 1998

                  Blue Ribbon Communities Limited Partnership

                                Balance Sheets



                                                                                                SEPTEMBER 30, 1998
                                                                          JUNE 30,1998              (UNAUDITED)
                                                                    -------------------------------------------------
Assets

Total assets                                                                    $                        $
                                                                   =================================================

LIABILITIES AND PARTNERS' CAPITAL
Liabilities                                                                     $         -              $         -

Partners' capital
    Capital contributions                                                            10,000                   10,000
   Capital contributions receivable                                                 (10,000)                 (10,000)
                                                                   -------------------------------------------------
Total liabilities and partners' capital                                          $        -              $         -
                                                                   =================================================


See accompanying notes.

                  Blue Ribbon Communities Limited Partnership

                            Notes to Balance Sheet




1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Blue Ribbon Communities Limited Partnership ("BRC") is a Delaware limited partnership that was formed on December 5, 1997. The partners in BRC are MHC-QRS Blue Ribbon Communities, Inc., a Delaware corporation ("General Partner"), and MHC Operating Limited Partnership, an Illinois limited partnership ("Limited Partner"), both affiliates of Manufactured Home Communities, Inc., a public real estate investment trust ("MHC"). Pursuant to the partnership agreement of BRC, the partners are required to fund $10,000 in capital contributions. The General Partner has pledged $100 for a 1% partnership interest and the Limited Partner has pledged $9,900 for the remaining 99% partnership interest. The contributions have not yet been paid and are, therefore, reflected as a reduction of partners' capital in the accompanying balance sheet.

As of June 30, 1998 and September 30, 1998, the sole activity of BRC, with the exception of entering into the joint venture partnership as described below, was its formation.

On December 12, 1997, BRC entered into a letter of intent with Meadows Preservation, Inc. ("MPI"), a homeowners' association for the Meadows Mobile Home Park (the "Property"), a 381 site manufactured home community located in Palm Beach Gardens, Florida. Consistent with the letter of intent, an affiliate of MHC provided a $12,341,693 mortgage loan to MPI for the purchase of the Property. Additionally, the letter of intent called for MPI to convert to a for-profit corporation and endeavor to raise money by selling shares of common stock to the owners of mobile homes within the Property (the "Offering"). BRC would enter into the to-be-formed Florida general partnership, The Meadows Resort Partnership (the "Partnership"), with MPI to operate the Property. MPI would contribute the beneficial interest of the Property, the related loan payable and the proceeds of the stock offering to the Partnership. After such contribution by MPI, the Partnership would assume responsibility for the performance of all obligations under the loan.

                  Blue Ribbon Communities Limited Partnership

2.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the balance sheet required management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.





UNAUDITED INTERIM BALANCE SHEET

The balance sheet as of September 30, 1998, and related footnote disclosures are unaudited. In the opinion of management, such balance sheet reflects all adjustments necessary for a fair presentation of BRC's interim financial position. All such adjustments are of a normal, recurring nature.

2.   PARTNERSHIP

On September 30 1998, BRC and MPI entered into the Partnership agreement. Pursuant to the agreement, BRC has agreed to contribute an amount to the Partnership equal to $4,708,000, less the amount, if any, of cash proceeds contributed by MPI. A partnership unit will be issued to BRC and MPI for each $1,000 contribution, but at no time may BRC's ownership interest be less than fifty percent. BRC would make an additional contribution of $2,256,000 on account of the unoccupied lots at the Property, for which it will not immediately receive partnership units. BRC can, however, receive up to 2,256 additional partnership units based on a defined formula for no additional capital contribution as unoccupied lots are leased. MPI may purchase additional partnership units in certain circumstances, but only to the extent that Property tenants purchase additional MPI common shares. Additionally, BRC would receive a priority distribution of the $2,256,000 and would also receive stipulated preferred returns in the event distributions are made from defined excess Net Capital Proceeds under the Partnership Agreement. BRC may not encumber its interest in the Partnership for a period of ten years from the execution of Partnership Agreement.

BRC would be required at MPI's election to fund the purchase of MPI common shares from MPI shareholders who wish to sell their shares or become ineligible to own MPI shares as stipulated in the Contribution Agreement between BRC and MPI. Such shares would be held in treasury by MPI, and BRC's partnership interest in the Partnership would be increased to reflect the amount funded for the shares with a corresponding reduction of MPI's interest in the Partnership.

                  Blue Ribbon Communities Limited Partnership

                      Notes to Balance Sheet (continued)

2.   JOINT VENTURE PARTNERSHIP (CONTINUED)

BRC would contribute $200,000 to the Partnership for future property improvements, and pay $100,000 to MPI for interest and operating costs. Additionally, BRC would advance the costs related to the offering and registration of MPI shares described in Note 1. Such costs will be reimbursed by the Partnership. BRC intends to obtain the necessary funds for such contributions and costs through future capital contributions from its owners. For services related to finding the management company (which is an affiliate of BRC) for the Property, BRC would receive a finder's fee from the Partnership of $120,000, plus costs paid by BRC related to the offering and registration of shares by MPI, to the extent funds are available from the initial capital contributions to the Partnership by MPI. In the event an affiliate of BRC does not manage the Property, BRC would prospectively be entitled to an annual asset management fee equal to one percent of annual gross revenues of the Property, payable in monthly installments for the term of the Partnership. In addition, BRC would be designated as the exclusive sales and marketing agent for the Property, subject to the right of the homeowner to sell their own home, and would have the right to develop and market additional lots in the Property.



On the tenth anniversary of the execution of the Partnership Agreement (September 30, 1998) and on each fifth anniversary thereafter, MPI would have a call right to require BRC to sell to MPI or its affiliates all of BRC's interest in the Partnership at a price determined based on the then market value of the Property.